EXHIBIT 4.12

EXECUTION VERSION

WAREHOUSE LOAN AGREEMENT

Dated as of November 7, 2007

among

BABCOCK & BROWN AIR ACQUISITION I LIMITED, as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CREDIT SUISSE, NEW YORK BRANCH, as Agent

-i-

(continued)

-ii-

(continued)

EXHIBITS

Exhibit A-1	Form of Tranche A Note
Exhibit A-2	Form of Tranche B Note
Exhibit B	Form of Lease Checklist
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Monthly Report
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Request
Exhibit G	Form of Assignment of Lease
Exhibit H	Form of Consent and Agreement
Exhibit I	Form of Agent’s Financing Notice
Exhibit J	Form of Disbursement Certificate
Exhibit K	Form of New Allocation Agreement
Exhibit L	Form of Deferral Request
Exhibit M	Form of Qualifying Lender Certificate

-iii-

(continued)

Page
SCHEDULES
Schedule I	Allocations; Lenders’ Payment Instructions; Designation of Conduit Lenders; Designated Lenders’ Notice Information
Schedule II	Eligibility Criteria
Schedule III	Permitted Countries

-iv-

WAREHOUSE LOAN AGREEMENT

THIS WAREHOUSE LOAN AGREEMENT, dated as of November 7, 2007 (this “Agreement”), among BABCOCK & BROWN AIR ACQUISITION I LIMITED, a Bermuda exempted company (the “Borrower”), THE LENDERS FROM TIME TO TIME PARTY HERETO, and CREDIT SUISSE, NEW YORK BRANCH, a Swiss banking corporation acting through its New York branch (“CS”), as Agent (in such capacity, the “Agent”).

In consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; RULES OF INTERPRETATION

SECTION 1.01 Certain Definitions. For all purposes of this Agreement the following terms shall have the following meanings:

“Acceptable Alternate Engine” means (a) with respect to any Engine subject to a Lease, an aircraft engine that qualifies under the terms of such Lease to replace such Engine and to thereby become an “Engine” as defined in such Lease and, (b) with respect to an Engine not subject to a Lease, an aircraft engine of the same make, model and manufacture, and having a value, utility and airworthiness at least equal to, and being in at least as good an operating and maintenance condition as, and having been maintained in the equivalent or better manner as, the Engine being replaced (assuming that such Engine had been maintained in accordance with the Loan Documents and the applicable Lease); provided that such aircraft engine shall be suitable for installation and use on the Airframe related to the Engine being replaced.

“Additional Borrower Contribution” is defined in clause (a) of Section 5.02.

“Additional Collateral Accounts” means the “Additional Collateral Accounts” established by the Depositary pursuant to the Depository Agreement.

“Additional Margin” means one quarter percent (0.25%) per annum.

“Adjusted Eurodollar Rate” means, for each Interest Period with respect to Loans and for the period from the Business Day immediately succeeding a Prefunding Date to the Transfer Date with respect to Prefunding Advances, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (a) the applicable London Interbank Offered Rate for such Interest Period by (b) 1.00 minus the Eurodollar Reserve Percentage.

“Advance” means each advance of funds by the Lenders to the Borrower or by the Parent of Subscription Contributions to the Borrower pursuant to Section 2.01 hereof.

“Advance Borrowing Base” means, as of any date with respect to the Portfolio and calculated on an aggregate basis (after giving effect to (x) the addition to the Borrowing Base of any and all Aircraft and Qualifying Maintenance Reserves to be added to the Portfolio on such date and (y) the reduction of the Borrowing Base in respect of any and all Aircraft, Airframes or aircraft engines and Qualifying Maintenance Reserves to be released from the Portfolio on such date in accordance with Section 11.23 or otherwise), the sum of (a) eighty-five percent (85.0%) of the Aggregate Aircraft Value at such time plus (b) fifty percent (50%) of the aggregate Qualifying Maintenance Reserves at such time.

“Affiliate” means any Person that has a relationship with the designated Person whereby either of such Persons directly or indirectly controls or is controlled by or is under common control with the other. For this purpose “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Agent” means Credit Suisse, New York Branch, a Swiss banking corporation acting through its New York branch, in its capacity as agent and representative for the Lenders under the Loan Documents pursuant to Article X.

“Agent’s Financing Notice” means a notice in substantially the form of Exhibit I hereto, with appropriate insertions.

“Aggregate Aircraft Value” means, as of any date, the aggregate of the Aircraft Values of each of the Aircraft (including, if calculated on a Transfer Date, aircraft which will become Aircraft on such Transfer Date, but, other than with respect to the calculation of a Prepayment Percentage, excluding any Aircraft which will cease to be an Aircraft at the time of such determination pursuant to Section 11.23 or otherwise).

“Aggregated Additional Interest” is defined in clause (b) of Section 3.04.

“Aggregated Default Interest” is defined in clause (b) of Section 3.04.

“Aggregated Default Interest Rate” means, for any day during any Interest Period, the sum of the Adjusted Eurodollar Rate for such Interest Period plus three and one half percent (3.50%) per annum.

“Aggregate Loan Percentage” means, with respect to any Lender, the ratio, expressed as a percentage, of its unused Allocations and outstanding Loans combined to the aggregate amount of all unused Allocations and outstanding Loans.

“Agreement” is defined in the preamble.

“Aircraft” means (a) individually, each (i) Airframe, together with the Engines identified therewith in an AS Joinder and Security Agreement Supplement and owned legally or beneficially by an Aircraft Owning Subsidiary, whether or not any of such Engines may at any time of determination be installed on such Airframe or installed on any other airframe, and the Aircraft Documentation in respect thereof or (ii) each spare engine that may be acquired by the

Borrower or an Aircraft Subsidiary with an Airframe and the Aircraft Documentation in respect thereof and (b) collectively, all such Aircraft.

“Aircraft Documentation” means, with respect to each Aircraft then subject to a Lease, the “aircraft documents,” “technical documents” or similarly defined term in such Lease and with respect to each Aircraft not then subject to a Lease (a) the documents (including microfilm), data, manuals, diagrams and other written information originally furnished by the Manufacturer and/or the Seller and/or the Borrower, (b) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Airframes and Engines pursuant to the terms of any Leases related to such Airframes and Engines during the term of such Leases, (c) the documents, records, logs and other data maintained (or required to be maintained) in respect of the Airframes and Engines pursuant to the applicable Aviation Authority under which the Airframes and Engines are subject, and (d) the documents, records, logs and other data maintained (or recommended to be maintained) in respect of the Airframes and Engines pursuant to the applicable Manufacturer’s recommendations and/or the Maintenance Program, as applicable.

“Aircraft Expenses” means (a) with respect to the Portfolio, (i) storage, maintenance, test flight, navigation, landing, operation, ferry flights, shipping fuel, repossession (whether or not successful), reconfiguration, inspection, refurbishment, upgrade, integration, repair and engine replacement expenses related to the Aircraft and Engines incurred by the Borrower, any direct or indirect Subsidiary of the Borrower or the Servicers, including all expenses relating to compliance with airworthiness directives and service bulletins, and the fees and expenses of independent technicians and other experts retained for any of the foregoing purposes other than with respect to expenditures specifically agreed to be borne by the Servicers; (ii) amounts due and payable under Section 11.05 related to acquisition of an Aircraft or an Aircraft Owning Subsidiary, (iii) insurance expenses related to the Aircraft and Engines, including, without limitation, all premiums and all fees and expenses of insurance advisors and brokers; (iv) fees and expenses of appraisers and independent advisors; (v) outside legal counsel fees and expenses and other professional fees and expenses (A) related to litigation concerning any Aircraft, Engine or Lease, (B) related to negotiations, documentation, registration, legal opinions and other legal assistance normally requested by the Agent in connection with the acquisition, disposition or leasing of an Aircraft or Engine or registering an Aircraft or an Engine, (C) related to any actual or proposed amendment, forbearance and subleasing relating to any Aircraft, Engine or Lease, (D) related to any actual or proposed enforcement, workout, repossession, foreclosure, restructuring or other remedial action relating to any Aircraft, Engine or Lease and (E) related to maintenance of the registration of the Aircraft or the related Aircraft Subsidiary’s title or interest therein; (vi) all amounts payable by the Borrower or any Subsidiary of the Borrower pursuant to any Lease or termination thereof or otherwise; (vii) sales, use and property taxes, income taxes paid by the Borrower or any Aircraft Subsidiary and other taxes (including any of those which may have been paid by either Servicer on behalf of any of the Borrower or any Subsidiary of the Borrower) payable in connection with the ownership, sale or lease of any Aircraft or Engine by or on behalf of the Borrower or any Subsidiary thereof or otherwise payable by the Borrower or any Subsidiary thereof; and (viii) remarketing expenses and broker fees in connection with the actual or potential sale or lease of any Aircraft and (b) all other fees, costs and operating expenses of the Borrower and each of its Subsidiaries, including, without limitation, those incurred in connection with maintaining the Borrower and each of its Subsidiaries (including trustees fees), obtaining and maintaining in effect any consent, permit, license or registration required by any Governmental Entity (other than those to which any amounts are applied (or that would be applied) under any provision in Section 3.03 other than clause third of Section 3.03(a), clause fifteenth of Section 3.03(b) or clause second of Section 3.03(c), and other than any fees, costs and expenses financed with Loans, as permitted under clause (e) of Section 2.01), including all day-to-day expenses and all capital costs; provided however, in no event shall Aircraft Expenses include Excluded Expenses.

“Aircraft Expenses Account” means the “Aircraft Expenses Account” established by the Depositary pursuant to the Depository Agreement.

“Aircraft Holding Subsidiary” means a wholly-owned (directly or indirectly) Subsidiary of the Borrower which was created for the sole purpose of owning Aircraft Owning Subsidiaries or Aircraft Leasing Subsidiaries.

“Aircraft Leasing Subsidiary” means (a) a wholly-owned (directly or indirectly) subsidiary of the Borrower which is a corporation, limited liability company or similar entity which was created for the sole purpose of leasing an Aircraft from an Aircraft Owning Subsidiary and leasing such Aircraft to a Lessee or (b) a trust, the entire beneficial interest in which is wholly-owned (directly or indirectly) by the Borrower, which was created for the sole purpose of leasing (directly or indirectly) an Aircraft from an Aircraft Owning Subsidiary and leasing such Aircraft to a Lessee, in any case, incorporated, organized or formed under the laws of any state of the United States (or the District of Columbia), Ireland, the Cayman Islands or any other jurisdiction acceptable to the Agent.

“Aircraft Lending Subsidiary” means a wholly-owned (directly or indirectly) subsidiary of the Borrower which was created for the sole purpose of borrowing money from the Borrower and lending money to an Aircraft Owning Subsidiary.

“Aircraft Owning Subsidiary” means (a) a wholly-owned (directly or indirectly) subsidiary of the Borrower which is a corporation, limited liability company or similar entity which was created for the sole purpose of owning and leasing an Aircraft or (b) a statutory or grantor trust, the entire beneficial interest in which is wholly-owned (directly or indirectly) by the Borrower, which was created for the sole purpose of owning and leasing an Aircraft, in any case, incorporated, organized or formed under the laws of any state of the United States (or the District of Columbia), Ireland or any other jurisdiction acceptable to the Agent.

“Aircraft Subsidiary” means any Aircraft Holding Subsidiary, Aircraft Leasing Subsidiary, Aircraft Lending Subsidiary or Aircraft Owning Subsidiary.

“Aircraft Value” means, with respect to any Aircraft, the arithmetic average of the Appraised Values as set forth in three Independent Appraisals, one from each of the three Independent Appraisers, then most recently delivered to the Agent (or, in the case of an Aircraft which has suffered an Event of Loss, then most recently delivered to the Agent prior to such Event of Loss).

“Airframe” means, in respect of each Aircraft, (a) the airframe constituting part of such Aircraft and bearing the Manufacturer’s serial number and registration and nationality mark set forth on the applicable Lease and AS Joinder and Security Agreement Supplement; and (b) any and all Parts so long as the same shall be incorporated or installed in, or attached to, such Airframe, or after removal therefrom, so long as the same shall remain owned by the Aircraft Owning Subsidiary that owns such Aircraft.

“Allocated Amount” means, with respect to any Aircraft, the product of (A) the Prepayment Percentage related to such Aircraft immediately prior to the event which gives rise to the applicable prepayment obligation times (B) the Total Reference Amount at the time of calculation.

“Allocated Debt” means, with respect to any Aircraft, the Allocated Amount multiplied by the Debt Percentage.

“Allocation” means, (a) with respect to any Designated Lender, its Tranche A Allocation and its Tranche B Allocation, as applicable and (b) with respect to all Designated Lenders, all Tranche A Allocations and Tranche B Allocations, as applicable, provided that no Lender shall be deemed to have an Allocation on or after the Availability Expiration Date.

“Annual Budget” means a detailed annual budget for the Borrower which shall, among other things, specify for each month in such annual period, (a) the Borrower’s projected revenues, including projected rental receipts, reinvestment income, maintenance receipts and aircraft sales receipts and miscellaneous receipts and late interest received, (b) the Borrower’s projected expenses, including interest on the Notes, Derivatives Obligations, Aircraft related expenditures, Servicers’ Fees, Sales Fees, trustee’s fees and miscellaneous expenses and (c) such other information reasonably requested by the Agent, in form and substance reasonably satisfactory to the Agent.

“Applicable Aircraft” means, with regard to each Advance, any aircraft whose acquisition is being financed by such Advance plus additional capital contributions from the Parent, if applicable.

“Applicable Aircraft Subsidiary” means, with regard to each Advance, any Aircraft Subsidiary whose aircraft or intercompany loan will be financed by such Advance plus additional capital contributions from the Parent, if applicable.

“Applicable Law” means all applicable laws, treaties, judgments, decrees, injunctions, writs and orders of any court, Governmental Entity or authority and all applicable rules, regulations, orders, directives, licenses and permits of any governmental body, instrumentality, agency or authority and all applicable interpretations thereof.

“Applicable Margin” means, at any time of determination, with respect to the Loans set forth below (and with respect to the Reference Margin), the applicable rate per annum set forth below based upon the ratings of the Loans set forth below:

Reference Margin	2.50%
Tranche A Margin	1.25%
Tranche B Margin	4.00%

“Applicable Rate” means (a) with respect to Base Rate Loans and Base Rate Advances, the sum of the Corporate Base Rate plus the Applicable Margin and (b) with respect to LIBOR Loans and LIBOR Advances, the sum of the Adjusted Eurodollar Rate plus the Applicable Margin.

“Appraised Value” means, with respect to any Aircraft, the “Base Value” (as defined by ISTAT or any similar term that is reasonably acceptable to the Agent), adjusted (i) for the current physical condition of such Aircraft based on the most recent Physical Inspection Report and (ii) as provided in Section 7.01(f)(v), as such value is determined by the applicable Independent Appraiser.

“Approved Fund” means (a) with respect to any Designated Lender, an entity (whether a corporation, partnership, limited liability company, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed by such Designated Lender or an Affiliate of such Designated Lender, (b) with respect to any Designated Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Designated Lender or by an Affiliate of such investment advisor, (c) any Conduit Lender, and (d) with respect to any Conduit Lender, any of its Support Parties.

“AS Joinder and Security Agreement Supplement” is defined in the Security Agreement.

“Assignment Agreement” means any agreement relating to the assignment or novation of the Seller’s rights under a Lease to the applicable Aircraft Subsidiary.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C hereto, with appropriate insertions and deletions, or with such other changes as may be reasonably agreed to by the Agent.

“Authorized Officer” means, with respect to any Person, the President or any Vice President of such Person (or in the case of a limited liability company, any President, Vice President or Director of a direct or indirect manager thereof), or any other authorized signatory or agent for such Person who has been authorized by the Board of Directors (or comparable authorizing body) of such Person to perform the specific act or duty or to sign the specific document in question.

“Authorized Sale” is defined in clause (g) of Section 3.02.

“Availability Expiration Date” means the last day of the Availability Period, as such Availability Period may be extended or terminated from time to time in accordance with the provisions of this Agreement.

“Availability Period” means a period of twenty four (24) months commencing on the Closing Date, as extended in accordance with Section 2.02, and as earlier terminated pursuant to the terms hereof, including Section 2.07 or Section 2.08 hereof.

“Average Three Month Interest Coverage Ratio” means, with respect to any three consecutive full, one-month Measuring Periods occurring after the first Transfer Date, the ratio of (a) the aggregate amount of Monthly Rent (including any overdue Monthly Rent) actually collected and paid into the Facility Accounts (excluding Individual AS Accounts) during such Measuring Periods, plus, without duplication, the aggregate amount of Deposits transferred during such Measuring Periods to the Rent Accounts in connection with a Lease Event of Default or Lease Default (it being understood that this clause (a) does not include Servicer Advances), to (b) the aggregate amount of interest accrued on the Tranche A Loans and the Tranche B Loans during such Measuring Periods (excluding Aggregated Additional Interest), minus any amounts received by the Borrower during such Measuring Periods under any Derivatives Agreements, plus any amounts paid by the Borrower during such Measuring Periods under any Derivatives Agreements.

“Aviation Authority” means, with respect to any Aircraft, any Person who is or shall from time to time be vested with the control and supervision of, or have jurisdiction over, the registration, airworthiness and operation of aircraft or other matters relating to civil aviation in the State of Registration under Applicable Law.

“Babcock” means Babcock & Brown Limited, a company organized under the laws of Australia.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. 101 et seq.), as in effect from time to time and any successor statute.

“Base Rate Advance” means a Prefunding Advance bearing interest at a fluctuating rate determined by reference to the Corporate Base Rate.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Corporate Base Rate.

“BBAir Party” means Parent and any Subsidiary thereof.

“BBAM” means Babcock & Brown Aircraft Management LLC, a Delaware limited liability company.

“BBAM Europe” means Babcock & Brown Aircraft Management (Europe) Limited.

“BBAM Party” means BBAM, BBAM Europe and any Affiliate of either BBAM or BBAM Europe.

“Bermuda Share Pledge” means the Share Charge, dated as of the date hereof, by the Parent in favor of the Collateral Agent, in form and substance satisfactory to the Agent.

“Bills of Sale” means all bills of sale delivered to the applicable Aircraft Owning Subsidiary from the respective sellers in connection with such Aircraft Owning Subsidiary’s purchase of an Aircraft (in each case whether or not such Aircraft Owning Subsidiary is actually a Subsidiary of the Borrower at such time).

“Borrower” is defined in the preamble.

“Borrowing Base” means, as of any date with respect to the Portfolio and calculated on an aggregate basis (after giving effect to (a) the addition to the Borrowing Base of any and all Aircraft and Qualifying Maintenance Reserves to be added to the Portfolio on such date and (b) the reduction of the Borrowing Base in respect of any and all Aircraft, Airframes or Engines and Qualifying Maintenance Reserves to be released from the Portfolio on such date in accordance with Section 11.23 or otherwise), the sum of (i) eighty-five percent (85.0%) of the Aggregate Aircraft Value at such time (excluding the Aircraft Value of any Aircraft for which the related Collateral of the Borrower and each applicable Aircraft Subsidiary is not subject to a Lien that is perfected (unless perfection is not required pursuant to Section 8.02) or first in priority (other than with respect to Permitted Liens)) plus (ii) fifty percent (50%) of the aggregate Qualifying Maintenance Reserves at such time plus (iii) the Cash Collateral (excluding maintenance reserves and security deposits) minus (iv) the Aircraft Value of all Aircraft as to which the Borrower has breached its obligations contained in a Deferral Request.

“Break Amount” means, with respect to any repayment of the Loan on any day other than a Settlement Date the amount equal to the product of (i) the amount to be repaid, (ii) the amount (if any) expressed as a percentage by which London Interbank Offered Rate as of the Settlement Date before the date of repayment for the period from that Settlement Date to the next succeeding Settlement Date on an amount equal to the amount to be repaid exceeds (in which case the Break Amount shall be positive) or is less than (in which case the Break Amount shall be negative) London Interbank Bid Rate as of the date of such repayment on such amount to be repaid for the period from the date of repayment to the next succeeding Settlement Date and (iii) a fraction, the numerator of which is the number of days from and including the date of repayment, to but excluding the date when interest would next have been payable on a Loan and the denominator of which is 360.

“Break Costs” means the absolute value of the relevant Break Amount if such Break Amount is a positive number.

“Business Day” means any day of the week, other than a Saturday or a Sunday, on which banks are open for business in London, England, for the conduct of transactions in the London interbank market and on which commercial banks in New York City, New York, and San Francisco, California, are open for business and are not required or authorized to close.

“Buyout Notice” is defined in clause (a)(ii) of Section 9.04.

“Buyout Purchase Price” is defined in clause (a)(i) of Section 9.04.

“Calculation Date” means, with respect to any Settlement Date, the last day of the calendar month immediately preceding such Settlement Date.

“Cape Town Convention” means, collectively, the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment, adopted on November 16, 2001, in Cape Town, South Africa. Any reference to the Cape Town Convention is a reference to the English language version of the same.

“Capital Stock” means, with respect to any Person, any and all shares, interests (including membership interests in limited liability companies), participations, rights (including options, warrants and the like convertible or exercisable into shares of Capital Stock) or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Cash Adjusted Eurodollar Rate” means for the period from the Prefunding Date to the next succeeding Business Day with respect to Prefunding Advances, the quotient obtained (rounded upward, if necessary, to the next higher 1/100th of 1%) by dividing (a) the applicable Cash London Interbank Offered Rate for such period by (b) 1.00 minus the Eurodollar Reserve Percentage.

“Cash Collateral” means, at any time of determination, amounts of cash and the principal amount of Permitted Investments deposited in, and held in, the Cash Collateral Account.

“Cash Collateral Account” means the “Cash Collateral Account” established by the Depositary pursuant to the Depository Agreement.

“Cash Collateral Target Amount” means, with respect to each Settlement Date, an amount equal to the result of (i) $16,000,000 plus (ii) 10% of the aggregate Monthly Rent actually collected during the Measuring Period related to such Settlement Date and each prior Settlement Date for aircraft that remain Aircraft on such Settlement Date, plus (iii) 10% of the aggregate amount of Deposits related to each Lessee applied to cover Monthly Rent of such Lessee during the Measuring Period relating to such Settlement Date and each prior Settlement Date for aircraft that remain Aircraft on such Settlement Date; provided however, that in no event shall the Cash Collateral Target Amount exceed the greater of (x) $16,000,000 and (y) 5.0% of the Maximum Facility Amount at the time of calculation.

“Cash Flow” means all amounts due and owing to, or received by, the Borrower or any Subsidiary thereof from any source (including a seller of Aircraft in connection with the purchase, ownership, operation or sale of the Portfolio (or any portion thereof), including prepaid rent, Maintenance Reserves, Deposits, Monthly Rent, insurance proceeds and all amounts paid under each Lease and all amounts receivable or received by the Borrower or the Aircraft Owning Subsidiaries pursuant to any Loan Document, other than Excepted Payments.

“Cash London Interbank Offered Rate” means, for any Prefunding Period:

(a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two Business Days after the first day of the Prefunding Period), determined as of approximately 11:00 a.m. (London time) on the first day of the Prefunding Period; or

(b) if the rate referred to in clause (a) above does not appear on such Telerate page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two Business Days after the first day of the Prefunding Period), determined as of approximately 11:00 a.m. (London time) on the first day of such Prefunding Period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upwards to the next 1/100th of 1%) at which one-month deposits in Dollars for delivery two Business Days after the first day of the Prefunding Period in same day funds in the approximate amount of the Prefunding Advances held by Credit Suisse, New York Branch, as would be offered by the principal London Office of Credit Suisse to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) on the first day of such Prefunding Period; or

(d) subject to Article IV, if the rates referenced in the preceding clauses (a), (b) and (c) are not available or are not established for any reason for any Interest Period, the “Cash London Interbank Offered Rate” shall equal the Corporate Base Rate for each day during such Prefunding Period until such rates can be determined pursuant to clause (a), (b) or (c) above.

“Change In Law” means an introduction, enactment, imposition, implementation, phase in or variation or change of any law, treaty provision, order, regulation or official directive, concession, guideline, decision, request or requirement by any central bank, fiscal, governmental or other competent authority (whether or not having the force of law but in respect of which compliance in the relevant jurisdiction is generally customary) or any change in any interpretation, implementation, phase in, effectiveness or application, or the introduction or making of any new or further interpretation, implementation, phase in, effectiveness or application by any court, tribunal, central bank, fiscal, governmental, or other competent authority or compliance with any new or different request or direction made after the date hereof (in either case whether or not having the force of law but in respect of which compliance in the relevant jurisdiction is generally customary) from any central bank, fiscal, governmental or other competent authority. The implementation and/or phase in of the International Convergence of Capital Measurement and Capital Standards: A Revised Framework (Basel II) shall be deemed a Change In Law.

“Change of Control” means any of the following:

(a) for so long as BBAM is a Servicer, Babcock shall not own legally and beneficially (directly or indirectly) at least fifty-one percent (51%) of all outstanding Capital Stock (both by vote and by value) of BBAM; or

(b) Babcock shall not directly or indirectly own legally and beneficially at least five percent (5%) of all outstanding Capital Stock (both by vote and by value) of the Parent; or

(c) Parent shall not own legally and beneficially one hundred percent (100%) of all outstanding Capital Stock (both by vote and by value) of the Borrower; or

(d) the Borrower shall not own legally or beneficially (directly or indirectly) one hundred percent (100%) of all outstanding Capital Stock (both by vote and by value) of each Aircraft Subsidiary, unless such Aircraft Subsidiary is released from the Lien of the Security Documents in accordance with Section 11.23.

“Chattel Paper Legend” means the following statement: COUNTERPART NO. __ OF 6 SERIALLY NUMBERED, MANUALLY EXECUTED COUNTERPARTS. TO THE EXTENT THAT THIS AGREEMENT CONSTITUTES CHATTEL PAPER UNDER THE UNIFORM COMMERCIAL CODE IN THE UNITED STATES OR ANY CORRESPONDING LAW IN ANY OTHER JURISDICTION, NO SECURITY INTEREST IN THIS AGREEMENT MAY BE CREATED THROUGH THE TRANSFER OR POSSESSION OF ANY COUNTERPART HERETO OTHER THAN COUNTERPART NO. 1.

“Closing Date” means November 7, 2007.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the property, rights and privileges in which the Collateral Agent is granted a security interest under the Loan Documents.

“Collateral Agent” means Deutsche Bank Trust Company Americas, a New York banking corporation, in its capacity as collateral agent and representative for the Protected Parties under the Security Agreement and the Depository Agreement.

“Collateral Deficiency” means, as of any date of determination, the Dollar amount of the excess, if any, of the aggregate outstanding principal amount of the Loans as of such date over the Borrowing Base calculated as of such date.

“Collection Accounts” means the “Collection Accounts” established by the Depositary pursuant to the Depository Agreement.

“Competitor” means any of the following Persons:

(a) any Person (other than BBAM and its Affiliates) engaged in, or which has an Affiliate engaged in, the business of manufacturing aircraft or aircraft engines, which business had consolidated revenues attributable to such business for such Person’s and/or its Affiliates’, as the case may be, most recently completed fiscal year in excess of $200,000,000; or

(b) any of the following Persons (or any of their respective Affiliates) and their respective successors:

(i)	AerCap USA, Inc.;
(ii)	Aircastle Limited;

(iii)	Arkia Leasing;
(iv)	Aviation Capital Group;
(v)	AWAS Aviation Holding LLC;
(vi)	BOC Aviation;
(vii)	Boeing Capital Corporation;
(viii)	CIT Group Inc.;
(ix)	Dubai Aerospace Enterprise;
(xiii)	GE Commercial Aviation Services Limited;
(xiv)	Genesis Lease Limited;
(xv)	International Lease Finance Corporation;
(xvi)	Macquarie Aircraft Leasing Limited;
(xvii)	Marathon Asset Management LLC;
(xviii)	Oak Hill Capital Management, Inc.;
(xix)	ORIX Aviation Systems Ltd;
(xx)	Pegasus Aviation Finance Company, Inc.;
(xxi)	Pembroke Capital Limited;
(xxii)	Q Aviation, LLC;
(xxiii)	RBS Aviation Capital;
(xxiv)	Terra Firma Capital Partners Limited; or

(c) any other Person (or any Affiliate thereof) (other than BBAM, and its Affiliates) which either (x) engages in a business as an operating lessor of commercial aircraft in competition with the Borrower in succession to any of the Persons specified in clause (b) above or (y) has consolidated aircraft operating leasing-related revenues (excluding revenues from sales of aircraft) attributable to such business for its most recently completed fiscal year in excess of $150,000,000;

provided that the term “Competitor” shall not include Credit Suisse or any of its Affiliates.

“Concentration Accounts” means the “Concentration Accounts” established by the Depositary pursuant to the Depository Agreement.

“Conduit Lender” means any Lender which is designated as a Conduit Lender pursuant to Section 2.04.

“Contingent Obligation” of a Person in respect of any Indebtedness of another Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon such Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take-or-pay contract, application for a letter of credit or granting of a security interest in any property of such Person to secure such Indebtedness of such other Person; provided that “Contingent Obligation” shall not include any undertaking by a Person on behalf of another Person in respect of representations and warranties in connection with the sale of Aircraft.

“Contracting State” means any country which is a signatory to the Cape Town Convention and in which the Cape Town Convention is currently in full force and effect.

“Corporate Base Rate” means, for any day, the higher of (a) the base commercial lending rate per annum announced from time to time by Credit Suisse in New York in effect on such day, or (b) the interest rate per annum quoted by Credit Suisse at approximately 11:00 a.m., New York City time, on such day, to dealers in the New York Federal funds market for the overnight offering of funds by Credit Suisse plus one-half of one percent (0.50%). The Corporate Base Rate is not intended to represent the lowest rate charged by Credit Suisse for extensions of credit.

“Covered Party” is defined in Section 4.05(a).

“CS” is defined in the preamble.

“Default Margin” means, as of any date, 1.00% per annum.

“Debt Percentage” means a percentage calculated as follows: x/y

where	x = aggregate outstanding principal balance of the Loans; and
y = Total Reference Amount.

“Deferral Request” means a Deferral Request substantially in the form of Exhibit M hereto, with appropriate insertions and deletions, or with such other changes as may be reasonably agreed to by the Agent.

“Deposit” is defined in clause (b) of Section 7.04.

“Deposit Accounts” means the “Deposit Accounts” established by the Depositary pursuant to the Depository Agreement.

“Depositary” means Deutsche Bank Trust Company Americas, a New York banking corporation, or a successor thereto appointed pursuant to the Depository Agreement.

“Depository Accounts” is defined in Section 1.01 of the Depository Agreement.

“Depository Agreement” means the Depository Agreement dated as of the date hereof, among the Borrower, the Collateral Agent, the Agent and the Depositary.

“Depreciated Purchase Price” means with respect to any Aircraft as of any date of determination, the difference of (a) the original Purchase Price of such Aircraft minus (b) the product of (x) the Monthly Depreciation of such Aircraft multiplied by (y) the number of Months elapsed from the Transfer Date of such Aircraft to such date of determination.

“Derivatives Agreement” means any and all rate swap transactions, currency swap transactions or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), in each case, entered into by the Borrower with a Derivatives Creditor in relation to this Agreement.

“Derivatives Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Derivatives Agreements with the Borrower (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns.

“Derivatives Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under the Bankruptcy Code) of such Person in respect of any Derivatives Agreement, excluding any amounts which such Person is entitled to set-off against its obligations under Applicable Law.

“Derivatives Termination Value” means, as of any date after the termination of any Derivatives Agreement, after taking into account the effect of any legally enforceable netting agreements relating to such Derivatives Agreement, the amount payable by (in which case the amount shall be positive) or payable to (in which case the amount shall be negative), the Borrower as a result of the termination of such Derivatives Agreement.

“Designated Lender” means any Lender other than a Conduit Lender.

“Disbursement Certificate” means a Disbursement Certificate relating to reserves for Aircraft Expenses delivered by the Borrower and the Servicers to the Agent pursuant to Section 3.03, in the form of Exhibit J attached hereto.

“Dispose” or “Disposition” is defined in clause (d) of Section 7.02.

“Dollar” or “Dollars” or “$” means the legal currency of the United States.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of a Lender, (c) in the case of an assignment pursuant to a Support Facility, any Support Party, (d) any Approved Fund and (e) any other Person that is a financial institution, institutional investor or investment fund provided that in the case of clause (b), (d) and (e), such Person shall have been approved by the Agent and, provided no Facility Event of Default, Facility Default described in clause (ii) or (iii) of

Section 9.01(h) or Servicer Replacement Event has occurred and is continuing, the Borrower, such approvals not to be unreasonably withheld.

“Engine” means with respect to any Aircraft (a) each of the aircraft engines, identified by Manufacturer’s model and serial number in a Lease and AS Joinder and Security Agreement Supplement, whether or not attached to the Airframe of such Aircraft or any other airframe on the Transfer Date, or (b) an Acceptable Alternate Engine subsequently substituted therefor in accordance with the provisions of the relevant Lease or this Agreement, whether or not from time to time any such aircraft engine is installed on the Airframe of such Aircraft or installed on any other airframe, together in each case with any and all Parts incorporated or installed in or attached to such aircraft engine and any and all Parts removed therefrom so long as the same shall remain owned by the Aircraft Owning Subsidiary that owns such Aircraft.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) that is treated as a single employer together with the Borrower under Section 414 of the Code.

“Eurodollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion Dollars in respect of “Eurocurrency liabilities”, whether or not a Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for prorations, exceptions or offsets that may be available from time to time to a Lender. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Loss” means, with respect to any Aircraft, Airframe or Engine, any of the following events with respect to such property:

(a) during the term of any Lease with respect to such Aircraft, such Aircraft shall have been deemed under such Lease to have suffered an “event of loss” (as such term or similar term is defined in the applicable Lease) as to the entire Aircraft; and

(b) when no Lease is in effect for such Aircraft, Airframe or Engine, any of the following events with respect to such Aircraft, Airframe or Engine:

(i) loss of such Aircraft, Airframe or Engine or the use of such Aircraft, Airframe or Engine for a period in excess of ninety (90) days due to destruction of or damage to such property which renders repair uneconomic or which renders such property permanently unfit for normal use;

(ii) any damage to such Aircraft, Airframe or Engine which results in the receipt of insurance proceeds by either Servicer, the Borrower, any Aircraft Subsidiary, the Collateral Agent or the Agent with respect to such Aircraft,

Airframe or Engine on the basis of an actual, constructive or compromised total loss;

(iii) the theft or disappearance of such Aircraft, Airframe or Engine for a period in excess of ninety (90) consecutive days; or

(iv) the condemnation, confiscation, seizure of or requisition or taking of title to such Aircraft, Airframe or Engine by any Governmental Entity for a continuous period of more than six (6) months; other than a requisition of any Aircraft by an instrumentality or agency of the United States, the obligations of which bear the full faith and credit of the United States, if such Person makes periodic cash payments for the use of the Aircraft at the prevailing market rate.

An Event of Loss with respect to an Aircraft shall be deemed to have occurred if an Event of Loss occurs with respect to the Airframe which is a part of such Aircraft. An Event of Loss to an Engine only shall not constitute an Event of Loss with respect to the Aircraft of which such Engine is a part.

“Excepted Payments” means (a) the amount on deposit in the Luxembourg Account from time to time to the extent such amount does not exceed $20,000 and (b) amounts payable or paid to the Borrower, the Aircraft Subsidiaries, the Agent or any Lender (or any similar party defined and used in a Lease), or any other Person for (i) any indemnity payments or similar obligations payable by a Lessee to any Lessor, the Borrower, either Servicer or any of their Affiliates or any third party, including any officer, director, employee or agent thereof under or pursuant to a Lease, (ii) proceeds of public liability insurance (including insurance maintained by the Borrower or any Aircraft Subsidiary for its own account) payable to or for the benefit of the Borrower, any Aircraft Subsidiary, the Lessee or either Servicer (or governmental indemnities in lieu thereof) and (iii) any rights to enforce and collect the same.

“Excess Amounts” is defined in Section 11.03(b).

“Excluded Expenses” means (i) the costs and expenses of any counsel to the Parent, the Borrower and each Aircraft Subsidiary other than as expressly permitted under clause (a)(v) of the definition of Aircraft Expenses, (ii) all out-of-pocket costs and expenses of the Servicers incurred in connection with the acquisition of an Aircraft (other than the costs of the Independent Appraisals and Physical Inspection Reports provided in accordance with this Agreement) and (iii) any costs and expenses of the Parent, the Borrower or any Aircraft Subsidiary incurred in connection with the enforcement or exercise of remedies by the Agent or the Collateral Agent under this Agreement or any other Loan Document.

“FAA” means the Federal Aviation Administration of the United States or any successor agency performing the duties thereof.

“Facility Amount” means, individually, the Total Tranche A Facility Amount, the Total Tranche B Facility Amount or the Total Subscription Amount, as the context requires.

“Facility Default” means any event which, with the giving of notice or lapse of time or both, would constitute a Facility Event of Default.

“Facility Event of Default” is defined in Section 9.01.

“Facility Utilization Trigger Date” means the six (6) month anniversary of the date the Total Reference Amount exceeds 90% of the Maximum Facility Amount.

“Federal Aviation Act” or “Act” means Subtitle VII of Title 49 of the United States Code, and the rules and regulations promulgated thereunder, as in effect on the Closing Date, and as modified or amended hereafter, or any subsequent legislation that supplements or supersedes such Subtitle.

“Fiscal Quarter” means a quarter ending on the last day of March, June, September or December.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2007 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Follow-On Lease” is defined in clause (n) of Section 7.01.

“Free Cash Rate of Return” means, as of any date, a rate per annum at any time determined in accordance with the following formula:

Free Cash Rate of Return =	[	(I x P) - ((AI x AP) + (BI x BP));	]
SB

where
“AI”	=	RR + Tranche A Margin;
“AP” =	=	the aggregate unpaid principal balance at any time of the amounts advanced by the Tranche A Lenders to the Borrower;
“BI”	=	RR + Tranche B Margin;
“BP”	=	the aggregate unpaid principal balance at any time of the amounts advanced by the Tranche B Lenders to the Borrower;
“I”	=	RR + M;
“M”	=	Reference Margin;
“P”	=	AP + BP + SB;
“RR”	=	Corporate Base Rate or Adjusted Eurodollar Rate in effect for the Loans during the applicable Interest Period; and
“SB”	=	Subscription Balance.

“Free Cash Return” means for any period, a return on the Subscription Balance calculated at the Free Cash Rate of Return.

“Free Cash Suspension Event” means on any Calculation Date, any of the following:

(a) a Facility Event of Default has occurred and is continuing;

(b) the Average Three Month Interest Coverage Ratio is less than 1.35:1.00 (exclusive of all Servicer Advances during any of the relevant Measuring Periods); or

(c) the first Interim Repayment Date has occurred.

“Funding Package” means, with respect to each Aircraft proposed by the Borrower to become part of the Portfolio, the following information:

(a) a summary of the proposed transaction;

(b) a working group list and term sheet related to such transaction;

(c) the related Request;

(d) the related Lease Checklist;

(e) the related proposed Lease(s), Assignment Agreement, Sale Agreement and Bill(s) of Sale;

(f) three (3) Independent Appraisals, each from a different Independent Appraiser, which shall be issued and dated within sixty (60) days of the proposed Transfer Date and based upon the Physical Inspection Report described in clause (g) below with respect to such proposed Aircraft (or, if such Aircraft was manufactured less than one (1) year prior to such proposed Transfer Date, based on the Independent Appraisers’ assumption as to the condition of the Aircraft based upon the number of hours and cycles of operation with respect to the related Airframe and each related Engine);

(g) (i) a Physical Inspection Report for such proposed Aircraft (other than with respect to newly manufactured aircraft being delivered from the Manufacturer on the applicable Transfer Date), based upon a full physical inspection of such Aircraft conducted not earlier than ninety (90) days before the date of the latest of the three Independent Appraisals delivered pursuant to clause (f) above or (ii) with respect to any Aircraft that was manufactured less than one (1) year prior to the applicable Transfer Date, a written report setting forth the total number of hours and cycles elapsed with respect to the related Airframe and each related Engine;

(h) technical data related to the proposed Aircraft;

(i) substantial information regarding the jurisdiction of the proposed lessee and the proposed aircraft’s country of registration as may be requested by the Agent;

(j) detailed financial, credit and operational information on the Lessee under the proposed Lease, including audited financial statements for the four (4) prior fiscal years of the Lessee unless, after commercially reasonable efforts, the Borrower was unable to obtain such financial statements, and

(k) if available, a six-month payment history on the proposed Lessee.

“GAAP” means, for any Person, generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and are consistently applied as to such Person.

“Governmental Entity” means (a) any domestic or foreign national government, political subdivision thereof, or local jurisdiction therein having jurisdiction over any Aircraft or its operation, the Borrower, either Servicer, any Aircraft Subsidiary, the Agent, the Collateral Agent, the Depositary or any Lender; (b) any domestic or foreign board, commission, department, minister, ministry, division, organ, instrumentality, court, or agency of any thereof, however constituted; and (c) any other domestic or foreign entity or institution or Person having jurisdiction over any Aircraft or its operation, the Borrower, either Servicer, any Aircraft Subsidiary, the Agent, the Collateral Agent, the Depositary or any Lender.

“Granting Lender” is defined in Section 2.04.

“IAA” means the Irish Aviation Authority or any successor agency performing the duties thereof.

“IFRS” means, for any Person, international financial reporting standards set forth in the opinions, statements and pronouncements of the International Accounting Standards Board and the International Accounting Standards Committee and set forth in International Accounting Standards and International Financial Reporting Standards.

“Illegality Event” is defined in Section 4.01.

“Impermissible Qualification” means, with respect to any Person, any qualification or exception to the opinion or certification of any independent public accountant as to any financial statement of such Person (a) which is of a “going concern” or similar nature; (b) which relates to the limited scope of examination of matters relevant to such financial statement; or (c) in the case of any financial statement of the Borrower, which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to result in a Facility Default or a Facility Event of Default.

“Indebtedness” means, with respect to any Person, without duplication, all obligations and liabilities of such Person: (a) for borrowed money; (b) evidenced by bonds, notes, debentures and other similar instruments; (c) under conditional sale or other title retention agreements relating to property purchased by such Person; (d) secured by any mortgage, pledge or other lien on property owned or acquired by such Person whether or not such indebtedness or obligation has, or such liabilities have, been assumed by such Person; (e) for any capitalized lease obligations of such Person; and (f) for any guaranty by such Person of, or other Contingent Obligation of such Person for, the Indebtedness of any other Person.

“Indemnitee” is defined in Section 11.02.

“Independent Appraisal” means a document executed by an Independent Appraiser, prepared on a “desktop” basis, setting forth the Appraised Value of the item of equipment being appraised and the data and explanation, all in reasonable detail, supporting such Appraised Value.

“Independent Appraiser” means ASCEND – (a division of Airclaims Limited); Aircraft Information Services, Inc.; and BK Associates, Inc. or, in substitution of any of the foregoing appraisers if any such appraiser ceases to provide appraisals of commercial aircraft on commercially reasonable terms, any independent aircraft appraisal expert of recognized standing, certified by ISTAT and (i) selected by the Borrower and consented to by the Agent, such consent of the Agent not to be unreasonably withheld, or (ii) selected by the Agent and consented to by the Borrower, such consent of the Borrower not to be unreasonably withheld; provided that no such consent of the Borrower shall be required so long as a Servicer Replacement Event, Facility Default or a Facility Event of Default shall have occurred and be continuing.

“Independent Physical Inspector” means Aviation Support Group, Plane Quality Limited, Plane Services Inc., Jet Tech Aviation Services, Jetavia, MJB Technical Solutions, Parc Aviation, Worldwide Airline Consulting, D2 Aviation, Visionair, PacAvia International Limited, RSF Aeroconsulting, Bureau Veritas, Shannon Aerospace, Southwest Aviation Group, IASG, Aircraft Engineering Consulting Ltd. and Time Aviation or, in substitution of any of the foregoing inspectors if any such inspector ceases to provide physical inspections of commercial aircraft on commercially reasonable terms, any independent physical inspection expert of recognized standing, and (i) selected by the Borrower and consented to by the Agent, such consent of the Agent not to be unreasonably withheld, or (ii) selected by the Agent and consented to by the Borrower, such consent of the Borrower not to be unreasonably withheld; provided that no such consent of the Borrower shall be required so long as a Servicer Replacement Event, Facility Default or a Facility Event of Default shall have occurred and be continuing.

“Indirect Pledgor” means an Aircraft Lending Subsidiary that is prohibited by the laws of the jurisdiction of its organization from pledging its assets to secure the debts of the Borrower.

“Individual AS Account” is defined in clause (a)(v) of Section 2.01 of the Depository Agreement.

“Insolvency Law” means the Bankruptcy Code or similar law in any applicable jurisdiction.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, (a) any voluntary or involuntary case or proceeding under any Insolvency Law with respect to such Person as a debtor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person as a debtor or with respect to any substantial part of its assets, (c) any liquidation, dissolution, reorganization or winding up of such Person whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of such Person.

“Insurer” is defined in clause (b)(i) of Section 7.08.

“Interest Coverage Ratio” means, with respect to any full, one-month Measuring Period occurring after the first Transfer Date, the ratio of (a) the aggregate amount of Monthly Rent (including any overdue Monthly Rent) actually collected and paid into the Facility Accounts (excluding Individual AS Accounts) during such Measuring Period, plus, without duplication, the aggregate amount of Deposits transferred during such Measuring Period to the Rent Accounts in connection with a Lease Event of Default or Lease Default, plus, without duplication, the aggregate amount of any Servicer Advances made during such Measuring Period to (b) the aggregate amount of interest accrued on the Tranche A Loans and the Tranche B Loans during such Measuring Period (excluding Aggregated Additional Interest and Aggregated Default Interest), minus any amounts received by the Borrower during such Measuring Period under any Derivatives Agreements, plus any amounts paid by the Borrower during such Measuring Period under any Derivatives Agreements.

“Interest Period” means, with respect to each Loan or Subscription Contribution made on each Transfer Date pursuant to this Agreement (i) initially, the period commencing on and including the Transfer Date related to such Loan or Subscription Contribution and ending on the next succeeding Settlement Date thereafter; provided however, in the event a Transfer Date occurs during the period from and including five (5) Business Days prior to a Settlement Date to but excluding such Settlement Date, the Borrower may elect to have such initial period be the period commencing on and including the Transfer Date related to such Loan or Subscription Contribution and ending on the second succeeding Settlement Date thereafter, and (ii) thereafter, the period from and including the last day of the immediately preceding Interest Period to, but including, the next succeeding Settlement Date.

“Interim Repayment Date” means each of (a) the thirty-sixth (36th) Settlement Date after the Availability Expiration Date, (b) the third Settlement Date after the date set forth in clause (a) herein, (c) the third Settlement Date after the date set forth in clause (b) herein and (d) the third Settlement Date after the date set forth in clause (c) herein.

“Interim Repayment Date Margin” means (a) with respect to each Interest Period from the first Interim Repayment Date to the second Interim Repayment Date, 0.25% per annum, (b) with respect to each Interest Period from the second Interim Repayment Date to the third Interim

Repayment Date, 0.50% per annum, (c) with respect to each Interest Period from the third Interim Repayment Date to the fourth Interim Repayment Date, 0.75% per annum, (d) with respect to each Interest Period from the fourth Interim Repayment Date to the twenty-fourth Settlement Date after the first Interim Repayment Date, 1.00% per annum, (e) with respect to each Interest Period from the twenty-fourth Settlement Date after the first Interim Repayment Date to the thirty-sixth Settlement Date after the first Interim Repayment Date, 2.00% per annum with respect to Tranche A Loans and 3.00% per annum with respect to Tranche B Loans and (f) with respect to each Interest Period from and after the thirty-sixth Settlement Date after the first Interim Repayment Date, 2.50% per annum with respect to the Tranche A Loans and 4.00% per annum with respect to Tranche B Loans.

“International Interest” means an “international interest” as such term is defined under the Cape Town Convention.

“International Registry” means the international registry located in Dublin, Ireland, established pursuant to the Cape Town Convention.

“Investment Grade Rating” means a rating of at least BBB- by S&P or Baa3 by Moody’s.

“Ireland” means the Republic of Ireland.

“Irish Withholding Taxes” means all Taxes required to be collected by the Republic of Ireland by way of withholding.

“ISTAT” means the International Society of Transport Aircraft Traders.

“Lease” means, with respect to any Aircraft, any lease, head lease or sublease and any and all supplements and amendments thereto, relating to such Aircraft, and entered into by an Aircraft Subsidiary, or assigned to an Aircraft Subsidiary pursuant to an Assignment Agreement, which lease, head lease and/or sublease and related Assignment Agreement shall, subject to Section 7.01(n), each be in form and substance acceptable to the Agent in its reasonable discretion and which are, collectively, a “Lease” hereunder.

“Lease Assignment” means, with respect to each Lease, an Assignment of Lease, substantially in the form of Exhibit G hereto, and a Consent and Agreement, substantially in the form of Exhibit H hereto, in each case with appropriate insertions, or with such other changes as may be reasonably agreed to by the Agent.

“Lease Checklist” means a report by the Borrower and the Servicers in substantially the form of Exhibit B hereto with appropriate insertions.

“Lease Default” means the occurrence of any default (other than a default which has been waived in accordance with clause (i) of Section 7.02, excluding the proviso therein) under a Lease which is not or has not become, through the giving of notice and/or passage of time or otherwise, a Lease Event of Default.

“Lease Documents” means (i) each of the Leases, Lease Assignments, Assignment Agreements, Bills of Sale, Sale Agreements and any notes or other documents evidencing or related to loans by the Borrower or an Aircraft Subsidiary to another Aircraft Subsidiary and (ii) each other document, certificate or opinion delivered or caused to be delivered by any Aircraft Subsidiary pursuant thereto.

“Lease Event of Default” means any default (other than a default which has been waived in accordance with clause (h) of Section 7.02, excluding the proviso thereof) under a Lease which, through the giving of notice, the passage of time or otherwise, has become an “event of default” or similar term (as defined and used in such Lease) thereunder, it being the intention that a Lease Event of Default shall mean a default under a Lease as to which the cure period, if any, has expired or which has no cure period.

“Lease Maturity” means, with respect to each Lease, the date on which the lease term of such Lease expires in the absence of any early termination by the lessor thereunder as a result of a Lease Event of Default.

“Lender” means each Person shown on the signature pages hereof as a Designated Lender or a Conduit Lender, each Person becoming a Conduit Lender pursuant to Section 2.04 and each Person becoming a Lender pursuant to Sections 2.01(c), 2.03(d) or 11.03, as the case may be.

“Lessee” means any lessee under any Lease other than a Lease to a Subsidiary of the Borrower or a Lease from a lessor that is not a BBAir Party.

“Lessee Accounts” means, collectively, the Lessee Interest Accounts and the Lessee Segregated Accounts.

“Lessee Interest Accounts” means the “Lessee Interest Accounts” established by the Depositary pursuant to the Depository Agreement.

“Lessee Segregated Accounts” means the “Lessee Segregated Accounts” established by the Depositary pursuant to the Depository Agreement.

“Lessor” means the lessor under any Lease.

“LIBOR Advance” means a Prefunding Advance bearing interest, at all times prior to the first Business Day following the Prefunding Date related to such Prefunding Advance, at a rate of interest determined by reference to the Cash Adjusted Eurodollar Rate.

“LIBOR Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the Adjusted Eurodollar Rate.

“Lien” means any mortgage, lien, security interest, lease, charge or any other type of encumbrance or preferential arrangement, including for the avoidance of doubt, any International Interests or Prospective International Interests pursuant to the Cape Town Convention.

“LLC” means a limited liability company organized under the laws of the United States or a subdivision thereof.

“Loan Documents” means (a) each of this Agreement, the Notes (if any), each Security Document, the Servicing Agreement, each Sale Agreement, each Bill of Sale, each Assignment and Assumption Agreement and each designation of a Conduit Lender pursuant to Section 2.04, and (b) each other document, certificate or opinion, other than Lease Documents, delivered or caused to be delivered by the Borrower, Servicer, or any Aircraft Subsidiary to the Servicers, the Collateral Agent, the Depositary or the Agent or its designee pursuant thereto.

“Loan Percentage” means any of the Tranche A Loan Percentage or the Tranche B Loan Percentage, as the context requires.

“Loans” means, individually, the Tranche A Loans or the Tranche B Loans of any type, and, collectively, all Tranches of Loans.

“London Interbank Bid Rate” means, for any date:

(a) the rate per annum equal to (i) the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two (2) Business Days after the date of determination), determined as of approximately 11:00 a.m. (London time) on the date of determination minus (ii) one-eighth of one percent (0.125%); or

(b) if the rate referred to in clause (a) above does not appear on such Telerate page or service or such page or service shall cease to be available, the rate per annum equal to (i) the rate determined by the Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery two (2) Business Days after the date of determination), determined as of approximately 11:00 a.m. (London time) on the date of determination minus (ii) one-eighth of one percent (0.125%); or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as (i) the rate of interest (rounded upwards to the next 1/100th of 1%) at which one-month deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Loans held by Credit Suisse, New York Branch, as would be offered by the principal London Office of Credit Suisse to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) on the date of determination minus (ii) one-eighth of one percent (0.125%); or

(d) subject to Article IV, the rates referenced in the preceding clauses (a), (b) and (c) are not available or are not established for any reason on the date of determination, the “London Interbank Bid Rate” shall (i) equal the Corporate Base Rate for such day minus (ii) one-eighth of one percent (0.125%).

“London Interbank Offered Rate” means, for any Interest Period and for any period between a Prefunding Period and an Interest Period:

(a) the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery on the first day of such period), determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such period; or

(b) if the rate referred to in clause (a) above does not appear on such Telerate page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Agent to be the offered rate that appears on such other page or service that displays an average British Bankers Association Interest Settlement Rate for one-month deposits in Dollars (for delivery on the first day of such period), determined as of approximately 11:00 a.m. two Business Days prior to the first day of such period; or

(c) if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum determined by the Agent as the rate of interest (rounded upwards to the next 1/100th of 1%) at which one-month deposits in Dollars for delivery on the first day of such period in same day funds in the approximate amount of the Loans held by Credit Suisse, New York Branch, as would be offered by the principal London Office of Credit Suisse to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such period; or

(d) subject to Article IV, if the rates referenced in the preceding clauses (a), (b) and (c) are not available or are not established for any reason for any period, the “London Interbank Offered Rate” shall equal the Corporate Base Rate for each day during such period until such rates can be determined pursuant to clause (a), (b) or (c) above.

“Luxembourg Account” means that certain bank account established or to be established by an Aircraft Lending Subsidiary organized or to be organized under the laws of Luxembourg.

“Maintenance Program” means, with respect to an Aircraft subject to a Lease, the Lessee’s maintenance program as approved by the applicable Aviation Authority applicable to such Aircraft and as may be further described in the applicable Lease.

“Maintenance Reserve” is defined in clause (c) of Section 7.04 hereof.

“Majority Lenders” means, at any time, Lenders who are holding at least fifty and one tenth percent (50.1%) of the outstanding principal amount of all Loans and the unfunded amount of all Allocations.

“Management Agreement” means the Management Services Agreement dated on or about the date hereof between the Borrower and Parent.

“Manufacturer” means the relevant manufacturer of each Airframe and each Engine.

“Material Adverse Effect” means, with respect to any Person, (i) any material adverse effect upon the operations, business, properties, condition (financial or otherwise) or prospects of such Person, (ii) a material adverse effect on the ability of such Person to consummate the transactions contemplated hereby to occur on any Transfer Date or any Settlement Date, (iii) a material impairment of the ability of any of the Borrower, any Servicer or any Aircraft Subsidiary to perform any of its obligations under this Agreement, any other Loan Document or any Lease Document or (iv) a material impairment of the ability of any of the Borrower, any Servicer or any Aircraft Subsidiary to fully enforce its rights with respect to the Loan Documents, the Lease Documents or any Related Property (with respect to any Aircraft).

“Maturity Date” means the thirtieth anniversary of the Availability Expiration Date.

“Maximum Facility Amount” means $1,200,000,000, as such amount may be increased from time to time in accordance with clause (c) of Section 2.01 or reduced from time to time in accordance with Section 2.06.

“Measuring Period” means, with respect to any Settlement Date, the period commencing on and excluding the second preceding Calculation Date and ending on and including the then most recent Calculation Date, provided, that the first Measuring Period shall commence on the first Transfer Date and end on the first Calculation Date.

“Monthly Depreciation” means, with respect to any Aircraft, the quotient obtained by dividing (a) the product of (i) the Purchase Price of such Aircraft multiplied by (ii) 90%, by (b) the Remaining Useful Life of such Aircraft.

“Monthly Rent” means the aggregate amount of monthly “Basic Rent” payments (or other similar term used to describe scheduled monthly payments) payable by each Lessee under the applicable Lease, excluding Deposits, Maintenance Reserves, “additional rent” and any other payment made by a Lessee other than in regards to “Basic Rent”; provided that if any Lease requires scheduled payments of rent other than on a monthly basis, an amount of such rent shall be allocated to each month on a pro rata basis for the purpose of determining the aggregate amount of “Monthly Rent.”

“Monthly Report” means a report by the Servicers in substantially the form of Exhibit D hereto, with appropriate insertions, including the required information listed in Section 7.01(m) and with such other changes as may be reasonably agreed to by the Agent.

“Months” means, for any period, the number of days in such a period divided by 30, (rounded if necessary, to the nearest whole number).

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“New Allocation Agreement” means a New Allocation Agreement substantially in the form of Exhibit K hereto, with appropriate insertions and deletions, or with such other changes as may be reasonably agreed to by the Agent.

“New Lender” is defined in clause (c) of Section 2.01.

“Non-Excluded Taxes” means any Taxes other than (i) net income and franchise Taxes imposed with respect to any Protected Party by any Governmental Entity under the laws of which such Protected Party is organized or in which it maintains its principal place of business or its applicable lending office (or in the case of a Protected Party that is not a Lender, any jurisdiction with which it has a present or former connection), and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Protected Party maintains its applicable lending office (or in the case of a Protected Party that is not a Lender, any jurisdiction with which it has a present or former connection).

“Note” and “Notes” means, collectively, the Tranche A Notes, and the Tranche B Notes issued by the Borrower to the Lenders from time to time pursuant to this Agreement.

“Notice of Borrowing” means a notice in substantially the form of Exhibit E hereto, with appropriate insertions, including, among other things, (a) the proposed Transfer Date; (b) a description of the Aircraft to be financed and the Lease(s) to be pledged on such Transfer Date; and (c) the aggregate amount of the Advance to be made on such date, and with such other changes as may be reasonably agreed to by the Agent.

“Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrower and each Aircraft Subsidiary arising under or in connection with each Loan Document and each Derivatives Agreement, including the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding of the type described in clause (h) of Section 9.01, whether or not allowed in such proceeding) on the Loans.

“Officer’s Certificate” means a certificate executed on behalf of the Borrower, a Servicer or an Aircraft Subsidiary, as applicable, by any Authorized Officer of such entity.

“Organic Document” means, relative to any Person, as applicable, its certificate of incorporation, by-laws, memorandum of association, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement, trust agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Person’s partnership interests, limited liability company interests, beneficial interests or authorized shares of Capital Stock.

“Other Taxes” means (a) any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of any Loan Document and (b) any claim by any Governmental Entity for transfer tax, transfer gains tax, mortgage recording tax, filing or other similar taxes or fees in connection with the acquisition, purchase, sale, selection, design, financing, condition, location, storage, modification, repair, maintenance, possession, registration, delivery, nondelivery, transportation, transfer, rental, lease, use, operation, control, ownership or disposition of any Aircraft, Engine, Part or any other portion of the Collateral by the Borrower, either Servicer, any Aircraft Subsidiary, any Lessee or otherwise or measured in any way by the value thereof or by the business of, investment in, or ownership by the Borrower, an Aircraft Subsidiary or any Lessee with respect thereto.

“Parent” means Babcock & Brown Air Limited, a Bermuda exempted company.

“Part” or “Parts” means all appliances, parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature (other than complete Engines or other aircraft engines), which may from time to time be installed on, incorporated in or attached to, an Airframe or an Engine and, so long as such items remain subject to this Agreement, all such items which are subsequently removed therefrom and which are owned by the applicable Aircraft Owning Subsidiary.

“Participant” is defined in Section 11.03(c).

“Participation” is defined in Section 11.03(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.

“Patriot Act Disclosures” means all documentation and other information which the Agent or any Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Interim Outstanding Amount” means (a) with respect to the First Interim Repayment Date, seventy-five percent (75%) of the aggregate of the outstanding principal balance of the Loans and the Subscription Balance on the Availability Expiration Date, (b) with respect to the second Interim Repayment Date, fifty percent (50%) of the aggregate of the outstanding principal balance of the Loans and the Subscription Balance on the Availability Expiration Date, and (c) with respect to the third Interim Repayment Date, twenty-five percent (25%) of the aggregate of the outstanding principal balance of the Loans and the Subscription Balance on the Availability Expiration Date.

“Permitted Investment” means one or more of the following obligations which (a) are denominated and payable in Dollars, (b) acquired at a purchase price of not greater than par, (c) have predetermined and unalterable fixed Dollar amounts of principal due at maturity and (d) do not have an “r” highlighter affixed to its rating by S&P:

(i) direct obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States or obligations of any agency or instrumentality thereof, when such obligations constitute the full faith and credit obligation of the United States (which in each case shall mature within 90 days from the date of purchase);

(ii) repurchase agreements covering obligations specified in clause (i) (which in each case shall mature within 90 days from the date of purchase); provided that the short-term debt obligations are rated at least A-1+ by S&P and P-1 by Moody’s;

(iii) federal funds, certificates of deposit, time deposits and bankers’ acceptances (which in each case shall mature within 90 days from the date of purchase) of any United States depository institution or trust company incorporated under the laws of the United States or any state; provided that the short-term debt obligations of such depository institution or trust company are rated at least A-1+ by S&P and P-1 by Moody’s;

(iv) commercial paper (having original maturities of not more than thirty (30) days) of any corporation incorporated under the laws of the United States or any state thereof which on the date of acquisition are rated at least A-1+ by S&P and P-1 by Moody’s; and

(v) securities of money market funds rated at least AAA by S&P and Aaa by Moody’s.

“Permitted Country” has the meaning provided in Schedule III.

“Permitted Liens” means (a) with respect to any Collateral, Liens created or granted by the Borrower or the applicable Aircraft Subsidiaries pursuant to this Agreement, any other Loan Document or any Lease Document, (b) Liens to which the Agent has consented, (c) with respect to any Lease and the related Aircraft, (i) any “Permitted Liens” (as defined in or the equivalent term in such Lease), other than any security interest securing any Person’s Indebtedness described in clauses (a), (b), (c), (e), and (f) of the definition of Indebtedness or any mortgage, pledge or similar lien, on any Aircraft, Engine or Part, and (ii) any Lien created by a Lessee, a sublessee of a Lessee or any Person claiming by or through a Lessee or sublessee or any Lien that a Lessee is obligated to remove or indemnify against; and (d) with respect to any Aircraft not subject to a Lease, (i) Liens for Taxes either not yet due and payable or being contested in good faith by appropriate proceedings conducted with due diligence, (ii) materialmen’s, hanger-keeper’s, mechanic’s, carrier’s, workmen’s, repairmen’s, employees’ or other like Liens arising in the ordinary course of business for amounts the payment of which is not overdue for a period in excess of thirty (30) days or has been adequately bonded in the reasonable opinion of the Agent or is being contested in good faith by appropriate proceedings, and (iii) Liens (other than Liens for Taxes) arising out of judgments or awards against the Borrower or the applicable Aircraft Subsidiary with respect to which an appeal or proceeding for review is being prosecuted in good faith and with respect to which a stay of execution shall have been secured or an appeal bond shall have been filed pending such appeal or proceeding for review; provided that if a Lien described above subjects any Lender, the Collateral Agent or the Agent to any material civil liability or criminal penalty or liability or involves any material risk of loss, sale or forfeiture of any one or more items of Collateral or any Airframe, any Engine, any Part or any interest therein, whether now owned or hereafter acquired, then such Lien shall not be a Permitted Lien.

“Person” means any individual, firm, partnership, corporation, association, limited liability company, joint venture, joint-stock company, unincorporated organization, trust or other enterprise or any Governmental Entity.

“Physical Inspection Report” means a physical inspection report from an Independent Physical Inspector, with respect to each Aircraft, which report shall set forth, among other things,

the total number of hours and cycles with respect to each Airframe and each related Engine, in form and level of detail consistent with industry standards and reasonably satisfactory to the Agent.

“Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA.

“Portfolio” means, collectively, all of the Aircraft Subsidiaries, Aircraft, Engines and the Leases.

“Prefunding Account” means the “Prefunding Account” established by the Depositary pursuant to the Depository Agreement.

“Prefunding Advances” means Tranche A Prefunding Advances, Tranche B Prefunding Advances and Subscription Prefunding Advances.

“Prefunding Date” means, for any Advance, the Business Day immediately preceding the related Transfer Date or such earlier date as requested by the Borrower and agreed to by the Agent as provided in Section 2.03(a).

“Prefunding Period” means, with respect to each Advance made on each Prefunding Date pursuant to this Agreement, the period commencing on and including the Prefunding Date related to such Advance and ending on the next succeeding Business Day.

“Prefunding Rate” means (a) with respect to Base Rate Advances, the sum of the Corporate Base Rate plus the Applicable Margin and (b) with respect to LIBOR Advances, the sum of the Cash Adjusted Eurodollar Rate plus the Applicable Margin.

“Prepayment Accounts” means the “Prepayment Accounts” established by the Depositary pursuant to the Depository Agreement.

“Prepayment Amount” means with respect to any Aircraft (a) at any time on and after the Availability Expiration Date or upon the occurrence and during the continuation of a Servicer Replacement Event, a Facility Default described in clause (ii) or (iii) of Section 9.01(h) or Facility Event of Default, all proceeds from the sale of such Aircraft and all insurance and all other proceeds received in connection with any Event of Loss with respect to such Aircraft other than Excepted Payments, but in any event, not less than an amount equal to the Allocated Amount related to such Aircraft, or (b) at any other time, an amount equal to the Allocated Amount related to such Aircraft; provided that if a Collateral Deficiency is existing of the time of calculation, or the payment of such amount together with any related Event of Loss or any release of Aircraft, Cash Collateral and Deposit pursuant to any provision hereof would result in a Collateral Deficiency, such Prepayment Amount shall be increased to the extent required to cure or prevent such Collateral Deficiency from occurring.

“Prepayment Percentage” means, with respect to any Aircraft, a fraction, expressed as a decimal carried to five (5) decimal places, calculated as follows:

PP	=	AV + QMR
AAV+AQMR

where

“AAV”	=	the Aggregate Aircraft Value immediately prior to the applicable prepayment;

“AQMR”	=	50% of the aggregate of Qualifying Maintenance Reserves for all Aircraft;

“AV”	=	the Aircraft Value of such Aircraft immediately prior to the applicable prepayment;

“PP”	=	the Prepayment Percentage; and

“QMR”	=	50% of Qualifying Maintenance Reserves with respect to such Aircraft.

“Proposed Lessee Bankruptcy” means, on the date of determination, the applicable Lessee (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) is insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) has made a general assignment, arrangement or composition with or for the benefit of its creditors; (4) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; (5) has had a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) has sought or is subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets; (7) has had a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter; (8) has caused or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (l) to (7) (inclusive); or (9) has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Proposed Lessee Default” means, on the date of determination, the applicable Lessee (i) is in default under and, after giving effect to any applicable notice requirement or grace period, there is an acceleration of the obligations under, or an early termination of the applicable Lease, (ii) is in default after giving effect to any applicable notice requirement or grace period, in making any payment of Monthly Rent under the applicable Lease and such default continues (or at least three (3) Business Days if there is no applicable notice requirement or grace period) or

(iii) has disaffirmed, disclaimed, repudiated or rejects, in whole or in part, the applicable Lease (or such action is taken by any Person appointed or empowered to operate it or act on its behalf).

“Prospective International Interest” means a “prospective international interest” as such term is defined under the Cape Town Convention.

“Protected Party” means the Agent, the Collateral Agent, the Depositary, each Lender, each Derivatives Creditor, each Servicer, each Support Party and any Participant, successor or permitted assign of any thereof.

“Purchase Price” means with respect to any Aircraft, the sum of (a) the cash purchase price payable or paid by the applicable Aircraft Owning Subsidiary or, in the case of the acquisition of an Aircraft Owning Subsidiary, paid by the Borrower or a Subsidiary thereof (in any case, the “buyer”) to the seller of such Aircraft or Aircraft Owning Subsidiary (in either case, the “seller”), net of any amounts to be paid or transferred by the seller to the purchaser in connection therewith, plus (b) the amount of any non-letter of credit Deposit or non-letter of credit Maintenance Reserve balance under the applicable Lease at the time of such acquisition, plus (c) the amount of any lessor maintenance contribution not included in the cash maintenance reserve balance under the applicable Lease at the time of such acquisition, plus (d) the amount of any Rent previously paid by the applicable Lessee or constituting Rent Reserves as of the date of such acquisition for periods after the date of such acquisition to the extent those amounts were either payable by the seller to the buyer or were otherwise deducted from the amount the buyer paid to the seller.

“Qualifying Lender” means in relation to a payment of interest on an advance under this Agreement, a Lender which is beneficially entitled to that interest, in respect of the advance, and is:

(1)

the holder of a license for the time being in force granted under section 9 of the Irish Central Bank Act 1971 and whose facility office is located in Ireland, or an authorized credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland provided in each case that it is carrying on a bona fide banking business in Ireland with which the interest payment made pursuant to this Agreement is connected; or

(2)	(A)

a body corporate that is resident for the purposes of tax in a member state of the European Communities other than Ireland or in a territory with which Ireland has concluded a Treaty (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident); or

(B)	a US corporation, provided the US corporation is incorporated in the U.S., and subject to federal tax in the U.S. on its worldwide income; or
(C)	an LLC, provided the ultimate recipients of the interest are resident in and under the laws of a territory with which Ireland has a Treaty or resident in and under the laws of a member state of the European Community other than Ireland (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes, provided in each case at (A), (B) or (C) the Lender is not carrying on a trade or business in Ireland through an agency or branch with which the interest payment made pursuant to the advance under this Agreement is connected; or

(3)	a body corporate which is resident in Ireland for the purposes of Irish tax or which carries on a trade in Ireland through a branch or agency:
(A)	which advances money under this Agreement in the ordinary course of a trade which includes the lending of money; and
(B)	in whose hands any interest payable in respect of the advance under this Agreement is taken into account in computing the trading income of the company; and
(C)	which has complied with all of the provisions of section 246(5)(a) of the Taxes Act, including making the appropriate notifications thereunder to the Revenue Commissioners of Ireland; or
(4)	a qualifying company within the meaning of section 110 of the Taxes Act; or
(5)	an investment undertaking within the meaning of section 739B of the Taxes Act,

provided that, if Section 246 of the Taxes Act is repealed, modified, extended or re-enacted after the date the Agreement has been entered into, the Lenders or Borrowers may at any time and from time to time amend this definition in such a manner as it may determine to be appropriate provided that all parties agree to the proposed amended definition.

“Qualifying Lender Certificate” means an exhibit substantially in the form of Exhibit M properly executed by an authorized officer of the Lender.

“Qualifying Maintenance Reserves” means, as of any date, an amount equal to the aggregate of all Maintenance Reserves (if any) held by the Depositary in cash.

“Rating Agency” means any statistical rating organization that is nationally recognized in the United States.

“Reference Margin” means, as of any date, the rate per annum in effect on such date as set forth in the definition of “Applicable Margin” under the heading “Reference Margin.”

“Refinancing” means an asset-backed offering (whether term or interim financing) sponsored by any BBAir Party, and backed by Aircraft and Leases and additional aircraft and leases similar thereto, if applicable, or any other refinancing by the Borrower or any Aircraft Subsidiary of any Aircraft other than pursuant to this Agreement.

“Register” means the register of the holders from time to time of the Notes and each Lender, maintained by the Agent pursuant to Section 10.07 hereof.

“Reimbursement Amount” is defined in clause (a) of Section 3.03.

“Related Property” means with respect to any Aircraft or any Lease, as applicable, (a) any and all options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, indemnifications, guarantees, licenses and permits of the applicable Aircraft Subsidiaries in connection with such Aircraft or Lease, (b) any and all purchase and sale agreements and/or other evidence of transfer of such Aircraft or such Leases from the applicable Seller to the applicable Aircraft Subsidiaries and any and all other general intangibles delivered in connection with such transfer and (c) any and all Supporting Obligations, income, proceeds, rent, deposits and reserves related thereto and all other amounts payable to the applicable Aircraft Subsidiaries but not received in connection therewith by the applicable Transfer Date (including any and all income, rent and proceeds and all other such amounts due and owing to the applicable Aircraft Subsidiaries but not yet received as of such Transfer Date (or which may become due and owing to the applicable Aircraft Subsidiaries after such Transfer Date) whether or not relating to periods before or after such Transfer Date and all reserves, whether or not accrued to such Transfer Date).

“Release Amount” means, with respect to any Aircraft, at any time, the sum of (i) the Prepayment Amount for such Aircraft at such time plus (ii) any Sales Fee payable at such time related to such Aircraft (unless payment thereof is waived by the Servicers) plus (iii) all other amounts then due and owing under the Loan Documents that are to be paid at such time ahead of distributions in accordance with clause twelfth of Section 3.03(b) or clause fourteenth of Section 3.03(c), as applicable.

“Remaining Lender” is defined in clause (b) of Section 2.02.

“Remaining Useful Life” means, with respect to any Aircraft, a number, calculated as of the Transfer Date applicable to such Aircraft, equal to:

(a) if such Aircraft has not been converted to a freighter, the positive difference of (x) 300 minus (y) the number of Months from the date of manufacture of such Aircraft to and including such Transfer Date; or

(b) if such Aircraft has been converted to a freighter, the greater of (i) the positive difference of (x) 180 minus (y) the number of Months from the date of such conversion to and including such Transfer Date and (ii) the positive difference of (x) 300 minus (y) the number of Months from the date of manufacture of such Aircraft to and including such Transfer Date.

“Rent” means all payments payable by a Lessee to any Person under a Lease, including, but not limited to, Monthly Rent.

“Rent Accounts” means the “Rent Accounts” established by the Depositary pursuant to the Depository Agreement.

“Rent Reserves” means amounts, as requested by the Borrower and reasonably agreed by the Agent, to be held in reserve by the applicable Aircraft Leasing Subsidiary to be transferred into the Rent Account in lieu of Monthly Rent in whole or in part during any rent holiday permitted under the applicable Lease.

“Rent Reserve Account” means the “Rent Reserve Account” established by the Depositary pursuant to the Depository Agreement.

“Replacement Lender” is defined in clause (d) of Section 11.03.

“Request” means a request signed by an Authorized Officer of the Borrower and the Servicers in substantially the form attached hereto as Exhibit F, with appropriate insertions, or with such other changes as may be reasonably agreed to by the Agent, which shall, among other things, specify with respect to each such Aircraft the following information:

(a) the Aircraft manufacturer, type, model and serial number;

(b) current and proposed country of registration;

(c) Aircraft engine manufacturer and aircraft engine serial numbers, type and model;

(d) proposed lessee;

(e) proposed Purchase Price and information on any material modifications (including but not limited to prospective material modifications) to the Aircraft that relate to such Purchase Price;

(f) any available fleet and route information on the proposed lessee related to such Aircraft;

(g) confirmation that addition of the proposed transaction to the Portfolio will not cause the concentration limits of Section 2.09 to be breached;

(h) which Aircraft Owning Subsidiary will purchase such Aircraft;

(i) if such Aircraft is then subject to a Lien of record of any Person, information regarding all such Liens including, but not limited to (i) the name of such lienholder; (ii) a description of the collateral granted to each such lienholder to secure each such Lien and (iii) the payoff amount required to satisfy each such Lien;

(k) the principal terms of the proposed lease, including the term, monthly rent, maintenance reserves (if any), security deposit (if any), return conditions, early buyout options, extension options, and, as requested by the Agent, detailed financial and credit information regarding the proposed lessee, including a six-month payment history on the Lease;

(l) for a lease of an Aircraft with the lease in effect prior to the proposed Transfer Date, a statement that, to the extent such is known by the Borrower or either Servicer, whether, (i) the lessee has made rent payments on time under such lease or, if not, a description of any late payments of which the Borrower or either Servicer is aware during the two year period (or shorter period, if any) prior to such Request and (ii) no default related to insurance on the aircraft subject to such lease or event of default of which the Borrower or either Servicer is aware has occurred under such lease during the six-month period (or shorter period, if any) prior to the date of such Request or, if not, a description of any such default or event of default;

(m) if the proposed lease includes maintenance reserves, a detailed account of the estimated amount of maintenance reserves to be paid to the Agent on the Transfer Date and the amount of maintenance reserve rates payable under the Lease; and

(o) the Borrower shall supplement the Request with whatever additional information the Agent reasonably requests about the proposed transaction.

“Required Cape Town Registration” is defined in Section 7.13(b).

“Required Lenders” means, at any time, Lenders who are holding at least sixty-six and two-thirds percent (66 2/3%) (a) of the outstanding principal amount of all Tranche A Loans and Tranche B Loans combined and (b) of the unfunded amount of all Tranche A Allocations and Tranche B Allocations combined; provided however, if the final Interim Repayment Date is extended for more than twenty-four (24) months beyond the date provided for such payment in the definition of “Interim Repayment Date” as provided in Section 3.02(a), “Required Lenders” means, at any time, Lenders who are holding at least sixty-six and two-thirds (66 2/3%) of the outstanding principal amount of the Loans of the Senior Class.

“Required Tranche A Lenders” means at any time, Lenders who are holding at least sixty-six and two-thirds percent (66 2/3%) (a) of the outstanding principal amount of all Tranche A Loans and (b) of the unfunded amount of all Tranche A Allocations.

“Required Tranche B Lenders” means at any time, Lenders who are holding at least sixty-six and two-thirds percent (66 2/3%) (a) of the outstanding principal amount of all Tranche B Loans and (b) of the unfunded amount of all Tranche B Allocations.

“Reserves Accounts” means the “Reserves Accounts” established by the Depositary pursuant to the Depository Agreement.

“S&P” means Standard & Poor’s Rating Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale Agreement” means, with respect to any Aircraft, the agreement between the applicable Seller and the Borrower or the applicable Aircraft Subsidiary, for purchase of the Aircraft by such Aircraft Subsidiary (or the purchase by the Borrower or such Aircraft

Subsidiary of an Aircraft Owning Subsidiary or an Aircraft Leasing Subsidiary or the purchase by such Aircraft Subsidiary of all of the beneficial interest in a trust that owns such Aircraft, as the case may be), in each case in form and substance acceptable to the Agent in its reasonable discretion, including but not limited to, with the direct or indirect acquisition of an Aircraft Subsidiary.

“Sales Fee” has the meaning provided in Section 5 of the Servicing Agreement.

“Security Agreement” means the Pledge and Security Agreement, dated as of the date hereof, among the Borrower, each Aircraft Subsidiary that is a party thereto, the Collateral Agent and the Agent.

“Security Documents” means the Security Agreement and each supplement thereto, each AS Joinder and Security Agreement Supplement, each Lease Assignment, the Depository Agreement, the Bermuda Share Pledge, each UCC financing statement and each other document, instrument, agreement or certificate (including, without limitation, any power of attorney of the Agent) which the Agent enters into with the Borrower or any Subsidiary thereof or the Agent requires the Borrower or any Subsidiary thereof to deliver pursuant to the express terms hereof or otherwise to establish and/or perfect the security interest of the Collateral Agent on behalf of the Protected Parties in any Collateral or to otherwise protect the interests of the Protected Parties in any Collateral or Loan.

“Seller” means the Person transferring (i) title to an Aircraft to an Aircraft Owning Subsidiary, (ii) Capital Stock of an Aircraft Subsidiary to the Borrower or another Aircraft Subsidiary or (iii) the beneficial interest in a trust to an Aircraft Subsidiary, in each case, on a Transfer Date.

“Seller Finance Loan” means acquisition financing (whether direct or indirect and other than Loans) for an Aircraft or an Aircraft Subsidiary provided by the Seller thereof or any other third party to the Borrower or the corresponding Aircraft Subsidiary.

“Senior Class” means, at any time, the Tranche containing an outstanding Loan which has the most senior priority as provided in Section 3.03(a).

“Servicer” means, each of BBAM and Babcock & Brown Aircraft Management (Europe) Limited individually in its capacity as “Servicer” under the Servicing Agreement or any replacement thereof in accordance with Section 7.17, and together, the “Servicers”.

“Servicer Advances” has the meaning provided in Section 4 of the Servicing Agreement.

“Servicer Replacement Event” is defined in the Servicing Agreement.

“Servicers’ Fee” shall have the meaning defined in Section 5 of the Servicing Agreement or any replacement thereof in accordance with Section 7.17.

“Servicing Agreement” means the Servicing and Administrative Services Agreement, dated as of the date hereof, among the Servicers, the Borrower and each Aircraft Subsidiary.

“Settlement Date” means the 15th day of each calendar month commencing in the first calendar month after the first Transfer Date, and the Maturity Date.

“Significant Event” means (a) the occurrence and the continuation of any Facility Event of Default set forth in clause (a), (b), (c), (d) or (h) of Section 9.01, or (b) the failure to make any payment required to be made under clause (a) of Section 3.02.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of Indebtedness, including Contingent Obligations, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and such Person is not about to engage in a business or a transaction, for which the property of such Person would constitute an unreasonably small capital.

“State of Registration” means, with respect to any Aircraft, the jurisdiction under the laws of which such Aircraft is registered.

“Subscription Balance” means the aggregate of all proceeds paid in subscription for shares of the Borrower from the Parent less any amounts distributed to the Parent pursuant to clause fifteenth of Section 3.03(a), clause twelfth of Section 3.03(b) and clause fourteenth of Section 3.03(c).

“Subscription Contribution” means an amount advanced by the Parent to the Prefunding Account with respect to a subscription of shares by the Parent in the Borrower solely in connection with the direct or indirect acquisition of an Aircraft or Aircraft Subsidiary other than amounts contributed pursuant to Section 5.02(a).

“Subscription Prefunding Advances” means Prefunding Advances made by the Parent to the Prefunding Account pursuant to Section 2.03, but only to the extent that such amounts remain in the Prefunding Account.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting Capital Stock of such other Person (irrespective of whether at the time Capital Stock of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; provided, however, the Borrower shall not be deemed a direct or indirect Subsidiary of Babcock or any Subsidiary thereof unless Babcock or a Subsidiary thereof owns more than 50% of the equity interests of the Borrower. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Lease” means a lease between two Aircraft Subsidiaries.

“Successor Servicer” is defined in Section 7.17.

“Support Facility” means any liquidity or credit support agreement or other facility with a Conduit Lender which relates, either generally or specifically, to this Agreement (including any agreement to purchase an assignment of or participation in, or to make loans or other advances in respect of, Notes, Loans or Advances).

“Support Party” means any bank, insurance company or other entity extending or having a commitment to extend funds to or for the account of a Conduit Lender (including by agreement to purchase an assignment of or participation in, or to make loans or other advances in respect of, Notes, Loans or Advances) under a Support Facility.

“Supporting Obligation” means a letter-of-credit right, guarantee or other secondary obligation supporting, or any Lien securing, the payment or performance of one or more receivables, accounts, chattel paper, general intangibles, documents, instruments or investment property.

“Taxes” means all income, stamp, documentary, license, qualification, franchise, sales, use, receipts, ad valorem, business, personal property, value added, excise or other taxes, duties, levies, imposts, charges, assessments, fees, tolls, occupation fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Entity, and all interest, penalties or similar liabilities with respect thereto.

“Taxes Act” means the Taxes Consolidation Act 1997 of Ireland, as amended.

“Termination Date” means the date on which all outstanding Obligations have been paid in full in cash, the Availability Expiration Date has occurred and all Allocations have been terminated.

“Total Reference Amount” means, at any time, the aggregate principal balance of the Tranche A Loans, the Tranche B Loans and the Subscription Balance at such time.

“Total Subscription Amount” means $96,000,000, as such amount may be increased or decreased from time to time in accordance with Section 2.01(c) or Section 2.06.

“Total Tranche A Facility Amount” means $920,000,000, as such amount may be increased or decreased from time to time in accordance with Section 2.01(c) or Section 2.06.

“Total Tranche B Facility Amount” means $184,000,000, as such amount may be increased or decreased from time to time in accordance with Section 2.01(c) or Section 2.06.

“Tranche” means, as the context may require, the Loans constituting Tranche A Loans or Tranche B Loans.

“Tranche A Allocation” means, with respect to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I or as set forth in an Assignment and Assumption Agreement or any New Allocation Agreement, in each case, under the heading “Tranche A Allocation”, as such amount may be adjusted from time to time pursuant to (a) Sections 2.01(c) and 2.06, (b) Assignment and Assumption Agreements executed by such Lender and its permitted assignees and delivered pursuant to Sections 2.01(c), 2.03(d) or 11.03 or (c) New

Allocation Agreements executed and delivered by any Lender in accordance with clause (c) of Section 2.01.

“Tranche A Lender” means any Lender that has a Tranche A Allocation and any Lender which has advanced a Tranche A Loan (including any Conduit Lender that provides a Tranche A Loan pursuant to Section 2.04).

“Tranche A Loan Percentage” means, with respect to any Lender, the ratio, expressed as a percentage, of its unfunded Tranche A Allocation and outstanding Tranche A Loans combined to the aggregate amount of all unfunded Tranche A Allocations and outstanding Tranche A Loans combined.

“Tranche A Loans” is defined in clause (a) of Section 2.01.

“Tranche A Margin” means, as of any date, the rate per annum in effect on such date as set forth in the definition of “Applicable Margin” opposite the heading “Tranche A Loans.”

“Tranche A Note” means a note substantially in the form of Exhibit A-1 hereto with appropriate insertions.

“Tranche A Prefunding Advances” means Prefunding Advances made by Lenders to the Prefunding Account pursuant to Section 2.03 that are related to Tranche A Allocations, but only to the extent that such amounts remain in the Prefunding Account.

“Tranche B Allocation” means, with respect to any Lender, the Dollar amount set forth opposite such Lender’s name on Schedule I or as set forth in an Assignment and Assumption Agreement or any New Allocation Agreement, in each case, under the heading “Tranche B Allocation”, as such amount may be adjusted from time to time pursuant to (a) Sections 2.01(c) and 2.06, (b) Assignment and Assumption Agreements executed by such Lender and its permitted assignees and delivered pursuant to Sections 2.01(c), 2.03(d) or 11.03 or (c) New Allocation Agreements executed and delivered by any Lender in accordance with clause (c) of Section 2.01.

“Tranche B Lender” means any Lender that has a Tranche B Allocation and any Lender which has advanced a Tranche B Loan (including any Conduit Lender that provides a Tranche B Loan pursuant to Section 2.04).

“Tranche B Loan Percentage” means, with respect to any Lender, the ratio, expressed as a percentage, of its unfunded Tranche B Allocation and outstanding Tranche B Loans combined to the aggregate amount of all unfunded Tranche B Allocations and outstanding Tranche B Loans combined.

“Tranche B Loans” is defined in clause (a) of Section 2.01.

“Tranche B Margin” means, as of any date, the rate per annum in effect on such date as set forth in the definition of “Applicable Margin” under the heading “Tranche B Loans.”

“Tranche B Note” means a note substantially in the form of Exhibit A-2 hereto with appropriate insertions.

“Tranche B Prefunding Advances” means Prefunding Advances made by Lenders to the Prefunding Account pursuant to Section 2.03 that are related to Tranche B Allocations, but only to the extent that such amounts remain in the Prefunding Account.

“Transfer Date” means, with respect to any Aircraft, Aircraft Subsidiary or beneficial interest in a trust that owns an Aircraft, the date on which Prefunding Advances funded in connection with the direct or indirect acquisition of such Aircraft, Aircraft Subsidiary or beneficial interest in a trust that owns an Aircraft are released to the Borrower.

“Treaty” means a double taxation agreement with Ireland that is in effect that makes provision for full exemption from tax imposed by Ireland on payments of interest.

“Treaty Lender” means a Lender which is treated as a resident of a Treaty State for the purposes of a Treaty and does not carry on a business in Ireland through a permanent establishment with which that Lender’s participation in the Agreement is effectively connected.

“Treaty State” means a jurisdiction having a Treaty.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if, with respect to any financing statement or by reason of any provisions of law, the attachment of a security interest or the perfection or the effect of perfection or non-perfection of the security interests granted to the Collateral Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, UCC means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any financing statement relating to such attachment, perfection or effect of perfection or non-perfection.

“United States” means the United States of America.

“Unused Allocated A Amount” means, with respect to any Tranche A Lender as of any date of determination, the amount by which (i) the then applicable Allocation of such Tranche A Lender exceeds (ii) the aggregate principal amount of all of such Tranche A Lender’s outstanding Tranche A Loans and Prefunding Advances.

“Unused Allocated B Amount” means, with respect to any Tranche B Lender as of any date of determination, the amount by which (i) the then applicable Allocation of such Tranche B Lender exceeds (ii) the aggregate principal amount of all of such Tranche B Lender’s outstanding Tranche B Loans and Prefunding Advances.

“Unutilized Fee” means collectively, the Unutilized A Fee and the Unutilized B Fee.

“Unutilized A Fee” is defined in Section 3.05.

“Unutilized B Fee” is defined in Section 3.05.

SECTION 1.02 Rules of Interpretation. The following rules apply to this Agreement:

(a) the singular includes the plural and the plural includes the singular;

(b) “or” is not exclusive and “include” and “including” are not limiting;

(c) “hereby,” “herein,” “hereof,” “hereunder,” “this Agreement,” or other like words refer to this Agreement;

(d) a reference to any agreement or other contract includes amendments, supplements, amendments and restatements and other modifications;

(e) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder or any law enacted in substitution or replacement therefor;

(f) a reference to a Person includes its permitted successors and assigns;

(g) a reference herein to an Article, Section, Exhibit or Schedule without further reference is to the relevant Article, Section, Exhibit or Schedule of this Agreement;

(h) any reference herein to the purchase of an Aircraft by the Borrower shall also mean (x) the purchase of Aircraft Subsidiary by the Borrower if the Borrower actually purchases an Aircraft Subsidiary that owns such Aircraft and (y) the purchase of the beneficial interest in a trust that owns an Aircraft if the Borrower actually purchases such beneficial interest in such trust;

(i) time shall be of the essence with respect to the performance of all obligations;

(j) all obligations are continuing obligations; and

(k) the headings of the Articles, Sections and subsections are for convenience only and shall not affect the meaning of this Agreement.

ARTICLE II

ALLOCATIONS, ADVANCES AND NOTES

SECTION 2.01 Allocations and Advances. (a) On terms and subject to the conditions of this Agreement, including clauses (b), and (g) below and Article V, from time to time on any Business Day occurring on and after the Closing Date, but before the Availability Expiration Date, each Designated Lender agrees to (i) make revolving loans (relative to such Designated Lender, its “Tranche A Loans”) to the Borrower equal to such Designated Lender’s Tranche A Loan Percentage of the aggregate amount of the Advance of Tranche A Loans to be made on such day, and (ii) make revolving loans (relative to such Designated Lender, its

“Tranche B Loans”) to the Borrower equal to such Designated Lender’s Tranche B Loan Percentage of the aggregate amount of the Advance of Tranche B Loans to be made on such day. The Lenders have no obligation to make any Advance hereunder except as expressly set forth in this Agreement. Subject to the terms and conditions of this Agreement, amounts borrowed under this Section 2.01 may be repaid and reborrowed during the Availability Period.

(b) No Advance made with respect to any Aircraft shall:

(i) with respect to any Aircraft, exceed 100% of the Purchase Price of such Aircraft; and

(ii) when added to the aggregate amount of the Loans and the Subscription Balance then outstanding, exceed the Maximum Facility Amount;

(iii) when the Loans related to such Advance are added to the aggregate amount of Loans then outstanding, exceed the Advance Borrowing Base;

(iv) with respect to the portion of the Advance funded by any Tranche A Lender, when aggregated with all Tranche A Loans then outstanding that were made by such Lender (including, with respect to any Designated Lender, any such Loans made by any Conduit Lender designated by such Designated Lender pursuant to Section 2.04), exceed the Tranche A Allocation of such Lender;

(v) with respect to the portion of the Advance funded by any Tranche B Lender, when aggregated with all Tranche B Loans then outstanding that were made by such Lender (including, with respect to any Designated Lender, any such Loans made by any Conduit Lender designated by such Designated Lender pursuant to Section 2.04), exceed the Tranche B Allocation of such Lender;

(vi) with respect to Tranche A Loans, when aggregated with all Tranche A Loans then outstanding, exceed the Total Tranche A Facility Amount;

(vii) with respect to Tranche B Loans, when aggregated with all Tranche B Loans then outstanding, exceed the Total Tranche B Facility Amount; or

(viii) with respect to Tranche A Loans and Tranche B Loans, be made unless the Subscription Balance is equal to or greater than the Total Subscription Amount.

(c) Increases in Facility Amounts and Allocations; Additional Allocations.

(i) At any time that no Facility Default, Facility Event of Default or Servicer Replacement Event has occurred and is continuing, and prior to the Availability Expiration Date, the Borrower may, upon the consent of (x) the Agent (which consent may be withheld in its sole and absolute discretion) and (y) the Required Lenders (A) request that the then Maximum Facility Amount be increased to an amount set forth in such written notice and (B) obtain additional

Allocations with respect to each Tranche of Loans from the Designated Lenders and/or new lenders that (1) meet the requirements of an Eligible Assignee and (2) are not Competitors (unless, in the case of either clause (1) or (2), the prior written consent of the Borrower is obtained) (each a “New Lender”); provided that the Maximum Facility Amount shall not be increased unless (x) each of the Total Tranche A Facility Amount, the Total Tranche B Facility Amount and the Total Subscription Amount are increased pro rata and (y) any Rating Agency that has rated the Tranche A Loans at the request of the Borrower confirms in writing that such ratings will not be reduced or withdrawn as a result of such increase in the Maximum Facility Amount, Total Tranche A Facility Amount, Total Tranche B Facility Amount and Total Subscription Amount; provided further, the consent of the Required Lenders shall not be required if, after the requested increase, the Maximum Facility Amount is less than or equal to $1,500,000,000.

(ii) If and to the extent that any Lenders and/or New Lenders agree, in their sole discretion, to provide any additional Allocations contemplated in clause (i) above, (A) each such Person shall execute and deliver a New Allocation Agreement, (B) the applicable Facility Amounts shall be increased by the amount of the additional Allocations agreed to be so provided, (C) the Loan Percentages of the respective Lenders in respect of the increased Allocations shall be proportionally adjusted and such adjustment shall be recorded in the Register and (D) at such time and in such manner as the Borrower and the Agent shall agree, the Lenders shall assign and assume outstanding Loans so as to cause the amounts of such Loans held by each Lender with a Loan Percentage in excess of zero to conform to its Loan Percentage of the Loans. The Borrower shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Agent may request. Nothing contained in this Section or otherwise in this Agreement is intended to commit any Lender or any Agent to provide any portion of any such additional Allocations or Loans.

(d) Each Advance shall be allocated first, to the Subscription Contributions, until the Subscription Balance equals the Total Subscription Amount, second, to the Tranche B Loans, until the outstanding principal amount of the Tranche B Loans equals the Total Tranche B Facility Amount, and third, to the Tranche A Loans, until the outstanding principal amount of the Tranche A Loans equals the Total Tranche A Facility Amount.

(e) The Borrower will use or cause the corresponding Aircraft Owning Subsidiary to use the proceeds of each Advance to (i) purchase an Aircraft and related Lease for the Purchase Price thereof, (ii) purchase an Aircraft Subsidiary that owns an Aircraft and related Lease for the Purchase Price of such Aircraft or (iii) purchase all of the beneficial interest in a trust that owns such Aircraft for the Purchase Price thereof. In the event that the amount of an Advance related to an Aircraft exceeds the net cash amount to be paid to the applicable Seller on the Transfer Date, the excess amount (A) shall be paid to the applicable Deposit Account and/or Reserves Account to the extent that the Maintenance Reserves or Deposits were offset against the purchase price of such

Aircraft or to the extent that the cash Deposit or cash Maintenance Reserve balance under the applicable Lease exceeds the amounts transferred into such accounts on the applicable Transfer Date, (B) shall be paid to the Rent Reserve Account to the extent of the Rent Reserves related to the applicable Advance, if any, (C) if the obligation to purchase the Aircraft or Aircraft Subsidiary was secured by a deposit paid by either Servicer or any Affiliate thereof, shall be paid to such Servicer or at its direction to the extent of such deposit and (D) to the extent any amount remains after application of clauses (A), (B) or (C), shall be deposited in the applicable Rent Account.

(f) In connection with the transactions on any Transfer Date, the Agent may in its sole discretion grant the Borrower an extension of time in performing its obligations (or shorten the notice requirements) under clause (a) of Section 2.03 and in fulfilling the conditions set forth in Section 5.02.

(g) Nothing contained herein shall in any way obligate any Lender to make an Advance unless any such Advance has been approved by the Agent as set forth in Section 5.02(b)(iii) and nothing contained herein shall in any way obligate any Conduit Lender to make any Advance.

SECTION 2.02 Optional Extensions of Availability Period. (a) The Borrower may request, by notice to the Agent not less than 60 days prior to the Availability Expiration Date then in effect, that the Availability Period be extended. Upon receipt of such notice by the Agent, the Agent shall promptly (but in no event later than 5 Business Days after receipt thereof) notify each Designated Lender of such request, and each Designated Lender shall notify the Borrower and the Agent not more than 15 Business Days after the date on which the Agent shall have received the Borrower’s request (which date shall be set forth in the notice of such request given by the Agent) of its election so to extend or to not extend the Availability Period. Any Designated Lender which shall not timely notify the Agent of such election shall be deemed to have elected not to extend such Availability Period. If a Designated Lender elects to extend the Availability Period it shall be deemed to do so with respect to each of its Allocations.

(b) If one or more Designated Lenders shall have elected, or shall be deemed to have elected, not to extend the Availability Period, in each case, in accordance with clause (a) above, then the Agent shall so advise the Borrower and the remaining Lenders, and the remaining Lenders then maintaining Allocations or any of them shall have the right (but not the obligation), upon notice to the Agent not later than 5 Business Days immediately preceding the applicable Availability Expiration Date, to increase each of their respective Allocations by an amount equal in the aggregate to the Allocations of the Designated Lenders who have, or have been deemed to have, elected not to extend the Availability Period. Each Lender electing to increase each of its Allocations hereunder (each a “Remaining Lender”) shall specify in its notice to the Agent the amount by which it is willing to increase each of its Allocations; provided that if the aggregate amount of proposed increases by all Remaining Lenders shall equal or exceed the aggregate Allocations of those Lenders who have, or have been deemed to have, elected to not extend the Availability Period, then the amount of any increase in Allocations shall not exceed for any Remaining Lender the product of (i) the percentage of (x) such Lender’s Allocation with respect to each Tranche of Loans to (y) the aggregate Allocation of each other Remaining Lender with respect to each Tranche of Loans (in each case determined before giving effect to any increase in the Allocations of the remaining Lenders pursuant to this clause (b)) multiplied by (ii) the aggregate Allocations of each Tranche of Loans of the Lenders who have, or have been deemed to have, elected not to extend the Availability Period. Each Lender who elects, or who is deemed to elect, to not extend the Availability Period, in each case in accordance with clause (a) above shall assign its Allocations and Loans to any and all Remaining Lenders in the amounts described in this clause (b) and the purchase price to be paid for such Loans shall be in the amount of the outstanding principal amount of such Lender’s Loans at such time together with accrued and unpaid interest, fees and Break Costs, if any, in respect thereof plus all other amounts owing to such Lender from the Borrower under the Loan Documents. Each of such assigning Lender and each such Remaining Lender shall execute an Assignment and Assumption Agreement evidencing such assignment. The Allocations of such Remaining Lenders shall become effective on the Availability Expiration Date then in effect.

(c) If the aggregate Allocations of the Lenders who have elected, or who are deemed to have elected, not to extend the Availability Period, in each case in accordance with clause (a) above, shall exceed the aggregate amount by which the Remaining Lenders have agreed to increase their Allocations pursuant to clause (b) above, the Borrower may, with the approval of the Agent not to be unreasonably withheld, designate one or more New Lenders willing to extend Allocations in accordance with the Borrower’s request and in an aggregate amount not greater than such excess. Each Lender who elects, or who is deemed to elect, not to extend the Availability Period, in each case in accordance with clause (a) above shall assign its Allocations and Loans to any and all such Eligible Assignees and the purchase price to be paid for such Loans shall be in the amount of the outstanding principal amount of such Lender’s Loans at such time together with accrued and unpaid interest, fees and Break Costs, if any, in respect thereof plus all other amounts owing to such Lender from the Borrower under the Loan Documents. Each of such assigning Lender and each such Eligible Assignee shall execute an Assignment and Assumption Agreement evidencing such assignment. The Allocations of such Eligible Assignee shall become effective, and such Eligible Assignee shall become a Designated Lender hereunder, on the Availability Expiration Date then in effect for the Lenders who have, or have been deemed to have, elected not to extend the Availability Period (and any Eligible Assignee that is already a Lender shall remain a Lender and any new Allocation and Loan assigned to it under this clause (c) shall become effective on such Availability Expiration Date).

(d) The Borrower shall deliver (i) to each Lender that increases its Allocation under clause (b) above, if such Lender has previously been issued a Note by the Borrower under this Agreement, on the Availability Expiration Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the Availability Period, a new Note or an amendment to such existing Note, as requested by such Lender, to reflect any increase in its Allocation and (ii) to each Eligible Assignee that takes by assignment under clause (c) above (upon request of such Eligible Assignee), upon request and on the Availability Expiration Date in effect for the Lenders who have, or have been deemed to have, elected not to extend the Availability Period, a Note evidencing such Eligible Assignee’s Allocation and the Borrower’s obligation to pay Loans made by such Eligible Assignee pursuant to this Agreement.

(e) If, after giving effect to any increase in the Allocations of one or more Remaining Lenders pursuant to clause (b) above and any assignments to or new Allocations of one or more Eligible Assignees pursuant to clause (c) above, the extension of the Availability Period as provided in this Section 2.02 would not have been approved by Lenders holding Allocations equal in the aggregate to 100% of the Maximum Facility Amount, then the Availability Period shall not be extended but shall continue in effect until the Availability Expiration Date and shall then terminate. If Lenders holding Allocations equal in the aggregate to 100% of the Maximum Facility Amount shall have elected to extend the Availability Period as provided in this Section 2.02, then the Availability Period with respect to the Allocations of such Lenders and any Person which becomes a Lender hereunder shall continue until the date which is provided in clause (a) above, as to such Lenders, and the term “Availability Expiration Date”, as used herein, shall mean the last day of such extended period.

SECTION 2.03 Advancing Proceeds. (a) The making of each Advance by each Lender or the Parent hereunder shall be subject to receipt by the Agent of a Notice of Borrowing not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Transfer Date. Upon receipt of such Notice of Borrowing, the Agent shall notify each applicable Designated Lender and/or the Parent of the amount of the Advance to be made by such Designated Lender and/or the Parent on such Transfer Date and of the allocation of such Advance among such Designated Lender’s Tranche A Loans and Tranche B Loans by delivering an Agent’s Financing Notice to such Designated Lender and/or the Parent. At the time the Agent delivers to each Lender an Agent’s Financing Notice, the Agent shall deliver to each Lender a copy of the related Request sent to the Agent by the Borrower. Each Lender and, if applicable, the Parent shall make its Advance, or instruct (followed by reasonably diligent attention to such instruction until such time as the Agent shall have received such Advance) its correspondent bank, if any, to make its Advance and the Parent or the Borrower shall, if applicable, pay the Additional Borrower Contribution, by 2:00 p.m. (New York City time) the Business Day immediately preceding the date of the proposed Transfer Date to the account of the Agent from time to time designated to the Lenders, the Borrower and the Parent in writing. Subject to the fulfillment of the conditions as set forth in Section 5.02 for such Advance (as may be modified by Section 5.03), and to the Agent’s receipt of each Advance from such Lender and, if applicable, the Parent and, if applicable, receipt of the Additional Borrower Contribution, the Agent shall on the relevant Transfer Date make available to the Borrower at such account in the United States designated by the Borrower, the amount of such Advance and Additional Borrower Contribution in immediately available funds via wire transfer. Notwithstanding the preceding sentence, and subject to clause (b) below, the Borrower may request (i) the Transfer Date be extended to a date specified in writing by the Borrower to the Agent, which request the Agent may grant in its sole and absolute discretion and (ii) the Lenders make available the amount of such Advance for a period of time no greater than five (5) Business Days prior to the applicable Transfer Date. Such amounts contemplated in the fourth sentence of this Section 2.03 or in clause (ii) of the immediately preceding sentence shall be held in the Prefunding Account to be invested overnight at the Borrower’s risk and direction in Permitted Investments (the proceeds of which shall be for the account of the Borrower) in accordance with the Depository Agreement.

If the conditions of Section 5.02 are not satisfied, deferred pursuant to Section 5.03 or waived by the Required Lenders on such Transfer Date, as such Transfer Date may be extended in accordance with clause (i) above, any amounts advanced by the Lenders pursuant to this clause (a) shall be returned to the applicable Lenders, any amounts advanced by the Parent thereof pursuant to this clause (a) or Section 5.02(a) shall be returned to the Parent and the Parent shall be deemed not to have made a Subscription Contribution or, if applicable, a contribution of surplus to the Borrower in such amount, in any case on such Transfer Date (or, if after 2:00 p.m. New York time, on the next Business Day). Subject to Section 3.04(a), any amounts made available pursuant to clause (ii) above, shall accrue interest at the Applicable Rate from, and including, the date that such Lenders make such amounts available to, but excluding, the applicable Transfer Date (and thereafter at the Applicable Rate with respect to such Loans), or, if applicable, to and including, the date such amounts were returned to the applicable Lenders. Nothing herein shall constitute a commitment on the part of the Parent to make any Advance.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. Following delivery of such Notice of Borrowing, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by any such Lender as a result of any failure to fulfill, on or before the proposed Transfer Date specified in the Notice of Borrowing, the conditions set forth in Section 5.02, or if the Transfer Date with respect to the proposed Aircraft does not occur for any other reason (other than as a result of such Lender’s failure to comply with its obligations hereunder), including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Lenders to fund the Advances to be made pursuant to clause (a) above. Any such loss, cost or expense shall be paid within the time provided for the payment of Break Costs in Section 4.04. The applicable Lender shall furnish to the Borrower reasonable supporting calculations of any such loss, cost or expense claimed.

(c) Each Lender may, if it so elects, fulfill its obligation to make Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Loan; provided that such Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility.

(d) If any Lender or the Parent fails to fund an Advance to the account designated by the Agent as required by Section 2.03(a), then the Agent (1) shall not fund such Advance to the Borrower, (2) shall return all Advances made by the Lenders or the Parent pursuant to the applicable Notice of Borrowing and (3) shall so advise the Borrower, the Parent, the Servicers and the Lenders which had funded their Advances as required. If a Lender defaults in its obligation to fund and advance as provided above, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.03 related to assignments), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that Borrower shall have received the prior written consent of the Agent, which consent shall not be unreasonably withheld and such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts).

(e) Subject to Section 4.02, Prefunding Advances and Loans shall be LIBOR Advances and LIBOR Loans, respectively, unless the London Interbank Offered Rate is no longer available or quoted, in which case Prefunding Advances and Loans shall be Base Rate Advances and Base Rate Loans until such time that the London Interbank Offered Rate is available and quoted.

SECTION 2.04 Conduit Lenders. Notwithstanding anything to the contrary contained herein, any Designated Lender (a “Granting Lender”) may grant to any Conduit Lender sponsored by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Section 2.01; provided that (i) no Conduit Lender shall be committed to provide any Advance and nothing herein shall constitute a commitment to make an Advance by any Conduit Lender, and (ii) if a Conduit Lender elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by a Conduit Lender hereunder shall utilize the related Allocation of the related Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each Granting Lender listed in Schedule I under the heading “Granting Lender” hereby designates each entity listed opposite such Granting Lender’s name in such Schedule as Conduit Lenders sponsored by such Granting Lender as of the date hereof.

SECTION 2.05 Notes. (a) Upon the request of any Lender, the principal amount of the Indebtedness of the Borrower resulting from the Loans of such Lender and its obligation to repay such Lender shall be evidenced by a series of promissory notes of the Borrower maturing on the Maturity Date and designated as the Notes. Each Designated Lender who shall so request shall be issued a Tranche A Note and/or a Tranche B Note, as appropriate, in a maximum principal amount equal to such Lender’s Tranche A Allocation and/or Tranche B Allocation, as the case may be. Each Conduit Lender who shall so request shall be issued a Tranche A Note and/or a Tranche B Note, as appropriate, in the amount of the Tranche A Allocation and/or Tranche B Allocation, as the case may be, of the Designated Lender which designated such Conduit Lender pursuant to Section 2.04. At the request and at the sole cost and expense of the Borrower, when the Borrower has paid a Note in full and the applicable Lender no longer has any Allocation outstanding, such Lender will promptly return such Note to the Agent, who will return such Note to the Borrower, against receipt therefor, marked “PAID IN FULL.”

(b) If any Note shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the holder of such Note, execute and deliver to the Agent, who shall endorse and deliver to the applicable Lender in replacement thereof, a new Note, payable to the same holder in the same principal amount and dated the same date as the Note so mutilated, destroyed, lost or stolen. If the

Note being replaced has become mutilated, such Note shall be surrendered to the Borrower for cancellation. If the Note being replaced has been destroyed, lost or stolen, the holder of such Note shall furnish to the Borrower such indemnity as may be reasonably required by the Borrower to hold the Borrower harmless and evidence reasonably satisfactory to the Borrower of the destruction, loss or theft of such Note and of the ownership thereof; provided that if the holder of such Note is a Designated Lender, the written undertaking of the Lender shall be sufficient indemnity for the purposes of this clause (b).

SECTION 2.06 Reduction of Maximum Facility Amount. The Borrower may, upon five (5) days’ written notice to the Agent, reduce the Maximum Facility Amount (a) to a stated amount, provided that after such reduction the Maximum Facility Amount shall not be less than the sum of the aggregate principal balance of the Tranche A Loans, the aggregate principal balance of the Tranche B Loans and the Subscription Balance that would be outstanding after the effectiveness of such reduction or (b) to an amount equal to the aggregate of the then-outstanding principal balances of the Loans and the Subscription Balance, as such aggregate amount is reduced from time to time. Any such reduction shall reduce the unfunded Allocation, if any, of each Lender proportionately by Tranche to the extent such reduction can be applied to a Tranche, in order of priority commencing with the Senior Class.

SECTION 2.07 Termination of Availability Period By Borrower. Borrower may, at its election, upon five (5) days written notice to the Agent, terminate the Availability Period at any time the Maximum Facility Amount is $0 and the Availability Expiration Date shall occur as of the date such termination becomes effective.

SECTION 2.08 Termination of Availability Period Upon Servicer Replacement Event. If a Servicer Replacement Event shall have occurred and be continuing, the Availability Period shall immediately end and the Availability Expiration Date shall have occurred.

SECTION 2.09 Concentration Limits; Eligibility Criteria. The Borrower will use the proceeds from any Advance solely to acquire, or to provide funds to one or more Aircraft Subsidiaries to allow them to acquire, Aircraft (with or without any related leases) for inclusion in the Portfolio and lease such Aircraft, so as not to breach (at the time of such acquisition or commencement of any Lease) the criteria set forth in Schedule II hereto. Such criteria shall only be waived by the Agent upon the approval of each of (i) the Required Tranche A Lenders and (ii) the Required Tranche B Lenders.

ARTICLE III

PAYMENTS

SECTION 3.01 Voluntary Prepayments. The Borrower shall have the right to voluntarily prepay Loans in whole or in part without premium or penalty; provided that the Borrower shall have given prior notice to the Agent by 10:00 a.m., at least three (3) Business Days prior to the date of prepayment. Each notice of prepayment shall specify the prepayment date and the principal amount to be prepaid. Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Loan by the amount stated therein on the date stated therein. The Agent shall promptly upon receipt of any prepayment notice notify all Lenders of such prepayment. All voluntary prepayments made under this Section 3.01 shall be applied in accordance with clause (a), (b) or (c) of Section 3.03, as applicable, and shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment together with any amounts owed to any Lender pursuant to Section 4.04 hereof.

SECTION 3.02 Mandatory Prepayments and Repayments. The Borrower shall repay in full the unpaid principal amount of each Loan upon the Maturity Date. Prior thereto, payments and prepayments of the Loans shall be made as set forth in Section 3.01 and this Section 3.02. All repayments and prepayments set forth below (other than clause (b) below) shall be applied in accordance with clause (b) or (c) of Section 3.03, as applicable. All repayments and prepayments set forth in clause (b) below shall be made to the Lender owed such amounts. All payments under this Section 3.02 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment together with any amounts owed to any Lender pursuant to Section 4.04 hereof.

(a) On each of the first three Interim Repayment Dates, the Borrower shall repay a principal amount of the Loans equal to the excess (if any) of (A) the aggregate principal amount of the Loans outstanding as of such Interim Repayment Date over (B) the Permitted Interim Outstanding Amount applicable to such Interim Repayment Date. On the fourth Interim Repayment Date, the Borrower shall repay, and there shall become due and payable, the remainder of the aggregate outstanding principal amount of the Loans and all other Obligations due under the Loan Documents. In the event that any of such payments are not made when due, the Agent may, upon the request of the Required Lenders, extend any such payment date on terms satisfactory to such Lenders (in their sole discretion); provided that any such extension shall not extend the final Interim Repayment Date for more than twenty-four (24) months beyond the date provided for such payment in the definition of “Interim Repayment Date” without the consent of all Lenders and in no event shall the final Interim Repayment Date be extended beyond the Maturity Date.

(b) With respect to the affected Loans only, such Loans shall be prepaid, following an Illegality Event in accordance with Section 4.01.

(c) Following the occurrence of an Event of Loss with respect to an Aircraft, the Borrower shall prepay from amounts deposited on or prior to such date into the applicable Additional Collateral Account on the date specified in Section 7.09, an aggregate amount equal to (x) at any time during the Availability Period, a portion of the principal amount of the Loans in an aggregate amount equal to the Debt Percentage of the Prepayment Amount for such Aircraft and (y) at any time after the Availability Expiration Date until the Outstanding Principal Balance of the Loans is reduced to $0, an aggregate amount equal to the Prepayment Amount for such Aircraft.

(d) Following the occurrence of a Facility Event of Default and acceleration of the Loans, the Borrower shall repay all outstanding Loans and all other Obligations due under the Loan Documents immediately.

(e) If the Borrower Disposes of any Aircraft, subject to the proviso contained in Section 3.03(b), the Borrower shall deposit in the applicable Additional Collateral

Accounts an aggregate amount equal to (x) at any time during the Availability Period, a portion of the principal amount of the Loans in an aggregate amount equal to the Debt Percentage of the Prepayment Amount for such Aircraft and (y) at any time after the Availability Expiration Date until the Outstanding Principal Balance of the Loans is reduced to $0, an aggregate amount equal to the Prepayment Amount for such Aircraft, which amount shall be applied on or before the first Settlement Date to occur after receipt thereof.

(f) If any Monthly Report indicates that a Collateral Deficiency exists, the Borrower shall by the third Settlement Date immediately following the date of delivery of such Monthly Report do either or both of the following: (x) pay an amount to the applicable Concentration Account sufficient so that, after application of funds on such third Settlement Date in accordance with Section 3.03, such Collateral Deficiency no longer exists or (y) pledge additional collateral acceptable to the Agent in its sole discretion, in such amounts so that such Collateral Deficiency no longer exists.

(g) If any amount payable under Section 3.02(a) shall not have been paid when due, the Agent (at the direction of the Required Lenders) may direct the Borrower to (and upon receipt of such direction the Borrower shall or shall cause the Servicers and the Aircraft Owning Subsidiaries to) sell all or any part of the Collateral in the amount and in the manner specified by the Agent, and upon any such sale (an “Authorized Sale”) and receipt of the sales proceeds thereof, the Borrower shall deposit the proceeds of such Authorized Sale in the applicable Additional Collateral Accounts to be applied on or before the next Settlement Date in accordance with Section 3.03(b). Notwithstanding the provisions of Section 11.23, upon any Authorized Sale and receipt of the sales proceeds thereof, the Agent shall, and shall direct (in writing) the Collateral Agent to, release the Collateral sold from the Lien of the Security Documents.

SECTION 3.03 Application of Funds. (a) Subject to clauses (b) and (c) below, on each Settlement Date, (i) amounts on deposit in or paid into the Rent Accounts, and the Concentration Accounts (to the extent such amounts are Monthly Rent or overdue interest on Monthly Rent paid by a Lessee) and, to the extent requested by the Borrower, the Rent Reserve Account, the Deposit Accounts (to the extent permitted under the Lease that relates to each applicable Deposit) and the Additional Collateral Accounts (to the extent such amounts are not proceeds of an Event of Loss) and (ii) amounts which the Agent elects to apply pursuant to clause (f) of Section 7.04 hereof shall be applied in the following order of priority:

first, ratably to the Agent, any Lender, and any other Protected Party, an amount equal to all costs, fees, expenses, indemnities and reimbursements (other than principal and interest, including Aggregated Additional Interest and Aggregated Default Interest) then due and owing to each such Person under the Loan Documents, for payment thereof, including Section 2.03, Article IV and Section 11.05 hereof, Section 6.01 of the Depository Agreement and Section 5.5 of the Security Agreement, but excluding such costs, fees, expenses, indemnities and reimbursements that are provided for below in clauses second, third, fourth, eighth, ninth or tenth of this clause (a);

second, if (i) any amount (a “Reimbursement Amount”) paid by a Lessee into the Concentration Accounts since the last Settlement Date was specifically paid to reimburse any expense paid by either Servicer under the Servicing Agreement (but not to include payments by the Servicers in respect of unpaid Monthly Rent amounts) because the Lessee had failed to pay an amount due or perform an obligation under the applicable Lease, (ii) the Lessee has fully cured all payment defaults under the applicable Lease and (iii) the Servicers have provided the Agent with documentation that enables the Agent to verify the amounts distributable under this clause second, to the Servicers to reimburse the Servicers for such payment in an amount not to exceed such Reimbursement Amount;

third, to the Aircraft Expenses Account an amount sufficient to pay Aircraft Expenses anticipated to be incurred in the one (1) month period immediately following such Settlement Date plus an amount the Borrower and the Servicers certify to the Agent in writing (or the Agent otherwise determines) is reasonably necessary in order to create a reserve for Aircraft Expenses anticipated beyond such one (1) month period for which creating such a reserve would be prudent (taking into account the then current balance in the Aircraft Expenses Account, each such amount to be certified by the Borrower and the Servicers in a Disbursement Certificate (or otherwise determined by the Agent));

fourth, to the Servicers and their designees, in aggregate, an amount equal to all Servicers’ Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid;

fifth, ratably (i) to the Tranche A Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding principal amount of the Tranche A Loans as of the then most recently ended Interest Period, for payment thereof and (ii) to the payment of Derivatives Obligations, if any, then due and payable;

sixth, ratably to the Tranche B Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding principal amount of the Tranche B Loans as of the then most recently ended Interest Period, for payment thereof;

seventh, subject to Section 3.04(d), to the Borrower (x) for payment to the Parent of amounts owing under the Management Agreement and, thereafter (y) for distribution to the Parent, an amount (the aggregate of (x) and (y)) equal to all accrued and undistributed Free Cash Return as of the then most recently ended Interest Period, for payment thereof;

eighth, any amount remaining, to the Servicers, in an amount not to exceed all unreimbursed Servicer Advances advanced during previous Measuring Periods and any interest owing thereon, for reimbursement thereof;

ninth, ratably to each Lender, an amount equal to all accrued Unutilized Fees then due and owing to such Lender on the Class A Loans and the Class B Loans under Section 3.05, for payment thereof;

tenth, for deposit to the Cash Collateral Account, in an amount not to exceed the positive difference (if any) between (i) the Cash Collateral Target Amount minus (ii) the Cash Collateral, in each case as determined on the immediately preceding Calculation Date;

eleventh, beginning on the first Settlement Date to occur on or after the earlier of (A) the Facility Utilization Trigger Date and (B) the end of the Availability Period, ratably to the Tranche A Lenders in an amount not to exceed the outstanding principal amount of the Tranche A Loans, for payment thereof;

twelfth, beginning on the first Settlement Date to occur on or after the earlier of (A) the Facility Utilization Trigger Date and (B) the end of the Availability Period, ratably to the Tranche B Lenders in an amount not to exceed the outstanding principal amount of the Tranche B Loans, for payment thereof;

thirteenth, ratably to the Tranche A Lenders in an amount not to exceed all Aggregated Additional Interest and Aggregated Default Interest (in such order) due and owing to each Tranche A Lender, for payment of such Aggregated Additional Interest and Aggregated Default Interest;

fourteenth, ratably to the Tranche B Lenders in an amount not to exceed all Aggregated Additional Interest and Aggregated Default Interest (in such order) due and owing to each Tranche B Lender, for payment of such Aggregated Additional Interest and Aggregated Default Interest;

fifteenth, beginning on the first Settlement Date to occur on or after the earlier of (A) the Facility Utilization Trigger Date and (B) the end of the Availability Period, to the Borrower (x) for payment to the Parent of amounts owing under the Management Agreement and, thereafter (y) for distribution to the Parent, an amount (the aggregate of (x) and (y)) not to exceed the Subscription Balance, for the reduction thereof;

sixteenth, ratably to each Person described in this clause sixteenth in an amount not to exceed all other Obligations then due and owing to each such Person for payment thereof in the following order: the Agent, the Collateral Agent, the Depositary, the Tranche A Lenders and any related Protected Party, the Tranche B Lenders and any related Protected Party and to each other Protected Party; and

seventeenth, as directed by the Borrower.

(b) Subject to clause (c) below, proceeds received by the Collateral Agent, the Agent, the Borrower, the Servicers or any Aircraft Subsidiary in connection with any event set forth in clause (c), (e) or (g) of Section 3.02 with respect to an Aircraft, Airframe or Engine shall be applied in the following order of priority (provided however, proceeds to be applied under this clause (b) that are received by the Borrower during a period commencing on and including a date five (5) Business Days prior to a Settlement Date to and including such Settlement Date shall be applied under this clause (b) on such Settlement Date):

first, (i) ratably to the Agent, any Lender and any other Protected Party an amount equal to all costs, fees, expenses, indemnities and reimbursements (other than principal and interest, including Aggregated Additional Interest and Aggregated Default Interest) then due and owing to each such Person under the Loan Documents, including Section 2.03, Article IV and Section 11.05 hereof, Section 6.01 of the Depository Agreement and Section 5.5 of the Security Agreement, but excluding such costs, fees, expenses, indemnities and reimbursements that are provided for below in clause second of this clause (b) or that are described in the exclusion from clause first of Section 3.03(a), for payment thereof;

second, if prior to the end of the Availability Period, to the Servicers, an amount equal to all Sales Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid, for payment of such fees;

third, ratably (i) to the Tranche A Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding unpaid principal amount of the Tranche A Loans being repaid under this clause (b) as of the date of repayment, for payment thereof and (ii) to the payment of Derivatives Obligations, if any, then due and payable in connection with the prepayments of the Loans described in this clause (b);

fourth, ratably to the Tranche B Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the amount of Tranche B Loans being repaid under this clause (b) as of the date of application hereunder, for payment thereof;

fifth, subject to Section 3.04(d), to the Borrower (x) for payment to the Parent of amounts owing under the Management Agreement and, thereafter (y) for distribution to the Parent, an amount (the aggregate of (x) and (y)) equal to all accrued and undistributed Free Cash Return on the amount of Subscription Balance being paid under this clause (b) as of the date of application hereunder, for payment thereof;

sixth, to the Servicers, the shortfall, if any, of the amount to have been paid to the Servicers on the immediately preceding Settlement Date pursuant to clause eighth of Section 3.03(a), or clause sixth of Section 3.03(c) and related to the Aircraft, Airframe or Engine for which the proceeds then being applied under this Section 3.03(b) have been received;

seventh, ratably to the Tranche A Lenders for repayment of the outstanding principal amount of the Tranche A Loans in an amount not to exceed the Prepayment Amount with respect to the applicable Aircraft;

eighth, ratably to the Tranche B Lenders for repayment of the outstanding principal amount of the Tranche B Loans in an amount, when aggregated with the amounts distributed in clause seventh above, not to exceed the Prepayment Amount with respect to the applicable Aircraft;

ninth, ratably to the Tranche A Lenders in an amount not to exceed all interest accrued in connection with all Aggregated Additional Interest and Aggregated Default Interest (in such order) due and owing to each Tranche A Lender, for payment of such Aggregated Additional Interest and Aggregated Default Interest;

tenth, ratably to the Tranche B Lenders in an amount not to exceed all interest accrued in connection with all Aggregated Additional Interest and Aggregated Default Interest (in such order) due and owing to each Tranche B Lender, for payment of such Aggregated Additional Interest and Aggregated Default Interest;

eleventh, if on or after the end of the Availability Period, to the Servicers, an amount equal to all Sales Fees accrued on such date, for payment of such fees;

twelfth, subject to Section 3.04(d), to the Borrower (x) for payment to the Parent of amounts owing under the Management Agreement and, thereafter (y) for distribution to the Parent, an amount (the aggregate of (x) and (y)), when aggregated with the amounts distributed in clauses seventh and eighth above, not to exceed the Prepayment Amount with respect to the applicable Aircraft, for reduction of the Subscription Balance;

thirteenth, any amount remaining, for deposit to the Cash Collateral Account in an amount not to exceed the positive difference (if any) between (i) the Cash Collateral Target Amount minus (ii) the Cash Collateral, in each case as determined on the immediately preceding Calculation Date, but assuming that the Aircraft at issue is no longer in the Portfolio;

fourteenth, ratably to each Lender, the shortfall, if any, of the amount to have been paid to the Lenders on the immediately preceding Settlement Date pursuant to clause ninth of Section 3.03(a) or clause seventh of Section 3.03(c);

fifteenth, to the Aircraft Expenses Account the shortfall, if any, of the amount to have been so transferred on the immediately preceding Settlement Date pursuant to clause third of Section 3.03(a) or clause second of Section 3.03(c);

sixteenth, any amount remaining, to each Person described in this clause sixteenth in an amount not to exceed all other Obligations (other than principal and interest on the Loans) then due and owing to each such Person for payment thereof in the following order: the Agent, the Collateral Agent, the Depositary, the Tranche A Lenders and any related Protected Party, the Tranche B Lenders and any related Protected Party and to each other Protected Party; and

seventeenth, any amount remaining, as directed by the Borrower.

(c) At any time (x) a Facility Default described clause (ii) or (iii) of Section 9.01(h) or a Facility Event of Default has occurred and is continuing, (y) a Facility Event of Default (disregarding any cure period for late payment) would occur after giving effect to any application of funds in accordance with clause (a) or (b) above or (z) on or after the first Interim Repayment Date, amounts on deposit in or paid into the Rent Accounts, and the Concentration Accounts (to the extent such amounts are Monthly Rent or overdue interest on Monthly Rent paid by a Lessee), the Rent Reserve Account and the Deposit Accounts (to the extent permitted under the Lease that relates to each applicable Deposit) and amounts which the Agent elects to apply pursuant to clause (f) of Section 7.04 hereof, shall be applied on each Settlement Date in the following order of priority:

first, (i) ratably to the Agent, any Lender and any other Protected Party, an amount equal to all costs, fees, expenses, indemnities and reimbursements (other than principal and interest, including Aggregated Additional Interest and Aggregated Default Interest) then due and owing to each such Person under the Loan Documents for payment thereof, including Section 2.03, Article IV and Section 11.05 hereof, Section 6.01 of the Depository Agreement and Section 5.5 of the Security Agreement, but excluding such costs, fees, expenses, indemnities and reimbursements that are described in the exclusion from clause first of Section 3.03(b);

second, to the Aircraft Expenses Account an amount sufficient to pay Aircraft Expenses anticipated to be incurred in the one (1) month period immediately following such Settlement Date plus an amount the Borrower and the Servicers certify to the Agent in writing (or the Agent otherwise determines) is reasonably necessary in order to create a reserve for Aircraft Expenses anticipated beyond such one (1) month period for which creating such a reserve would be prudent (taking into account the then current balance in the Aircraft Expenses Account), each such amount to be certified by the Borrower and the Servicers in a Disbursement Certificate (or otherwise determined by the Agent);

third, the Servicers and their designees, in aggregate, an amount equal to all Servicers’ Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid;

fourth, ratably (i) to the Tranche A Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding principal amount of the Tranche A Loans, for payment thereof and (ii) to the payment of Derivatives Obligations, if any, then due and payable;

fifth, ratably to the Tranche B Lenders, an amount equal to all accrued and unpaid interest (except for Aggregated Additional Interest and Aggregated Default Interest and accrued and unpaid interest thereon) on the outstanding principal amount of the Tranche B Loans, for payment thereof;

sixth, any amount remaining, to the Servicers in an amount not to exceed all prior unreimbursed Servicer Advances and any interest owing thereon;

seventh, ratably to each Lender, an amount equal to all accrued Unutilized Fees then due and owing such Lender under Section 3.05, for payment thereof;

eighth, ratably to the Tranche A Lenders for repayment of the outstanding principal amount of the Tranche A Loans, in an amount not to exceed the outstanding principal amount of such Loans;

ninth, ratably to the Tranche B Lenders for repayment of the outstanding principal amount of the Tranche B Loans, in an amount not to exceed the outstanding principal amount of such Loans;

tenth, ratably to the Tranche A Lenders, in an amount not to exceed all Aggregated Additional Interest and Aggregated Default Interest (in such order) due to each Tranche A Lender, for payment of such Aggregated Additional Interest and Aggregated Default Interest;

eleventh, ratably to the Tranche B Lenders, in an amount not to exceed all Aggregated Additional Interest and Aggregated Default Interest due (in such order) to each Tranche B Lender, for payment of such Aggregated Additional Interest and Aggregated Default Interest;

twelfth, to the Servicers, an amount equal to all Sales Fees plus any interest thereon accrued on such and any previous Settlement Date which remain unpaid, for payment of such fees;

thirteenth, to the Borrower (x) for payment to the Parent of amounts owing under the Management Agreement and, thereafter (y) for distribution to the Parent, an amount (the aggregate of (x) and (y)) equal to all accrued and undistributed Free Cash Return, for the payment thereof;

fourteenth, to the Borrower (x) for payment to the Parent of amounts owing under the Management Agreement and, thereafter (y) for distribution to the Parent, an amount (the aggregate of (x) and (y)) not to exceed the Subscription Balance, for the reduction thereof;

fifteenth, any amount remaining, to each Person described in this clause fifteenth in an amount not to exceed all other Obligations then due and owing to each such Person for payment thereof in the following order: the Agent, the Collateral Agent, the Depositary, the Tranche A Lenders and any related Protected Party and the Tranche B Lenders and any related Protected Party; and

sixteenth, any amount remaining, as directed by the Borrower.

(d) Notwithstanding anything else contained herein or in any other Loan Document, each payment of principal on the Loans made pursuant to Sections 3.01, 3.02 or otherwise under the Loan Documents shall be applied, with respect to each Tranche of Loans, first, pro rata among the Tranche A Lenders and second, pro rata among the Tranche B Lenders, in each case until the then outstanding Loans of the applicable Tranche have been paid in full.

(e) All payments to Designated Lenders shall be made in accordance with the payment instructions for the applicable Designated Lender in Schedule I, unless otherwise directed in writing by the applicable Designated Lender.

SECTION 3.04 Interest. (a) Interest shall accrue on (i) provided such amounts are deposited into the Prefunding Account by 2:00 p.m. New York time on the applicable Prefunding Date or the applicable Lender provides confirmation by Fed reference number or SWIFT code or such other evidence reasonably satisfactory to the Borrower that such wire has been initiated by 1:00 p.m. New York time on the applicable Prefunding Date, the aggregate principal amount outstanding from time to time of the Tranche A Prefunding Advances and the Tranche B Prefunding Advances for each day from and including the Prefunding Date related to such Prefunding Advance to but excluding the next succeeding Business Day, at a rate per annum equal to the Prefunding Rate then in effect for each such Prefunding Advances for such day, (ii) the aggregate principal amount outstanding from time to time of the Tranche A Prefunding Advances and the Tranche B Prefunding Advances for each day, if any, from and including the Business Day immediately succeeding the Prefunding Date related to such Prefunding Advance to but excluding the first day of the first Interest Period relating to such Prefunding Advance, or in the event that such Prefunding Advances are not funded to the Borrower as Loans, to and including the date such Prefunding Advances are returned to the applicable Lenders, at a rate per annum equal to the Applicable Rate then in effect for such Prefunding Advances for such day and (iii) the aggregate principal amount outstanding from time to time of the Tranche A Loans and Tranche B Loans for each day from and including the first day of each Interest Period to but excluding the last day of such Interest Period, at a rate per annum equal to the Applicable Rate then in effect for each such Tranche for such day, and, in the case of each of clause (i), (ii) and (iii), shall be payable in arrears on each Settlement Date and on the Maturity Date (or, if earlier, on the date any such Loans are repaid or prepaid). Without limitation of the foregoing, the records of the Agent regarding the amount of outstanding and unpaid principal and accrued interest of the Advances, the Loans and any other amounts owed by the Borrower from time to time under the Loan Documents shall be presumed to be correct absent manifest error.

(b) At any time (i) from, and including, the first Interim Repayment Date, the Tranche A Loans and Tranche B Loans shall bear additional interest (in addition to the interest payable pursuant to clause (a) above and clause (b)(ii) (if any) and clause (c) below (if any)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Interim Repayment Date Margin in effect for each such Tranche, as applicable and (ii) after the Availability Expiration Date, if an Investment Grade Rating of the Tranche A Notes (exclusive of Aggregated Additional Interest and Aggregated Default Interest) has not been obtained, the Tranche A Loans shall bear additional interest (in addition to the interest payable pursuant to clause (a) and clause (b)(i) above (if any) and clause (c) below (if any)) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto for so long as the Tranche A Notes are not so rated, at a rate per annum equal to the Additional Margin, as applicable (all such aggregated additional interest owing on any Tranche A Loans or Tranche B Loans pursuant to clauses (i) and (ii), the

“Aggregated Additional Interest”). Such accrued interest shall be aggregated on the last day of such Interest Period and any such amount owing as Aggregated Additional Interest shall, upon such aggregation, accrue interest at the Facility Rate (plus the Default Margin if a Facility Event of Default has occurred and is continuing) and shall be deemed “Aggregated Additional Interest.” Aggregated Additional Interest and the interest thereon shall be payable in arrears in accordance with Section 3.03.

(c) At any time during which a Facility Event of Default has occurred and is continuing, Tranche A Loans and Tranche B Loans shall bear additional interest (in addition to the interest payable pursuant to clause (a) and (b) above (if any) on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the Default Margin in effect for each such Tranche, as applicable (all such interest owing on any Tranche A Loans and Tranche B Loans, the “Aggregated Default Interest”). Such accrued interest shall be aggregated on the last day of such Interest Period, accrue interest at the Aggregated Default Interest Rate and shall be deemed “Aggregated Default Interest.” Aggregated Default Interest and the interest thereon shall be payable in accordance with Section 3.03.

(d) If on any Calculation Date a Free Cash Suspension Event has occurred and is continuing, Free Cash Return shall accrue for the related Measuring Period but, notwithstanding anything to the contrary in Section 3.03, no amounts shall be distributed by the Borrower to the Parent and no amounts shall be distributed to the Borrower for distribution to the Parent pursuant to clause seventh or fifteenth of Section 3.03(a), clauses fifth or twelfth of Section 3.03(b) or clause thirteenth or fourteenth of Section 3.03(c) until such time as all amounts of principal and interest owing to the Tranche A Lenders and Tranche B Lenders under the Loan Documents have been paid in full, or such Free Cash Suspension Event has terminated.

SECTION 3.05 Unutilized Fee. A fee equal to 0.30% per annum of the daily average Unused Allocated A Amount related to the Tranche A Allocation shall accrue from the Closing Date (the “Unutilized A Fee”) and a fee equal to 0.30% per annum of the daily average Unused Allocated B Amount related to the Tranche B Allocation shall accrue from the date that occurs six months after the Closing Date (the “Unutilized B Fee”) and, in each case, shall be due and payable to the applicable Lenders ratably in accordance with its Lender’s Loan Percentage of such Unused Allocated A Amount or Unused Allocated B Amount, as applicable, for the applicable Tranche, in arrears on each Settlement Date to the extent provided in Section 3.03. To the extent that an Unutilized Fee paid to a Lender does not correspond with the amount provided herein for the applicable Settlement Date, such payment will be reconciled by the Borrower on the immediately succeeding Settlement Date.

SECTION 3.06 Releases of Collateral. Following the application of certain prepayments of the Loans under Section 3.02, the Borrower shall be entitled to the release of Collateral to the extent provided in Section 11.23.

ARTICLE IV

ILLEGALITY; INCREASED COSTS AND OTHER PROVISIONS

SECTION 4.01 Illegality. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Agent, be conclusive and binding on the Borrower absent manifest error) that any Change In Law makes it unlawful, or any Governmental Entity asserts that it is unlawful, for such Lender to fund or maintain its Loans (or any portion thereof) as funded or maintained hereunder or to give effect to all or any part of its obligations under this Agreement (any such event being hereinafter referred to as an “Illegality Event”), then

(a) such Lender shall promptly serve notice of such fact on the Borrower and the Agent; and

(b) if such Illegality Event can be avoided or reduced, including by transferring such Loans (or any portion thereof) to any Affiliate of such Lender, without incurring any consequences which are, in the sole judgment of such Lender, materially adverse to such Lender, then such Lender shall use its reasonable good faith efforts consistent with its internal policy to effect such avoidance or reduction; or

(c) if such a transfer is not effected within ninety (90) days after such Lender has provided notice thereof to the Agent and the Borrower, the Borrower shall prepay such Loans, or that portion of the Loans affected by such Illegality Event.

If an Illegality Event does not affect all Lenders, the Borrower may request that any Lenders that are not affected by such Illegality Event purchase the Loans held by the affected Lenders. The Lenders shall have no obligation to purchase any such Loans. The foregoing shall not delay or otherwise affect the Borrower’s obligation under clause (c) of this paragraph.

SECTION 4.02 Deposits Unavailable. If the Agent shall have determined that

(a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in the London Interbank Bank market; or

(b) by reason of circumstances affecting the London Interbank Bank market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans;

then, upon notice from the Agent to the Borrower and the Lenders, the obligations of all Lenders hereunder to make or continue any Prefunding Advances or Loans as LIBOR Advances or LIBOR Loans shall forthwith be suspended and such Prefunding Advances and Loans shall be made or maintained as Base Rate Advances or Base Rate Loans, as applicable, until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

SECTION 4.03 Increased LIBOR Loan Costs, Etc. (a) The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, such Lender’s Allocations and the making of Advances hereunder (including the making or maintaining any Loans as LIBOR Loans) that arise in connection with any Change In Law, except for such changes with respect to increased capital costs which are governed by Section 4.05.

(b) Each affected Lender shall promptly notify the Agent and the Borrower by certification in writing (in a certificate which shall set out in reasonable detail the basis of the computation of such amounts; provided that such Lender shall not be required to set out details of its computations relating to its liability to pay corporation tax or any similar tax on profits or gains) of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within thirty (30) Business Days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(c) The provisions of this Section 4.03 shall not oblige the Borrower to make payment to any Lender in relation to any such additional amounts to the extent that:

(i) such additional amounts are imposed by reason of the willful misconduct or gross negligence of such Lender or result from any failure on the part of such Lender to comply with any of the express terms of this Agreement or any other Loan Document (except where such failure results from any failure on the part of any party (other than such Lender) to this Agreement or any other Loan Document to comply with any of the express terms thereof); or

(ii) such additional amounts result from any failure by such Lender duly to comply with all Applicable Laws of which it may reasonably be expected to be aware relating to filing of regulatory returns and statements, or

(iii) such additional amounts were incurred more than one hundred eighty (180) days prior to the date that such Lender notified the Borrower of the Change In Law giving rise to such increased costs or reductions as contemplated by Section 4.03(a); provided that failure or delay on the part of any Lender to demand compensation pursuant to this Section 4.03 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, further, that if the Change In Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; or

(iv) such additional amounts constitute Taxes.

(d) If any Lender requests compensation under this Section 4.03, then such Lender shall use reasonable efforts to file any certificate or document reasonably requested by the Borrower or designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 4.03 in the future and (ii) in the judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 4.04 Funding Losses. In the event any Lender shall incur any Break Costs as a result of any repayment or prepayment of the principal amount of any LIBOR Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article III or otherwise then, the Lender shall provide written notice of such to the Borrower (with a copy to the Agent). The Borrower shall, on the later of (x) the date such Loans are repaid and (y) two (2) Business Days after its receipt of notice thereof, pay directly to each Lender the amount of the Break Costs certified by the Agent.

SECTION 4.05 Increased Capital Costs. (a) If any Change In Law affects or would affect the amount of capital required or expected to be maintained by any Lender and in the case of Conduit Lender, its administrative agent (each, a “Covered Party”), and such Covered Party determines (in good faith but in its sole and absolute discretion) that the rate of return on its capital as a consequence of the Allocations or the Loans made by such Covered Party is reduced to a level below that which such Covered Party could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by certification in writing (in a certificate which shall set out in reasonable detail the basis of the computation of such amounts provided that such Covered Party shall not be required to set out details of its computations relating to its liability to pay corporation tax or any similar tax on profits or gains) of the occurrence of any such event by such Covered Party to the Borrower, the Borrower shall within thirty (30) Business Days following receipt of such notice pay directly to such Covered Party additional amounts sufficient to compensate such Covered Party for such reduction in rate of return. A statement of such Covered Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Covered Party may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

(b) The provisions of this Section 4.05 shall not oblige the Borrower to make payment to any Covered Party in relation to any additional amounts to the extent that:

(i) such additional amounts are imposed by reason of the willful misconduct or gross negligence of such Covered Party or result from any failure on the part of such Covered Party to comply with any of the express terms of this Agreement or any other Loan Documents (except where such failure results from any failure on the part of any party (other than such Covered Party) to this Agreement or any other Loan Documents to comply with any of the express terms thereof); or

(ii) such additional amounts result from any failure by such Covered Party duly to comply with all such laws of which it may reasonably be expected to be aware relating to filing of regulatory returns and statements; or

(iii) such additional amounts were incurred more than one hundred eighty (180) days prior to the date that such Covered Party notified the Borrower of the Change In Law giving rise to such increased capital costs as contemplated by Section 4.05(a); provided that if the Change In Law giving rise to such increased capital costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof; or

(iv) such additional amounts constitute Taxes.

(c) If any Covered Party requests compensation under this Section 4.05, then such Covered Party shall use reasonable efforts to file any certificate or document reasonably requested by the Borrower or designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if such filing, designation or assignment (i) would eliminate or reduce amounts payable pursuant to this Section 4.05 in the future and (ii) in the judgment of such Covered Party would not subject such Covered Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Covered Party. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 4.06 Taxes. The Borrower covenants and agrees as follows with respect to Taxes:

(a) Any and all payments to a Protected Party (which for the purposes of this Section 4.06 shall exclude Derivative Creditors) by the Borrower or in satisfaction of the Borrower’s obligations with respect to each Loan shall be made without setoff, counterclaim or other defense, and, except as otherwise required by law, free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any such payment to any Protected Party by the Borrower or in satisfaction of the Borrower’s obligations under any Loan Document, then:

(i) subject to clause (f), if such Taxes are Non-Excluded Taxes, the Borrower shall pay such additional amount as may be necessary so that the Person entitled to receive such payment receives, after withholding or deduction for or on account of such Non-Excluded Taxes, in an amount that is not less than the amount provided for in such Loan Document; and

(ii) the Borrower shall withhold or cause to be withheld the full amount of such Taxes from such payment (as increased pursuant to clause (a)(i)) and shall pay (or cause to be paid) such amount to the Governmental Entity imposing such Taxes in accordance with Applicable Law.

(b) In addition, the Borrower shall pay all Other Taxes imposed by the relevant Governmental Entity imposing such Other Taxes in accordance with applicable law.

(c) As promptly as practicable after the payment by the Borrower or by any party making the payment in satisfaction of the Borrower’s obligations of any Taxes or Other Taxes pursuant to this Section 4.06, and in any event within 45 days of any such payment being due, the Borrower shall furnish to the Agent a copy of an official receipt (or a certified copy thereof) to the Borrower or other documentation reasonably acceptable to the Agent in each case, if available to the Borrower following the Borrower making best efforts to provide such official receipt (or certified copy) or other documentation evidencing the payment of such Taxes or Other Taxes. The Agent shall make copies thereof available to any Protected Party upon written request therefor.

(d) Each Protected Party that is a Lender, on or prior to the date on which the Lender becomes a Protected Party hereunder (and from time to time thereafter upon receiving reasonable written request from the Borrower, unless such Lender is no longer legally entitled to do so as a result of (x) a Change in Law after the date such Protected Party becomes a Protected Party hereunder or (y) an action taken by a Protected Party at the request of the Borrower), shall:

(i) in the case of a Lender that is a Treaty Lender, unless such Lender is also a Qualifying Lender and complies with clause (d)(ii), comply with the procedural formalities necessary for the Borrower to obtain authorization to make payments to the Treaty Lender without deduction or withholding for or on account of any Irish Withholding Taxes under the applicable Treaty; and

(ii) in the case of a Lender that is not a Treaty Lender, or a Lender that is a Treaty Lender but elects to comply with this clause (d)(ii) instead of clause (d)(i), provide the Borrower with a Qualifying Lender Certificate.

(e) Subject to clause (f), the Borrower shall indemnify each Protected Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on such Protected Party with respect to any Loan Document or any transactions contemplated therein whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Entity. In addition, the Borrower shall indemnify each Protected Party for any incremental Taxes that may become payable by such Protected Party as a result of any failure of the Borrower to deliver to the Agent, pursuant to clause (c), documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid or payable by any Protected Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Protected Party makes written demand therefor accompanied by a written statement describing the basis for such indemnity and the computation of the amount payable. The Borrower acknowledges that any payment made to any Protected Party in respect of the indemnification obligations of the Borrower provided in this clause shall constitute a payment in respect of which the provisions of clause (a)(i) and this clause shall apply.

(f) The Borrower shall not be obligated to pay any additional amounts to any Protected Party pursuant to clause (a)(i), or to indemnify any Protected Party pursuant to clause (e) hereof or any indemnity provision of any Loan Document, in respect of (1)

Irish Withholding Taxes to the extent imposed as a result of (i) the failure of a Lender to fulfill its obligations under clause (d) or (ii) the Protected Party designating a successor lending office at which it maintains its Loans (or in the case of a Protected Party that is not a Lender, such Person designating another location from which it operates in connection with any Loan Document) which has the effect of causing such Protected Party to become obligated for (or causing the Borrower to become obligated to withhold) Tax payments in excess of those in effect immediately prior to such designation; provided that, the Borrower shall be obligated to pay additional amounts to any such Protected Party pursuant to clause (a)(i), and to indemnify any such Protected Party pursuant to clause (e), in respect of Irish Withholding Taxes to the extent (i) any such failure to fulfill its obligations under clause (d) resulted from a Change In Law, which change rendered such Lender no longer legally entitled to do so, (ii) the redesignation of the Protected Party’s lending office, or designation of another location, as applicable, was made at the request of the Borrower or (iii) the obligation to pay any additional amounts to any such Person pursuant to clause (a)(i) or to indemnify any such Person pursuant to clause (d) is with respect to an Assignee that becomes a Lender as a result of an assignment made at the request of the Borrower and (2) in the case of a Lender, Taxes which result from, arise out of, or are attributable to a nonexempt prohibited transaction under ERISA or Section 4975 of the Code caused by the incorrectness of such Lender’s representation in Section 6.02 or a breach of such Lender’s covenant in Section 8.03.

(g) In the event that any Protected Party receives a refund in respect of Non-Excluded Taxes or Other Taxes as to which it has been paid additional amounts by the Borrower pursuant to clause (a) or indemnified by the Borrower pursuant to clause (e) or any indemnity provision of any Loan Document and such Protected Party, as applicable, determines in its sole, good faith judgment that such refund is attributable to such additional amounts or indemnification, then such Protected Party shall promptly notify the Agent and the Borrower and shall within 30 Business Days remit to the Borrower an amount that such Protected Party determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position than it would have been in if the Non-Excluded Taxes or Other Taxes had not been imposed and the corresponding additional amounts or indemnification payment not been made; provided, however, that the Borrower, upon the request of the relevant Protected Party, agrees to repay any such amount paid over to the Borrower (plus any penalties, interest and other charges imposed by the relevant governmental authority) to the relevant Protected Party in the event that such Protected Party is required to repay such refund to such governmental authority. Notwithstanding any other provision of this Agreement, no Protected Party shall be obligated to disclose information regarding its tax affairs or computations to the Borrower in connection with this clause (g) or any other provision of this Section 4.06.

(h) If the Borrower is required to pay additional amounts to or for the account of any Protected Party pursuant to Section 4.06(a)(i) or is required to make indemnification payments to a Protected Party pursuant to Section 4.06(e), then such Protected Party will, at the reasonable request of the Borrower, take any reasonably available action (if any) requested by the Borrower in writing to eliminate or reduce any such payment of additional amounts or indemnification obligations which may thereafter accrue or arise, provided, however, that such action is, in such Protected Party’s good faith judgment, determined not to be disadvantageous or cause undue hardship to such Protected Party, and provided that any out-of-pocket costs or expenses that are incurred in connection with such change shall be borne by the Borrower on behalf of such Protected Party, and the mere existence of such expenses or costs shall not be deemed to be disadvantageous or cause undue hardship to such Protected Party; and provided, further, that nothing in this clause (i) shall affect or postpone any of the obligations of the Borrower or the rights of any Protected pursuant to this Section 4.06.

(i) If the Borrower determines in good faith that a reasonable basis exists for contesting a Non-Excluded Tax, the relevant Protected Party shall cooperate with Borrower as Borrower may reasonably request in challenging such Tax. The Borrower shall indemnify and hold each Protected Party harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by Borrower pursuant to this clause (j). Nothing in this clause (j) shall obligate any Protected Party to take any action that such Person, in its sole judgment, determines may result in any detriment to such Person; provided, however, that the out-of-pocket expenses of a Protected Party paid by the Borrower pursuant to the preceding sentence shall not constitute a detriment for purposes of this sentence.

(j) If Borrower is assessed for Irish Withholding Taxes with respect to a payment that is made free and clear of withholding to a Protected Party by the Borrower or in satisfaction of the Borrower’s obligations, and if such assessment is solely the result of the Protected Party or its beneficial owner(s) taking any action or failing to take any action that causes it to cease to meet the criteria of a Qualifying Lender, the Protected Party shall upon written request of the Borrower promptly reimburse the Borrower for the amount of such Irish Withholding Taxes and all interest, penalties or similar liabilities with respect thereto, except to the extent that any such interest, penalties or similar liabilities arise on or after the date on which the Protected Party has notified the Borrower of its ceasing to meet the criteria of a Qualifying Lender under the circumstances described herein (the “Reimbursement Obligation”). For the avoidance of doubt, no event described in the last proviso of sub-clause (1) of Section 4.06(f) shall constitute an action for which a Protected Party shall have a Reimbursement Obligation. In the event that the Borrower requests that a Protected Party incur a Reimbursement Obligation pursuant to this clause 4.06(j), and the Protected Party determines in good faith that a reasonable basis exists for contesting the assessment of such Irish Withholding Taxes, the Borrower shall cooperate with the Protected Party in challenging such assessment of Irish Withholding Taxes as the Protected Party may reasonably request. The Protected Party shall indemnify and hold the Borrower harmless against any out-of-pocket expenses incurred by the Borrower in connection with any request made by the Protected Party pursuant to this clause (j). Nothing in this clause (j) shall obligate the Borrower to take any action that the Borrower, in its sole judgment, determines may result in any detriment to the Borrower; provided, however, that the out-of-pocket expenses of Borrower paid by the Protected Party pursuant to the preceding sentence shall not constitute a detriment for purposes of this sentence in challenging such Irish Withholding Taxes.

SECTION 4.07 Payments, Computations, Proceeds of Collateral, Etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrower to the Protected Parties pursuant to each Loan Document shall be made by the Borrower (or by its designee) to the Agent for the pro rata account of the Protected Parties entitled to receive such payment. All payments shall be made without setoff, deduction (except for Taxes which are expressly addressed in Section 4.06) or counterclaim not later than 1:00 p.m. New York City time on the date due in Dollars in same day or immediately available funds to such account as the Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Agent on the next succeeding Business Day. The Agent shall promptly remit in same day funds to each Protected Party its share, if any, of such payments received by the Agent for the account of such Protected Party. All interest (including interest on LIBOR Loans) and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (calculated at other than at the rate set forth in clause (b) of the definition of Corporate Base Rate), 365 days or, if appropriate, 366 days). Whenever any payment is to be made hereunder or under any Loan, or whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day and interest at the Applicable Rate shall accrue on such amount from the original due date to such next Business Day; provided, that if such extension would cause the last day of such Interest Period to occur in a new calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

(b) Each such distribution by the Agent to such Protected Party shall be made in accordance with Section 3.03. Upon the request of any Protected Party, the Agent in its sole discretion may cause to be distributed to such Protected Party on such due date a corresponding amount with respect to the amount then due such Protected Party. If and to the extent the Borrower shall not have so made such payment in full to the Agent and the Agent shall have so caused to be distributed to such Protected Party a corresponding amount with respect to the amount then due such Protected Party, such Protected Party shall repay to the Agent forthwith on demand such amount distributed to such Protected Party together with interest thereon, for each day from the date such amount is distributed to such Protected Party until the date such Protected Party repays such amount to the Agent, at a rate per annum equal to the overnight federal funds rate.

SECTION 4.08 Sharing of Payments. If any Protected Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than Excepted Payments and other than pursuant to the terms of Sections 4.03, 4.04, 4.05 or 4.06) in excess of its pro rata share of payments obtained by all Protected Parties, such Protected Party shall purchase from the other Protected Parties such participations in Loans and Allocations made by them as shall be necessary to cause such purchasing Protected Party to share the excess payment or other recovery ratably (to the extent such other Protected Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Protected Party, the purchase shall be rescinded and each Protected Party which has sold a participation to the purchasing Protected Party shall repay to the purchasing Protected Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Protected Party’s ratable share (according to the proportion of (a) the amount of such selling Protected Party’s required repayment to the purchasing Protected Party to (b) total amount so recovered from the purchasing Protected Party) of any interest or other amount paid or payable by the purchasing Protected Party in respect of the total amount so recovered. The Borrower agrees that any Protected Party purchasing a participation from another Protected Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.09) with respect to such participation as fully as if such Protected Party were the direct creditor of the Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Protected Party receives a secured claim in lieu of a setoff to which this Section applies, such Protected Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Protected Parties entitled under this Section to share in the benefits of any recovery on such secured claim.

SECTION 4.09 Setoff. Each Protected Party shall, upon the occurrence and during the continuance of any Facility Default or Facility Event of Default described in clause (h) of Section 9.01 or, with the consent of the Required Lenders, upon the occurrence and during the continuance of any other Facility Event of Default, have the right to appropriate and apply to the payment of the Obligations owing to it (whether or not then due), and (as security for such Obligations) the Borrower hereby grants to each Protected Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with such Protected Party; provided that any such appropriation and application shall be subject to the provisions of Section 4.08. Each Protected Party agrees promptly to notify the Borrower and the Agent after any such appropriation and application made by such Protected Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Protected Party under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Protected Party may have.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.01 Conditions Precedent to the Effectiveness of Warehouse Agreement and Servicing Agreement. (a) The effectiveness of this Agreement and the Servicing Agreement are subject to the satisfaction of the conditions precedent set forth in this Section 5.01(a), in each case in form and substance satisfactory to the Agent. The Agent shall have received each of the following Loan Documents, in each case duly executed and delivered by the parties thereto:

(i) this Agreement;

(ii) the Security Agreement;

(iii) the Depository Agreement;

(iv) the Servicing Agreement; and

(v) the Bermuda Share Pledge.

(b) Bermuda Filings. The Agent shall have received evidence of the filing of the Bermuda Share Pledge and the Security Agreement with the Registrar of Companies in Bermuda on the Closing Date, or if it is not possible to make such filings on the Closing Date, received assurances reasonably satisfactory to it that as soon as reasonably practicable (but in no event later than the first Transfer Date) such filings will be made with the Registrar of Companies in Bermuda.

SECTION 5.02 Conditions Precedent for Each Transfer Date. Subject to Section 5.03, the obligation of any Lender to advance funds on a Transfer Date for the financing of any aircraft is subject to the terms and conditions set forth in this Section 5.02, in each case in form and substance satisfactory to the Agent.

(a) Additional Contribution. The Parent or the Borrower shall have contributed to the Prefunding Account, in addition to any Subscription Contribution to be made by the Parent, an amount at least equal to the amount that the Purchase Price for the applicable Aircraft or Aircraft Subsidiary, as the case may be, exceeds the Advance to be made by the Lenders and the Parent on the Transfer Date related to the purchase of such Aircraft or Aircraft Subsidiary, as the case may be (any such additional amount, the “Additional Borrower Contribution”).

(b) Notice of Borrowing; Funding Package; Determination of Approval.

(i) Notice of Borrowing. The Agent shall have received a Notice of Borrowing in accordance with clause (a) of Section 2.03.

(ii) Funding Package. At least ten (10) Business Days prior to such Transfer Date or such shorter period as Agent may agree, the Borrower shall have delivered to the Agent a Funding Package for such aircraft to be added to the Portfolio on such Transfer Date, provided that to the extent that any component of a Funding Package (other than the Request, the Independent Appraisals, the Physical Inspection Report and jurisdiction information) has not been finalized and/or executed, as applicable, at the time such Funding Package is delivered to the Agent, drafts of such documents may be included in such Funding Package; provided, further, if drafts of the foregoing are submitted, substantially final versions of such documents shall be received by the Agent at least three (3) days prior to the applicable Transfer Date or such shorter period as the Agent may agree.

(iii) Determination. The Advance to be made on such Transfer Date has been approved by the Majority Lenders and the Agent; provided however, each of the Lenders hereby irrevocably delegate such approval right to the Agent for so long as (A) no Facility Event of Default or Servicer Replacement Event has occurred and (B) the Availability Period has not expired. Each of the Lenders agree to be bound by any such Agent’s approval described in the preceding sentence. Subject to the proviso contained in the first sentence of this clause (iii), and provided that the eligibility criteria contained in Schedule II have been met, the Agent shall have the right in its sole and absolute discretion to make a determination of whether or not to include any aircraft and related lease described in a Funding Package in the Portfolio. The Agent shall promptly, but in no event any later than the second Business Day prior to the scheduled Transfer Date for an aircraft, notify the Borrower whether such aircraft and related lease described in the applicable Funding Package may be added to the Portfolio (provided that failure to so notify shall not impose any liability on the Agent or any Lender, impose any obligation to fund an Advance, signify approval of the Agent of such aircraft or signify that any conditions precedent related to such aircraft have been satisfied or waived).

(c) First Transfer Date. On the first Transfer Date, the Borrower shall have established the Cash Collateral Account with the Depositary in accordance with the Depository Agreement and shall have deposited $16,000,000 in such account, and the Agent shall have received:

(i) a copy of a good standing certificate, dated a date reasonably close to the first Transfer Date, for the Parent, the Borrower and each Servicer, and

(ii) a certificate from each of the Parent, the Borrower and each Servicer, dated the first Transfer Date, duly executed and delivered by such Person’s Authorized Officer, as to (and attaching):

(A) the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and

(B) the full force and validity of each Organic Document of such Person and, other than in the case of the Parent, copies thereof;

upon which certificates the Agent and each Protected Party may conclusively rely until it shall have received a further certificate of an Authorized Officer of any such Person canceling or amending the prior certificate of such Person.

(iii) evidence that the requirements of Section 5.01(b) have been satisfied.

(d) Chattel Paper Counterpart of Lease. The Agent shall have received the originally executed counterpart of each Lease applicable to an aircraft which is to become an Aircraft on such Transfer Date bearing the Chattel Paper Legend and identified as counterpart no. 1 or, if the Agent determines in its sole discretion that an originally executed counterpart of a Lease for such Aircraft with such legend and marking does not exist or is not necessary to perfect assignment of such Lease to the Collateral Agent, an originally executed counterpart of such Lease or, at the Agent’s discretion, a photocopy thereof without such legend and marking.

(e) AS Joinder and Security Agreement Supplement. The Agent shall have received an originally executed AS Joinder and Security Agreement Supplement duly executed and delivered by the Applicable Aircraft Subsidiaries, the Borrower and the Collateral Agent (in the event that an Advance involves an Indirect Pledgor, the AS Joinder and Security Agreement Supplements to be executed by the applicable Aircraft Subsidiaries shall be supplemented with additional documents and/or modified, in either case, in form and substance reasonably acceptable to the Agent in order (x) to pledge to the Borrower (to be re-pledged by the Borrower to the Collateral Agent) all of such Indirect Pledgor’s assets, including but not limited to assigning the Indirect Pledgor’s interest in its loan to the related Aircraft Owning Subsidiary and pledging the bank account into which payments under such loan are to be made and (y) to comply with Applicable Law). In addition to the foregoing, the Agent shall have received:

(i) certificates (in the case of any Capital Stock that is a certificated security (as defined in the UCC)) evidencing all of the issued and outstanding Capital Stock owned by the Borrower in the Applicable Aircraft Subsidiaries, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any such Capital Stock is an uncertificated security (as defined in the UCC), confirmation and evidence satisfactory to the Agent that the security interest therein has been transferred to and perfected by the Collateral Agent in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Stock;

(ii) UCC financing statements suitable in form for naming the Borrower or such Applicable Aircraft Subsidiaries, as the case may be, as a debtor, and the Collateral Agent (or, in the case of an Indirect Pledgor, the Borrower) as the secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions and all other laws otherwise applicable, as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Agreement;

(iii) termination statements, releases and such other similar documents, including but not limited to UCC Form UCC 3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in any security agreement previously granted by any Person, together with such other termination statements and/or releases in each case as the Agent may reasonably request from the Borrower or any Aircraft Subsidiary; and

(iv) if required by the Agent in its sole discretion, certified copies of UCC Requests for Information or Copies (Form UCC 11), or a similar search report in all applicable jurisdictions certified by a party acceptable to the Agent, dated a date reasonably near to the applicable Transfer Date, listing all effective financing statements or similar instruments or documents, which name any of the Borrower or any such Applicable Aircraft Subsidiaries (under their present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Permitted Liens, evidence a Lien on any Collateral).

(f) Assignment Agreement. The Agent shall have received the relevant Assignment Agreement, if any, duly executed and delivered by the applicable Lessee, the Applicable Aircraft Subsidiary and each other party thereto, together with originals of each of the documents delivered to the Applicable Aircraft Subsidiary pursuant to the relevant Assignment Agreement and UCC financing statements suitable in form for naming the applicable Seller, as debtor/seller, the Applicable Aircraft Subsidiary, as secured party/buyer, and the Collateral Agent, as assignee, as may be necessary or in the opinion of the Agent, desirable to perfect the outright assignment of the Lease from the Seller to the Applicable Aircraft Subsidiary, or other similar instruments or documents to be filed under the UCC of all jurisdictions and all other laws otherwise applicable as may be necessary or in the opinion of the Agent, desirable to perfect the outright assignment of the Lease from the Seller to the Applicable Aircraft Subsidiary.

(g) Lease Assignment. The Agent shall have received a duly executed counterpart of any Lease Assignment or other agreement required to establish a perfected (to the extent possible under Applicable Law) first priority Lien in favor of the Collateral Agent for the benefit of the Protected Parties relating to the lease of such aircraft, dated as of the applicable Transfer Date, satisfactory in form and substance to the Agent, and evidence of the official records of the State of Registration (or a legal opinion in form and substance reasonably acceptable to the Agent) that the applicable Lease, such Lease Assignment or other agreements have been registered, recorded or filed for recordation in accordance with and to the extent possible under Applicable Law (or assurances to the Agent’s reasonable satisfaction that such will be provided within a reasonable time thereafter) and filing of UCC financing statements suitable in form for naming the Applicable Aircraft Subsidiary, as debtor, and the Collateral Agent, as secured party, or other similar instruments or documents to be filed under the UCC of all jurisdictions and all other laws otherwise applicable as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests of the Collateral Agent pursuant to the Lease Assignment.

(h) Acceptance. The Agent shall have received a copy of the certificate of acceptance of the applicable Aircraft (or such other evidence of acceptance of such Aircraft reasonably satisfactory to the Agent) executed by the Lessee.

(i) Permits. The Agent shall have received such satisfactory evidence as it may require that any permits needed to make all required payments under such Lease to the Aircraft Subsidiaries in Dollars have been obtained and are in full force and effect.

(j) Precautionary UCC. To the extent required by the Agent, the Agent shall have received UCC financing statements suitable in form for naming the Applicable Aircraft Subsidiaries as secured party/lessor, the applicable Lessee, as debtor/lessee and the Collateral Agent, as assignee.

(k) Deposits and Maintenance Reserves. On each Transfer Date, all unapplied Deposits and Maintenance Reserves under such Lease shall have been transferred to the Depositary in accordance with clauses (b) and (c) of Section 7.04.

(l) Title to the Collateral. Upon the funding of the applicable Advance, the Applicable Aircraft Owning Subsidiary shall have good and marketable title to such Aircraft and good title to other items of Collateral to be pledged thereby, free and clear of all Liens other than Permitted Liens.

(m) Insurance. The Agent shall have received certificates of insurance and reinsurance, in each case, (i) as required under Section 7.08, from underwriters or insurers reasonably satisfactory to the Agent, together with a broker’s letter of undertaking from a broker reasonably acceptable to the Agent, together with evidence that the applicable Persons have been named as loss payee or contract party and additional insured in respect of such insurance as required under Section 7.08 and (ii) as required by the terms of the applicable Lease.

(n) Registration. The Agent shall have received assurances reasonably satisfactory thereto to it that within a reasonable time after the funding of the applicable Advance, the Agent shall receive a duplicate of the registration certificate of such Aircraft, or other evidence of registration satisfactory to the Agent, noting the interest of the Applicable Aircraft Owning Subsidiary as the owner of such Aircraft, issued by the State of Registration and a copy of the certificate of airworthiness issued by the State of Registration, or other evidence satisfactory to the Agent of the issuance of such certificate of airworthiness.

(o) Legal Opinions. The Agent shall have received

(i) if reasonably required by the Agent, a legal opinion of special counsel in respect of local Aviation Authority matters, which counsel and opinion shall be reasonably acceptable to the Agent;

(ii) if reasonably required by the Agent, a legal opinion of counsel to the applicable Lessee, which counsel and opinion shall be reasonably acceptable to the Agent;

(iii) a legal opinion or opinions of special counsel to the Borrower, the Applicable Aircraft Subsidiaries and, if reasonably required by the Agent, any Servicer (other than BBAM Europe) and the Parent, which counsel and opinion shall be reasonably acceptable to the Agent; and which opinion or opinions shall, with respect to the applicable Aircraft Owning Subsidiary, include (but not be limited to) customary legal opinions with respect to the due execution of all applicable Transaction Documents by such Aircraft Owning Subsidiary and the transfer of the applicable Aircraft to such Aircraft Owning Subsidiary;

(iv) if the Seller related to the Advance to be funded is BBAM or any Affiliate of BBAM, a legal opinion of special counsel to the Borrower with respect to “true sale” and other bankruptcy related issues, in form and substance reasonably satisfactory to the Agent;

(v) if required by the Agent in its sole discretion, a legal opinion from special counsel reasonably acceptable to the Agent in each jurisdiction in which such Aircraft is to be leased, subleased and/or operated and such other jurisdictions as are reasonably required by the Agent, regarding the withholding of Taxes on payments under the applicable Lease and other tax related issues, in form and substance satisfactory to the Agent; and

(vi) if an Applicable Aircraft Subsidiary is incorporated, organized or formed under any jurisdiction outside of the United States and if required by the Agent in its discretion, a legal opinion of counsel to such Applicable Aircraft Subsidiary in such jurisdiction, in form and substance reasonably satisfactory to the Agent.

(p) Representations and Warranties; No Defaults.

(i) Both before and after giving effect to any Advance the following statements shall be true and correct:

(A) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(B) no Facility Default, Facility Event of Default, or Servicer Replacement Event shall have then occurred and be continuing.

(ii) The Agent shall have received a certificate from an Authorized Officer of each of the Applicable Aircraft Subsidiaries and the Borrower dated as of the applicable Transfer Date that:

(A) all representations and warranties made by it herein or in any of the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects as though made at such time, provided however, if representations or warranties shall not be true and correct in all material respects at such time, such certificate shall specifically identify the representations and warranties that cannot be remade and the Agent shall then determine, in its sole discretion, if such representations and warranties shall be waived and if the proposed Advance shall be made on such Transfer Date; and

(B) there exists no Collateral Deficiency (or that, after giving effect to the Aircraft being added to the Portfolio on such Transfer Date and any prepayment, if any, made by the Borrower on such Transfer Date no Collateral Deficiency will exist); and

(C) no law, regulation, ruling or other governmental action shall be in effect or have occurred which, to the Borrower’s or the Applicable Aircraft Subsidiary’s knowledge (as applicable), would prevent the Borrower, the Applicable Aircraft Subsidiary, or, to the

Borrower’s or the Applicable Aircraft Subsidiary’s knowledge, any Lessee, from performing in all material respects their respective obligations under the Loan Documents and Lease Documents to which they are a party; and

(iii) The Agent shall have received a certificate from an Authorized Officer of each Servicer (and in the case of a certificate delivered by BBAM, as Servicer, as to itself and BBAM Europe) dated as of the applicable Transfer Date that:

(A) all representations and warranties of such Servicer contained in any of the Loan Documents or otherwise made in writing in connection therewith shall be true and correct in all material respects as though made at such time; provided however, if representations or warranties shall not be true and correct in all material respects at such time, such certificate shall specifically identify the representations and warranties that cannot be remade and the Agent shall then determine, in its sole discretion, if such representations and warranties shall be waived and if the proposed Advance shall be made on such Transfer Date;

(B) such Servicer has no knowledge of any of the representations and warranties of the Borrower contained in any Loan Document being untrue or incorrect in any material respect at the time made or deemed made; provided however, if such Servicer has knowledge of any such representation or warranty being untrue or incorrect at the time made or deemed made, such Servicer shall disclose such untrue or incorrect representations and warranties or representations or warranties that would be untrue or incorrect if made), and the Agent shall then determine, in its sole discretion, if such representations and warranties shall be waived and if the proposed Advance shall be made on such Transfer Date;

(C) there exists no Servicer Replacement Event and there exists no Facility Event of Default; provided, however, with respect to Facility Events of Default described in Section 9.01(h)(ii) or (iii) with respect to any Aircraft Subsidiary, to the knowledge of such Servicer

(D) there exists no Collateral Deficiency (or that, after giving effect to the Aircraft being added to the Portfolio on such Transfer Date and any prepayment, if any, made by the Borrower on such Transfer Date no Collateral Deficiency will exist); and

(E) no law, regulation, ruling or other governmental action shall be in effect or have occurred which would prevent such Servicer from performing in all material respects its obligations under the Servicing Agreement.

(q) No Opposition. No suit, action or proceeding shall be pending or overtly threatened on the Transfer Date before or by any court or Governmental Entity seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(r) Loan Documents. The Loan Documents shall each be in full force and effect.

(s) Fees, Costs and Expenses. The Borrower shall have paid, or shall concurrently pay with such funding, the then due and payable fees, costs and expenses requested in writing by the Agent or any Lender at least six (6) Business Days prior to the then most recent Settlement Date and then payable by the Borrower under Section 11.05.

(t) Resolutions, Etc. The Agent shall have received:

(i) from the Borrower a certificate dated the applicable Transfer Date, duly executed and delivered by an Authorized Officer of the Borrower as to (and attaching):

(A) the resolutions of the Borrower’s Board of Directors (or other managing body, in the case of an entity other than a corporation) then in full force and effect authorizing all transactions to be undertaken by the Borrower on such Transfer Date; and

(B) the full force and validity of each Organic Document of the Borrower; provided however, if such Organic Documents have not been amended or restated since a copy of such Organic Documents were last delivered to the Agent, the Borrower may certify as such rather than attach copies of such Organic Documents; and

(ii) from each Applicable Aircraft Subsidiary:

(A) a copy of a good standing certificate or any such similar document, to the extent available, dated a date reasonably close to the applicable Transfer Date: and

(B) a certificate, dated the applicable Transfer Date, duly executed and delivered by its Authorized Officer, as to (and attaching):

(1)

resolutions of its Board of Directors (or other managing body, in the case of an entity other than a corporation) then in full force and effect authorizing, to the extent relevant, the execution, delivery and performance of each Loan Document and Lease Document to be executed by such Person in connection with such Advance and the transactions contemplated hereby and thereby;

(2)	the incumbency and signatures of those of its officers, managing member or general partner, as applicable, authorized to act with respect to each Loan Document to be executed by such Person; and
(3)	the full force and validity of each Organic Document of such Person;

upon which certificates the Agent and each Protected Party may conclusively rely until it shall have received a further certificate of an Authorized Officer of any such Person canceling or amending the prior certificate of such Person.

(u) Cape Town Filing. Where any interest in the Aircraft (including separately the Engines), any related Lease Assignment, or any Assignment Agreement constitutes an International Interest or Prospective International Interest subject to the Cape Town Convention or any “contract of sale” (as defined in the Cape Town Convention) subject to the Cape Town Convention with respect to such Aircraft by which title is conveyed to an Aircraft Owning Subsidiary, (i) on or before the Transfer Date, the Borrower shall have delivered to the Agent a search of the International Registry that reveals no prior registration of an International Interest or Prospective International Interest (other than interests being released on the applicable Transfer Date) with respect to the relevant Airframe and Engines and (ii) on the Transfer Date or as soon as reasonably practical after, but in no case later than the next business day in Dublin, Ireland following the Transfer Date, the Borrower shall register with the International Registry (to the extent possible) all Required Cape Town Registrations.

(v) Patriot Act Disclosures. The Agent and each Lender shall have received all Patriot Act Disclosures (or any similar disclosures required by any comparable law applicable to any Lender) requested by them prior to the applicable Transfer Date.

(w) Other Documents and Action. The Borrower, each applicable Aircraft Subsidiary and the Servicers shall deliver to the Agent such other instruments, agreements and documents and take such other action as the Agent may reasonably request in connection with the Advances to be made on such Transfer Date.

(x) Borrower’s Stock. The Agent shall have received, pursuant to Section 4.2 of the Bermuda Share Charge, (i) duly executed undated share transfers in respect of all newly issued Borrower’s Stock, in favor of the Collateral Agent or its nominees; (ii) all share certificates representing the Borrower’s Stock and (iii) an executed undertaking in the form of Schedule I to the Bermuda Share Charge.

All documents executed or submitted pursuant hereto by or on behalf of the Borrower shall be reasonably satisfactory in form and substance to the Agent and its counsel, and the Agent and its counsel shall have received all information, approvals, opinions, documents or instruments as the Agent or its counsel may reasonably request.

SECTION 5.03 Deferral of Conditions. (a) If the Borrower determines that any condition required to be satisfied by Section 5.02 will not be satisfied prior to a proposed Transfer Date, subject to clause (b) of this Section 5.03, the Borrower may send the Agent a

Deferral Request requesting that such conditions be satisfied by a date on or before ninety (90) days after the applicable Transfer Date. If the Agent agrees, in its sole discretion, that satisfaction of such conditions may be so deferred and if the Agent agrees to the time period requested by the Borrower to satisfy each condition listed in the Deferral Request, then the Agent shall execute the Deferral Request and the conditions described therein shall be so deferred. The consent of the Required Lenders shall be required to (i) defer any condition precedent required to be satisfied by Section 5.02 for more than ninety (90) days beyond the applicable Transfer Date or (ii) permanently waive any condition precedent required to be satisfied by Section 5.02.

(b) Notwithstanding clause (a) of this Section 5.03, the Agent must obtain (i) the consent of the Required Lenders to defer (as provided in clause (a) above) the conditions contained in clause (b)(iii), clause (l) and clause (o) (unless the issuance of an opinion is subject to the occurrence of an event permitted to occur after the funding as provided in this Section 5.03, in which case on or prior to such funding, the form of opinion to be delivered after the funding shall be agreed to by the Agent and the issuer of such opinion) of Section 5.02 and (ii) the consent of all Lenders to defer (as provided in clause (a) above) the conditions contained in clause (b)(i), clause (b)(ii) (but limited to a draft of the Request), clause (f) (but limited to the Assignment Agreement), clause (g) (but limited to the Lease Assignment excluding the Consent and Agreement) and clause (m) of Section 5.02.

(c) In the event that the Borrower fails to satisfy any condition described in a Deferral Request within the time provided in such Deferral Request, then the applicable Aircraft shall be excluded from the Portfolio for purposes of calculating the Aggregate Aircraft Value until such time as all such deferred conditions are satisfied.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01 Representations and Warranties of the Borrower. The Borrower represents and warrants on the Closing Date and, unless waived by the Agent in writing, on each Transfer Date as follows:

(a) Due Organization, Standing, Citizenship, Etc. (i) The Borrower is a an exempt company duly organized and validly existing in good standing under the laws of Bermuda, and has the power and authority to enter into and to perform its obligations under the Loan Documents to which it is a party.

(ii) The Borrower is duly qualified and in good standing in all of the jurisdictions in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect.

(iii) Each Aircraft Subsidiary is duly organized and validly existing and in good standing under the laws of the jurisdiction in which it was organized and has the power and authority to enter into and to perform its obligations under the Loan Documents and the Lease Documents to which it is a party.

(iv) Each Aircraft Subsidiary is duly qualified and in good standing in all of the jurisdictions in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would have a Material Adverse Effect.

(b) Loan and Lease Documents. Each of the Borrower and each Aircraft Subsidiary have duly authorized, executed and delivered the Loan Documents and Lease Documents to which it is a party, and, assuming due authorization, execution and delivery by the other parties thereto, the Loan Documents and Lease Documents to which they are parties are legal, valid and binding agreements of the Borrower and each Aircraft Subsidiary, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally, including, but not limited to, materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) No Conflict; Consent. The execution and delivery by the Borrower and each Aircraft Subsidiary of the Loan Documents and Lease Documents to which they are parties are not, and the performance of their obligations under such documents will not be, inconsistent with their respective Organic Documents, do not and will not contravene such Organic Document or any Applicable Law, and do not and will not contravene the provisions of, or constitute a default, or result in the creation of any Lien upon any property of the Borrower or each Aircraft Subsidiary (other than Permitted Liens), under, or breach any indenture, mortgage, contract, agreement or other instrument to which they are a party or by which they are bound or require the consent or approval of, the giving of notice to, the registration or filing with or the taking of any action in respect of or under any Governmental Entity, except such as has been obtained, given or accomplished.

(d) Title. Each Aircraft Owning Subsidiary is the sole legal and beneficial owner (or in the event that an Aircraft Owning Subsidiary owns an Aircraft through a trust, the sole beneficial owner) of and has good and marketable title to the applicable Aircraft, the Collateral is free and clear of Liens other than Permitted Liens and no effective financing statement or other instrument similar in effect authorized by any BBAM Party or BBAir Party covering all or any part of the Collateral is on file in any recording office, except such as may have been filed in favor of an Aircraft Subsidiary or of the Collateral Agent for the benefit of the Protected Parties relating to the Loan Documents.

(e) No Defaults or Event of Loss. No Facility Default, Facility Event of Default or Servicer Replacement Event has occurred and is continuing and no Event of Loss has occurred with respect to any Aircraft, Airframe or Engine subject to the Loan Documents as of the applicable Transfer Date for which the mandatory prepayment described in Section 3.02(c) remains unpaid (x) for more than 120 days or (y) after payment of insurance proceeds therefor, or which is to become part of the Portfolio on the applicable Transfer Date.

(f) Records. The Borrower’s and each Aircraft Subsidiary’s records with respect to the Collateral are located either at 2 Harrison Street, 6th Floor, San Francisco, California 94105 or West Pier, Dun Laoghaire, County Dublin, Ireland.

(g) Litigation. There is no action, proceeding or investigation pending or, to the knowledge of the Borrower, overtly threatened (or any basis therefor known to the Borrower) or outstanding judgments which, individually or in the aggregate, might materially impair the ability of any Servicer (other than BBAM Europe), the Borrower or any Aircraft Subsidiary to perform their obligations under any of the Loan Documents or Lease Documents to which they are a party.

(h) Filings Made. Financing statements under the UCC, Lease Assignments and each Security Document (and any supplements thereto relating to Aircraft Subsidiaries) in the forms requested by the Agent have been executed or delivered, as applicable, by the Borrower and/or the Applicable Aircraft Subsidiary, and have been delivered to the Agent for filing or have been or will, promptly after the Transfer Date, be filed, recorded or registered, as applicable, against the Borrower or the Applicable Aircraft Subsidiary or the applicable Lease, as the case may be, all Required Cape Town Registrations have been or will be promptly registered, in each of the above cases, in all necessary jurisdictions and with the International Registry, if applicable, in order to protect and establish the first priority security interest of the Collateral Agent for the benefit of the Protected Parties in and to the Collateral, including its interest granted under this Agreement, the Lease Assignment, each Security Agreement and each other Loan Document (provided that neither the Borrower nor any Aircraft Subsidiary shall be obligated to execute and deliver or file, record or register any mortgage, security assignment or the like over any Aircraft other than may be required pursuant to Section 7.13(b) and in all other jurisdictions in which the Agent reasonably determines and advises the Borrower that filings are to be made. Except for the execution and delivery of the Depository Agreement, the proper filing of UCC financing statements, the proper registering of all Required Cape Town Registrations with the International Registry, as applicable, and the taking possession of the Capital Stock of the Aircraft Subsidiaries (if certificated), in each case by the Collateral Agent, no further action except as may have already been taken, or such action that the Agent agrees may later occur, is necessary in order to establish and perfect the Collateral Agent’s first priority security interest granted in the Collateral securing the Obligations against any third parties in any jurisdiction; provided that no representation or warranty is being given in this clause (h) as to the perfection of any security interest in any Aircraft or any Engine, other than if the security interest is deemed to be perfected by the filing of a financing statement under the UCC, that such perfected security interest is prior to all other security interests that are deemed to be perfected by the filing of a financing statement under the UCC.

(i) No Borrower Debt. Other than Taxes, none of the Borrower nor any Aircraft Subsidiary has incurred Indebtedness or liability, contingent or otherwise, other than (i) Indebtedness created or permitted by this Agreement or any other Loan

Document, (ii) loans by the Borrower or an Aircraft Subsidiary to another Aircraft Subsidiary, (iii) liabilities created or permitted by this Agreement, any Lease Document or attributable to any business permitted hereunder or (iv) guarantees by the Borrower of obligations of an Aircraft Subsidiary for which the Borrower has obtained written approval of the Agent.

(j) Lease Documents. Each Aircraft Subsidiary has delivered or caused to be delivered to the Agent a copy of the Leases and any other Lease Document to which the Borrower or such Aircraft Subsidiary is a party including any amendments or supplements thereto to which the Borrower or such Aircraft Subsidiary is a party, and except for amendments so disclosed to the Agent, such documents have not been amended or modified.

(k) Sole Business of Borrower; Special Purpose Status. The sole business of the Borrower is its ownership, financing, refinancing, marketing, remarketing and leasing of aircraft or of the ownership of Aircraft Subsidiaries and the sole business of such Aircraft Subsidiary is acquisition, ownership, financing, marketing, refinancing, remarketing, leasing and sale of the Applicable Aircraft. The Borrower and the Aircraft Owning Subsidiaries engage in no other business except as described in this clause (k) or as otherwise expressly permitted under the Loan Documents. Neither the Borrower nor such Aircraft Subsidiary have engaged in any activities since their organization, other than those incidental to its above permitted activities, its organization and other appropriate steps and its arrangement for the payment of fees to, and director’s and officer’s insurance for, the officers and directors of the Borrower and the Aircraft Subsidiaries, the acquisition, lease and sale of the Aircraft at issue and the funding of the Purchase Price thereof, the authorization and issuance of the Notes, the execution of this Agreement, the other Loan Documents, the Servicing Agreement, the Management Agreement, share subscription agreements and contribution agreements between the Parent and the Borrower and Lease Documents to which they are a party and the activities referred to in or contemplated by such agreements.

(l) Separate Corporate Structure; No Employees, Subsidiaries.

(i) The legal and beneficial title to all of the issued and outstanding Capital Stock of each Aircraft Subsidiary is owned directly or indirectly by the Borrower.

(ii) The Borrower is a separate legal entity from the Parent, BBAM and their respective Affiliates other than the Borrower and Borrower’s Subsidiaries.

(iii) Each Aircraft Subsidiary is a separate legal entity from the Parent, BBAM and their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(iv) Each Aircraft Subsidiary has satisfied the minimum capitalization requirements, if any, under the laws of the jurisdiction in which it was organized for purposes of conducting its business.

(v) The Borrower has complied in all respects with the requirements of Applicable Law and those set forth in its Organic Documents, including, without limitation, its Certificate of Formation and Operating Agreement except where failure to comply with Applicable Law would not result in a Material Adverse Effect.

(vi) Each Aircraft Subsidiary has complied in all respects with the requirements of Applicable Law and those set forth in its Organic Documents, including but not limited to its charter documents, or such other similar documents except where the failure to comply with Applicable Law would not result in a Material Adverse Effect.

(vii) The Borrower keeps complete and accurate corporate records, books, accounts and minutes separate from those of BBAM, any of BBAM’s Affiliates or any other Person other than the Borrower and the Borrower’s Subsidiaries.

(viii) The Borrower keeps complete and accurate corporate records, books, accounts and minutes separate from those of the Parent, any of the Parent’s Affiliates or any other Person other than the Borrower and the Borrower’s Subsidiaries.

(ix) Each Aircraft Subsidiary keeps complete and accurate corporate records, books, accounts and minutes separate from those of the Parent, BBAM, any of their respective Affiliates or any other Person other than the Borrower and the Borrower’s Subsidiaries.

(x) The Borrower has held itself out to the public (including to creditors of the Borrower, the Parent, BBAM, and their respective Affiliates) under the Borrower’s own name as a separate and distinct corporate entity from the Parent, BBAM and all of their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(xi) Each Aircraft Subsidiary has held itself out to the public (including to creditors of the Parent, BBAM, the Borrower and their Affiliates) under its own name as a separate and distinct legal entity from the Parent, BBAM and all of their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(xii) The Borrower has not directly or indirectly entered into any transaction with the Parent, BBAM or any of their respective Affiliates other than the Borrower’s Subsidiaries except the Servicing Agreement and the Management Agreement, or except as expressly permitted by the Loan Documents and then on terms as may be found in an arm’s-length transaction.

(xiii) No Aircraft Subsidiary has directly or indirectly entered into any transaction with the Parent, BBAM or any their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries and except the Servicing Agreement or except as expressly permitted by the Loan Documents and then on terms as may be found in an arm’s-length transaction.

(xiv) The Borrower has not loaned funds to, guaranteed or become obligated with respect to claims against, the Parent, BBAM, or any of their respective Affiliates other than the Borrower’s Subsidiaries, or any other Person or entity except as expressly permitted by the Loan Documents.

(xv) The Borrower has kept its assets and liabilities as reflected in its books and records separate from those of the Parent, BBAM and their respective Affiliates other than the Borrower’s Subsidiaries, and has not and at all times will not commingle such assets and liabilities with those of the Parent, BBAM or any of their respective Affiliates other than Borrower’s Subsidiaries.

(xvi) Each Aircraft Subsidiary has kept its assets and liabilities as reflected in its books separate from those of the Parent, BBAM and their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries, and has not and at all times will not commingle such assets and liabilities with those of the Parent, BBAM or any of their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(xvii) The Borrower has kept adequate records to permit the segregation of its assets and liabilities from those of the Parent, BBAM and their respective Affiliates other than the Borrower’s Subsidiaries.

(xviii) Each Aircraft Subsidiary has kept adequate records to permit the segregation of its assets and liabilities from those of the Parent, BBAM and their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(xix) The Borrower has not held itself out to the public as a division of the Parent, BBAM or any of their respective Affiliates, or held out to the public the Parent, BBAM or any of their respective Affiliates other than the Borrower’s Subsidiaries as a division of the Borrower.

(xx) No Aircraft Subsidiary has held itself out to the public as a division of the Parent, BBAM or any of their respective Affiliates other than the Borrower’s or Borrower’s Subsidiaries, or held out to the public the Parent, BBAM or any of their respective Affiliates other than the Borrower or Borrower’s Subsidiaries as a division of an Aircraft Subsidiary.

(xxi) The Borrower has not induced third parties to rely on the creditworthiness of the Parent or BBAM, or any of their respective Affiliates other than the Borrower’s Subsidiaries in order to have third parties enter into contracts with the Borrower, provided that the Parent has pledged certain property to the Collateral Agent as provided in the Bermuda Share Pledge.

(xxii) No Aircraft Subsidiary has induced third parties to rely on the creditworthiness of the Parent or BBAM, or any of their respective Affiliates other than the Borrower and Borrower’s Subsidiaries, provided that the Parent has pledged certain property to the Collateral Agent as provided in the Bermuda Share Pledge in order to have third parties enter into contracts with such Aircraft Subsidiary.

(xxiii) The Borrower has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from the Parent, BBAM and their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(xxiv) Each Aircraft Subsidiary has and will pay its obligations in the ordinary course of business as a legal entity separate and distinct from the Parent, BBAM and their respective Affiliates other than the Borrower and the Borrower’s Subsidiaries.

(xxv) The Borrower has and will keep its funds separate and distinct from any funds of the Parent, BBAM and their respective Affiliates, other than Borrower’s Subsidiaries, and will receive, deposit, withdraw and disburse such funds separate from any funds of the Parent, BBAM and their respective Affiliates, other than Borrower’s Subsidiaries, except as expressly permitted by the Loan Documents.

(xxvi) Each Aircraft Subsidiary has and will keep its funds separate and distinct from any funds of the Parent, BBAM and their respective Affiliates, other than Borrower and Borrower’s Subsidiaries, and will receive, deposit, withdraw and disburse such funds separate from any funds of the Parent, BBAM and their respective Affiliates, other than Borrower and Borrower’s Subsidiaries except as expressly permitted by the Loan Documents.

(xxvii) The Borrower has no employees.

(xxviii) No Aircraft Subsidiary has employees.

(xxix) The Borrower has at least one (1) Independent Director (or any such similar term defined in such Person’s Organic Documents) as at the applicable Transfer Date.

(m) ERISA Liability. None of the Borrower, the Aircraft Subsidiaries or any Plan fiduciary has engaged in any transaction in connection with which the Borrower, the Aircraft Owning Subsidiaries or any Plan fiduciary that the Borrower or any Aircraft Subsidiary has an obligation to indemnify with respect to such matters, could be subjected to either a material civil penalty assessed pursuant to Section 502(i) or (1) of ERISA, or a material tax imposed pursuant to Section 4975 of the Code; no material liability to the PBGC has been, or is expected by the Borrower or any Aircraft Subsidiary to be, incurred with respect to any Plan which is established or maintained, or to which contributions are required to be made, by the Borrower, any Aircraft Subsidiary or any

ERISA Affiliate; there has been no event or condition which presents a material risk of termination of any such Plan by the PBGC which would result in a Material Adverse Effect on the Borrower or any Aircraft Subsidiary; no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Plan; no reportable event (within the meaning of Section 4043 of ERISA) for which the thirty (30) day notice to the PBGC is not waived by regulation has occurred with respect to any such Plan which would result in a Material Adverse Effect on the Borrower or any Aircraft Subsidiary; no unfunded liabilities which are not disclosed in the Borrower’s or any Aircraft Subsidiary’s unaudited financial statements exist with respect to any plan that provides medical, dental, life or other non-pension benefits to former employees of the Borrower or any Aircraft Subsidiary or for which the Borrower or any Aircraft Subsidiary have any liability that would result in a Material Adverse Effect on the Borrower or any Aircraft Subsidiary. None of the Borrower, any Aircraft Subsidiary and any ERISA Affiliate contribute to or have any liability or contingent liability with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA that is subject to Title IV of ERISA.

Neither the Borrower nor any Aircraft Subsidiary is, or is acting on behalf of, an “employee benefit plan” as defined in Section 3(3) of ERISA which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code, an entity deemed to hold the “plan assets” of any of the foregoing, or a governmental, church or non-U.S. plan which is subject to any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code. The Borrower and each Aircraft Subsidiary shall make the foregoing representation on each day from the Closing Date through the Termination Date.

None of the transactions contemplated by the Loan Documents to which the Borrower is a party constitute a “prohibited transaction” within the meaning of Section 406(a)(1) of ERISA or Section 4975(c)(1)(A)-(D) of the Code. The representation by the Borrower in the prior sentence is made in reliance upon and subject to the accuracy of each Lender’s representation in Section 6.02 and each Lender’s covenants in Section 8.03. None of the transactions contemplated by the Loan Documents to which the Borrower is a party constitute a “prohibited transaction” under Section 406(b) of ERISA, resulting or arising solely from an act or omission of the Borrower.

(n) Certain Regulations. None of the transactions contemplated by this Agreement (including the use of the proceeds from the Loans) will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U, and X of the Board of Governors of Federal Reserve System, and none of the proceeds from the Loans will be used, directly or indirectly, to purchase, or to refinance any borrowing, the proceeds of which are used to purchase, any “security” within the meaning of said Securities Exchange Act or purchase or carry any “margin stock” as such term is defined in Regulation U.

(o) Investment Company Act. None of the Parent, the Borrower or any subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p) Leases. (i) Except as otherwise disclosed in writing by the Borrower, the Servicers or the applicable Aircraft Subsidiary to the Agent prior to the applicable Transfer Date, (x) no Lease Event of Default related to the payment of “basic rent” (or such similar term) is in existence under any Lease and each Lease is in full force and effect and (y) to the knowledge of the Borrower, no other Lease Event of Default is in existence under any Lease and (ii) the description of events of default occurring under a Lease, if any, included in a Funding Package and any supplement thereto accurately describes in all material respects events of default during the periods described of which the Borrower is aware as of the relevant Transfer Date, without the Borrower having any duty of inquiry with respect to the same, other than inquiry of all Aircraft Subsidiaries.

(q) Financial Information. All balance sheets, all statements of income and of cash flow and all other financial information furnished pursuant to clause (a) of Section 7.01 have been and will for periods following the Closing Date be prepared in accordance with IFRS or GAAP consistently applied and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(r) Subsidiaries. Neither the Borrower nor any Aircraft Subsidiary has any Subsidiary, except those subsidiaries which are party to the Security Agreement.

(s) Taxes. The Borrower and each Aircraft Subsidiary has filed all material tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with IFRS or GAAP shall have been set aside on its books.

(t) Accuracy of Information. All factual information heretofore or contemporaneously furnished in writing to any Protected Party in connection with any Loan Document or any transaction contemplated hereby or thereby by the Parent, the Borrower, any Aircraft Subsidiary or either Servicer was (to the knowledge and belief of the BBAM Parties, in the case of any such information provided by persons other than BBAM Parties) true, complete and accurate in all material respects at the time so provided or, if applicable, later supplemented.

(u) Solvency. The Borrower, taken as a whole with all of its Subsidiaries, on a consolidated basis, both before and after giving effect to any Advances, is Solvent.

SECTION 6.02 Representations and Warranties of the Lenders. Each Lender represents and warrants as to itself on the Closing Date, and as to itself at all times until the Termination Date that no part of the assets to be used by such Lender to purchase the Notes constitutes assets of an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code which is subject to Section 4975 of the Code, an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in such entity, or a governmental, church or non-U.S. plan which is subject to any federal, state, local or non-U.S. law that is similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code.

ARTICLE VII

COVENANTS

SECTION 7.01 Borrower’s Covenants. The Borrower agrees with the Agent and each Protected Party that, until the Termination Date shall have occurred, the Borrower will, and will cause the Aircraft Subsidiaries to, perform or cause to be performed the obligations set forth below.

(a) Financial Information; Reports, Notices, Etc. The Borrower will furnish each Lender and the Agent copies of the following financial statements, reports, notices and information:

(i) as soon as available and in any event within 90 days after the end of each of the first three Fiscal Quarters of each Fiscal Year an unaudited or audited balance sheet of the Borrower and each Aircraft Subsidiary on a consolidated basis as of the end of such Fiscal Quarter and statements of income and cash flow of the Borrower and each Aircraft Subsidiary on a consolidated basis for such Fiscal Quarter, and including (in each case) in comparative form the figures for the corresponding Fiscal Quarter in the immediately preceding Fiscal Year, certified as complete and correct by the chief financial or accounting Authorized Officer of the Borrower (subject to normal year-end audit adjustments);

(ii) as soon as available and in any event within 120 days after the end of each Fiscal Year, a copy of the balance sheet of the Borrower and each Aircraft Subsidiary on a consolidated basis, and the related statements of income and cash flow of the Borrower and each Aircraft Subsidiary on a consolidated basis for such Fiscal Year, and including (in each case) in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by Ernst & Young, or at the Borrower’s election, such other independent public accountants reasonably acceptable to the Agent;

(iii) as soon as practicable and in any event within three (3) Business Days after the Borrower, either Servicer or any Aircraft Subsidiary obtains knowledge of the occurrence of (A) any Facility Default, Facility Event or Default or Servicer Replacement Event, (B) Liens with respect to any Collateral other than Permitted Liens, (C) any Lease Default, (D) any extension of any Lease and (E) any Lease Maturity, notice thereof;

(iv) as soon as practicable and in any event within three (3) Business Days after the Borrower, either Servicer or any Aircraft Subsidiary obtains knowledge of the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in clause (g) of Section 6.01, notice thereof and, to the extent the Agent requests, copies of all documentation relating thereto;

(v) promptly upon receipt from any Manufacturer, either Servicer, any Lessee or any Lessee’s insurance carrier or broker, copies of any material notice, communication, document or agreement related to the Collateral including the Aircraft, Airframes or Engines; and

(vi) such other financial and other information as any Lender through the Agent may from time to time reasonably request (including information and reports in such detail as the Agent may request with respect to the terms of and information provided pursuant to the Monthly Report).

(b) Existence and Citizenship. The Borrower will (i) at all times maintain (A) its existence in good standing under the laws of Bermuda and (B) its right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would preclude the Borrower from enforcing its rights or meeting its obligations under or with respect to any Loan Documents to which it is a party or any material assets; and (ii) at all times maintain (A) each Aircraft Subsidiary solely as an entity incorporated, formed or created under the laws of the United States (or any state thereof or the District of Columbia), Bermuda, Luxembourg, France or Ireland unless otherwise agreed to in writing by the Agent, (B) subject to the Borrower’s right to wind-up or liquidate Subsidiaries under Section 11.23 (1) each Aircraft Subsidiary’s existence in good standing under the laws of the jurisdiction in which it was organized and (2) each Aircraft Subsidiary’s right to transact business in each jurisdiction in which the character of the properties owned or leased by it or the business conducted by it makes such qualification necessary and the failure to so qualify would preclude such Aircraft Subsidiary from enforcing its rights or meeting its obligations in any material respect under or with respect to its the Leases, any Loan Documents to which it is a party or any other material assets.

(c) Keep Well Covenant. The Borrower will take, or cause each Aircraft Subsidiary to take, all actions as are required to keep the representations and warranties applicable to it in clauses (a), (c), (d), (h), (i), (k), (l), (m), (n), (o), (q), (r), (s) and (t), of Section 6.01 true and correct in all material respects (but without regard to when such representation or warranties were made or are expressed to be effective), until the occurrence of the Termination Date.

(d) Compliance with Assumptions. The Borrower and each Aircraft Subsidiary will conduct its business in accordance with the assumptions contained in the opinion of counsel delivered pursuant to clause (o)(iii) of Section 5.02.

(e) Authorizations, Approvals and Recordations. Promptly take, and maintain the effectiveness of, all actions of the type referred to in clause (h) of Section 6.01 of this Agreement or otherwise that may, from time to time, be necessary or appropriate under Applicable Law in connection with the performance by the Borrower and the Aircraft Subsidiaries of their obligations under this Agreement, the Lease Assignments, each Security Agreement, the Notes, or any other Loan Document or any Lease Document, or the taking of any action hereby or thereby contemplated, or necessary for the legality, validity, binding effect or enforceability of this Agreement, the Notes, the Lease Assignments, each Security Agreement or any other Loan Document or any Lease Document, or for the making of any payment or the transfer or remittance of any funds by the Borrower and the Aircraft Subsidiaries under this Agreement, the Notes, the Lease Assignments, each Security Agreement or any other Loan Document or any Lease Document (provided that neither the Borrower nor any Aircraft Subsidiary shall be obligated to execute and deliver or file, record or register any mortgage, security assignment or the like over any Aircraft with any Governmental Entity but the Aircraft Subsidiaries shall be obligated to execute, deliver and file or record Lease Assignments and the Borrower and each Aircraft Subsidiary shall be obligated to file the UCC financing statements required pursuant to Section 6.01(h)).

(f) Inspection Rights; Records; Appraisals.

(i) The Borrower will permit, as may be reasonably requested, any duly authorized representatives of the Agent, at all reasonable times and upon five (5) Business Days’ notice from the Agent to the Borrower and the applicable Aircraft Subsidiaries (which notice shall not be required after the occurrence and during the continuance of a Facility Event of Default or a Servicer Replacement Event): to examine the Borrower’s and such Aircraft Subsidiaries’ books of account and records, reports and other papers related to the Borrower, such Aircraft Subsidiaries and the Collateral and to take memoranda and extracts therefrom and to make copies thereof; to visit and inspect its properties and operations; to examine all information then available to the Borrower and such Aircraft Subsidiaries regarding the location of each Aircraft, Airframe and Engine; to examine, take memoranda and extracts therefrom and obtain copies thereof from the Borrower of any and all such other information and copies of documents and print-outs of data related to the Collateral stored on any electronic or data processing medium under the control of the Borrower and such Aircraft Subsidiaries as the Agent may reasonably request, with respect to the Collateral, and the Aircraft, Airframes, Engines and Parts and the financial records of the Borrower and the Aircraft Subsidiaries related to the Collateral, and the Aircraft, Airframes, Engines and Parts; and, in connection with such inspection, to discuss any of the foregoing and the affairs, finances and accounts of the Borrower and such Aircraft Subsidiaries with any of their respective trustees, directors, officers, employees or accountants, all at such reasonable times and as often as may be reasonably requested; provided, that unless a Facility Event of Default or a Servicer Replacement Event has occurred and is continuing, the Borrower shall only be obligated to pay the Agent’s expenses for two such inspections per calendar year.

(ii) Upon ten (10) days’ notice from the Agent to the Borrower and the Servicers (which notice shall not be required at any time after the occurrence and during the continuance of a Facility Event of Default or a Servicer Replacement Event), but subject to restrictions and procedures on inspection of the Aircraft in the applicable Lease, the Agent or its designee may conduct a physical inspection of each Aircraft once during each calendar year after the expiration of the Availability Period and at any time that a Facility Event of Default shall have occurred and is continuing. Unless a Facility Event of Default not caused by a Lease Default or Lease Event of Default then exists, the Agent will, upon the request of the Borrower, make reasonable efforts to coordinate such inspection with an inspection by the Borrower or applicable Aircraft Subsidiary. The Borrower shall pay the Agent’s expenses and fees for each inspection permitted hereunder.

(iii) Within three months after the earlier of (A) the expiration of the Availability Period and (B) the Facility Utilization Trigger Date, the Borrower shall provide an updated Physical Inspection Report to the Agent for each Aircraft for which the then most recent Physical Inspection Report is greater than one year old and thereafter the Borrower shall provide an updated Physical Inspection Report for each Aircraft on an annual basis so that no Physical Inspection Report is ever greater than thirteen months old. At any time a Facility Event of Default shall have occurred and is continuing and to the extent a physical inspection is then permitted under the applicable Lease, the Borrower shall provide updated Physical Inspection Reports for each Aircraft requested by the Agent, provided that in no event shall the Borrower be obligated under this clause (iii) to provide more than two Physical Inspection Reports on any Aircraft within any twelve-month period. The Borrower shall pay the expenses and fees for each Physical Inspection Report required hereunder.

(iv) (A) Upon each Settlement Date for any Aircraft for which any of the most recent Independent Appraisals are greater than twelve months old on such Settlement Date, (B) upon the earlier of (x) the Facility Utilization Trigger Date and (y) expiration of the Availability Period, for any Aircraft for which any of the most recent Independent Appraisals are greater than six-months old on such date, (C) following the end of the Availability Period, on each six month anniversary of the Independent Appraisals last delivered pursuant to clause (A) or (B) above, (D) upon the request of the Agent at any time after the occurrence and during the continuance of a Servicer Replacement Event or a Facility Event of Default or (E) upon the request of the Agent with respect to the Independent Appraisals of any Aircraft, if an inspection of such Aircraft reveals that there has been, in the Agent’s reasonable judgment, a material adverse change in the condition of such Aircraft, the Borrower shall at its expense provide three (3) Independent Appraisals with regard to clauses (A) through (D), for each Aircraft, and with regard to clause (E), for such Aircraft. The Agent may at any time and from time to time obtain Independent Appraisals of any Aircraft (in addition to the Independent Appraisals required pursuant to this clause (iv) at its own expense. Each Independent Appraisal delivered pursuant to this clause (iv) shall be in form and substance reasonably satisfactory to the Agent; provided that with respect to any Aircraft, when appropriate and acceptable to the Agent, any such Independent Appraisal may be in the form of a letter from an Independent Appraiser confirming the Independent Appraisal previously delivered by such Independent Appraiser with respect to such Aircraft. Without limitation of the foregoing, subsequent Independent Appraisals of such Aircraft shall be adjusted for the current physical condition of the Aircraft based on the most recent Physical Inspection Report of such Aircraft and/or other relevant maintenance records to the extent applicable and available, and adjusted for any change to underlying “Extended Desktop Base Value” (as defined by ISTAT) of the Aircraft.

(v) In the event that (A) an Aircraft is subject to a Lien securing an obligation or claim with a value in excess of one percent (1.00%) of the Allocated Amount related to such Aircraft other than a Permitted Lien or (B) a representation of the Borrower contained in Section 6.01(d) shall be false in any material respect with respect to an Aircraft, the Borrower shall at its expense provide three (3) Independent Appraisals with respect to such Aircraft and, for so long as any such Lien or defect in title shall exist, the amounts determined by such Independent Appraisers shall be reduced by the amount of such obligation or claim or the diminution in the value of the Aircraft resulting from such defect in title.

(g) Payment of Charges; Maintenance of Licenses. The Borrower will duly pay and discharge (i) all of its trade bills before the time that any Lien related thereto (other than Permitted Liens attributable thereto) attaches to any Collateral or other property or assets of the Borrower or the Aircraft Subsidiaries, including all Aircraft, Airframes, Engines and Parts and (ii) all lawful claims against the Borrower or an Aircraft Subsidiary (other than claims in respect of Taxes, which are governed by clause (c) of this Section 7.01(by way of reference to Section 6.01(s))), whether for labor, materials, supplies, services or anything else, which might or could, if unpaid, become a Lien upon such property or assets other than Permitted Liens, in each case unless and only to the extent that any such trade bills and claims are not yet due and payable or the validity thereof is being contested in good faith by appropriate proceedings so long as such proceedings do not involve any material danger of the sale, forfeiture or loss of the Collateral, any Aircraft, any Airframe or any Engine or any interest therein and the Borrower maintains appropriate reserves with respect thereto or has made adequate provision for the payment thereof, in accordance with generally accepted accounting principles and approved by the Agent (which approval shall not be unreasonably withheld); provided that notwithstanding anything to the contrary in this subsection, the Lien of this Agreement, the Lease Assignments and each other Security Document shall at all times be wholly preserved at the cost of the Borrower and without expense to the Agent or any other Protected Party. The Borrower will obtain and maintain, or cause to be obtained or maintained, in full force and effect, any authorization, approval, license, or consent of any governmental or judicial authority including, without limitation, registration of the Aircraft with the FAA or other Aviation Authority aircraft registry that is an “owner registry”, which may be or become necessary in order to obtain the full benefits of this Agreement, the Lease Assignments and the other Security Documents and all rights and remedies granted or to be granted herein and in the Security Documents; provided however, the Borrower shall not be obligated to file, register or record with any Government Entity any mortgage, security agreement or the like over any Aircraft.

(h) Maintenance of Records. The Borrower shall keep, or, with respect to each Aircraft and its related Leases, cause either Servicer to keep, at all times, books of record and account adequate to identify each Aircraft and the revenue and expenses of the Borrower and each Aircraft Subsidiary, and, to the extent that the Lessee has provided such information to the Aircraft Subsidiary pursuant to the applicable Lease, to disclose its maintenance and condition, in which full, true and correct entries will be made, and the Borrower will provide or cause to be provided adequate protection against loss or damage to such books of record and account.

(i) Separateness. The Borrower will observe, and will cause each Aircraft Subsidiary to observe, all corporate formalities necessary to remain a legal entity separate and distinct from, and independent of, the Parent, BBAM, and their respective Affiliates (other than the Borrower and the Borrower’s Subsidiaries as applicable).

(j) Insignia. With respect to any Aircraft not subject to a Lease other than a Subsidiary Lease, the Borrower shall place and leave or cause to be placed and left in a plain, distinct and conspicuous place in the cockpit of each Aircraft, and on each Engine, a fireproof nameplate, insignia or other identification bearing the following words in letters of a size reasonable under the circumstances and acceptable to the Agent:

Owned by [appropriate Aircraft Owning Subsidiary].

(k) Registration of Aircraft. Upon the termination of a Lease of an Aircraft registered at an Aviation Authority other than the FAA or the IAA, register such Aircraft at the FAA or the IAA as soon as reasonably practicable; provided, that if the Borrower reasonably anticipates causing the Applicable Aircraft Subsidiary to enter into a Follow-On Lease within two (2) months of the termination of such Lease, then such Aircraft may remain registered at the Aviation Authority at which such Aircraft was registered at the termination of such Lease or the Aviation Authority at which the Aircraft is expected to be registered under the Follow-On Lease.

(l) Change in Location of Records. The Borrower shall provide the Agent written notice of any change in the address listed in Section 6.01(f), which written notice shall be deemed the new address or addresses for purposes of representations and warranties made on Transfer Dates pursuant to Section 6.01(f).

(m) Monthly Report. The Borrower shall provide (or cause the Servicers to provide) to the Agent and each Lender a Monthly Report (by electronic mail if requested by any such party) not later than two (2) Business Days prior to each Settlement Date setting forth the following information for the Measuring Period ending on the Calculation Date immediately prior to such date:

(i) a written report of (1) the leasing, sales and purchasing activities that were completed during the Measuring Period for the applicable Settlement Date which shall include a summary of the principal financial terms related to any new or amended lease transactions, including floating rates and fixed rates of interest applicable thereto, and (2) any default notices issued during the preceding calendar month, in each case with respect to relevant Aircraft and Engines, in such detail as the Agent may reasonably request from time to time;

(ii) a detailed statement of the cash receipts and disbursements and a reconciliation of amounts in the Depository Accounts with respect to Aircraft and Engines for the Measuring Period ending on the applicable Calculation Date in such detail as the Agent may reasonably request from time to time;

(iii) a detailed statement of amounts described in clause (ii) above which are due on or before the applicable Settlement Date but unpaid as of the applicable Calculation Date (including details, if any, of any setoffs among Lessee receivables, Maintenance Reserves and Deposits) analyzed by Aircraft and by Lessee for each account balance outstanding (including with respect to restructured Leases), categorized by aging, in such detail as the Agent may reasonably request from time to time;

(iv) a detailed statement of any outstanding delinquencies, lease terminations, lease roll-offs, re-leasing activities and service/maintenance reports with respect to each Aircraft and each Lease, as the case may be as of the Calculation Date for the applicable Settlement Date;

(v) a report on all pending, threatened and potential litigation, involving the Borrower or any Aircraft Subsidiary or any Aircraft, Engine or Lease as of the Calculation Date for the applicable Settlement Date of which either Servicer or the Borrower has received notice;

(vi) a report of any claims being made with respect to any Aircraft or any Engine as of the Calculation Date for the applicable Settlement Date (excluding expenses to be reimbursed pursuant to the terms of a Lease Document) of which the Borrower or either Servicer is aware with an actual or potential liability of the Borrower or an Aircraft Subsidiary in excess of $100,000;

(vii) a report of the balances of each Depository Account as of the Calculation Date for the applicable Measuring Period;

(viii) a report of the amount of Servicer Advances advanced for the preceding Measuring Period;

(ix) a report detailing the flow of funds with respect to such Settlement Date, including (1) the amount of funds to be transferred from each Depository Account on each applicable Settlement Date, (2) each applicable clause of Section 3.03 under which such funds are to be applied and (3) the amount each Person referenced in such clause shall receive on each Settlement Date based on the foregoing;

(x) a report of each Lease Event of Default, Servicer Replacement Event, Facility Default and Facility Event of Default as of the Calculation Date for the applicable Measuring Period of which the Borrower or either Servicer has knowledge, including, in each case, a reference to the applicable section of the applicable agreement under which such default arose and what actions will be taken and are being taken in response to such default;

(xi) a detailed list of all guarantees, letters of credit and any other type of credit support provided by any Person in connection with each Lease as of the Calculation Date for the applicable Measuring Period;

(xii) a report detailing the calculation of the Servicers’ Fee and the Sales Fee payable on the applicable Settlement Date; and

(xiii) a report detailing the Interest Coverage Ratio and Average Three Month Interest Coverage Ratio calculations as of the Calculation Date for the applicable Measuring Period.

provided that if such information is available only from a Lessee or the Agent, the Borrower’s obligation to provide such information shall be limited to providing such information as the Borrower is able to obtain from the Agent and such Lessee through commercially reasonable efforts to enforce applicable provisions of the applicable Lease. The Agent shall review the Monthly Report and, in its sole discretion, provide the Borrower with any corrections or supplemental information regarding the Loan or amounts paid into or held in the Depository Accounts, which corrections and/or information the Borrower shall include in a revised Monthly Report. The Borrower shall (or shall cause the Servicers to) provide the Agent with a copy of each Monthly Report, as revised pursuant to the preceding sentence.

(n) Follow-On Leases. Upon causing or permitting an Aircraft Subsidiary to enter into a Lease which was not in place as of the applicable Transfer Date for the applicable Aircraft (a “Follow-On Lease”), the Borrower shall forward the Follow-On Lease to the Agent together with current financial and credit information and payment history in its possession, regarding the proposed lessee, and such other information reasonably requested by the Agent. The Borrower will not cause or permit an Aircraft Subsidiary to enter into such Follow -On Lease without the Agent’s consent (such consent not to be unreasonably withheld or delayed) until the conditions precedent described in clauses (b)(ii) (to the extent reasonably applicable to Leases; provided however, such Funding Package may be delivered as late as five (5) Business Days prior to the commencement of the applicable Follow-On Lease or such shorter period as Agent may agree), (d), (g), (h), (i), (j), (m), (n), (o)(i), (o)(ii), (o)(v) (if reasonably requested by the Agent) and (u) of Section 5.02, and in the case where a new Aircraft Subsidiary is used in connection with such Follow-On Lease, clause (o)(iii) of Section 5.02 if applicable, have been satisfied with respect to such Follow-On Lease, as determined in the Agent’s sole and exclusive discretion, which determination the Agent shall make promptly. Notwithstanding the foregoing, the Borrower shall have the right, at its sole discretion, to cause an Aircraft Subsidiary to enter into any Follow~~-~~On Lease with respect to an Aircraft, without the prior consent of the Agent or any Lender but only if (i) the Aircraft Subsidiary’s obligation to deliver the Aircraft under such Follow-On Lease is conditional upon the approval of that proposed Follow-On Lease and the proposed Lessee by the Agent or (ii) all of the following conditions are satisfied:

(i) such Follow-On Lease is a net lease, under which the Lessee is obligated to make all payments thereunder regardless of any change in circumstances (except for a breach of the Lessee’s right to quiet enjoyment and except that a Follow-On Lease may contain a provision allowing the Borrower, at its election, to finance or pay a portion of any maintenance expense incurred with respect to such Aircraft);

(ii) the Agent receives from local counsel in the proposed new State of Registration of such Aircraft relating to such Follow-On Lease, a legal opinion, substantially similar to the opinions referred to in Section 5.02(o) and received on each Transfer Date, and stating that (A) the Follow-On Lease is legal, valid, binding and enforceable (including with respect to any foreign currency transfers), (B) the Borrower has the right to de-register and export the Aircraft within a reasonable period of time following a Lease Event of Default under the Follow-On Lease and (C) the Collateral Agent on behalf of the Lenders has a first priority perfected security interest in such Follow-On Lease and all rents or other amounts or payments payable under such Follow-On Lease, and as to such other jurisdiction specific requirements identified in good faith by the Agent;

(iii) other than Follow-On Leases to an Aircraft Subsidiary of the Borrower, each Follow-On Lease shall contain maintenance requirements which are not materially less favorable than those set forth in the existing Lease relating to such Aircraft;

(iv) other than Follow-On Leases to an Aircraft Subsidiary of the Borrower, each Follow-On Lease shall contain insurance terms which are not materially less favorable than those set forth in the existing Lease relating to such Aircraft, except that the agreed value of the Aircraft may be less; provided that the agreed value for such Aircraft is at least equal to 110% of the greater of the Depreciated Purchase Price and the Allocated Amount with respect to such Aircraft;

(v) each Follow-On Lease has a minimum lease rental equal to at least 75% (or 60% in the case of any Follow-On Lease subsequent to the second such Follow-On Lease for an Aircraft) of the Monthly Rent payments under the initial Lease relating to such Aircraft;

(vi) other than Follow-On Leases to an Aircraft Subsidiary of the Borrower, each Follow-On Lease shall be entered into on an arm’s-length basis with Persons unrelated to the Servicers or any owner of the capital stock of the Borrower;

(vii) each Follow-On Lease shall contain a Chattel Paper Legend on the cover page thereof;

(viii) all filings necessary to perfect the Collateral Agent’s security interest in the Follow-On Lease and in the Borrower’s rights thereunder have been made in the State of Registration and under the UCC;

(ix) the lessee under any Follow-On Lease shall be based in a Permitted Country;

(x) other than Follow-On Leases to an Aircraft Subsidiary of the Borrower, upon the commencement of such Follow-On Lease, such Follow-On Lease shall satisfy the Eligibility Criteria contained in Schedule II hereto;

(xi) each Follow-On Lease (A) other than Follow-On Leases to an Aircraft Subsidiary of the Borrower, shall contain customary indemnities which are not materially less favorable than those in the existing Lease relating to such Aircraft, (B) other than Follow-On Leases to an Aircraft Subsidiary of the Borrower, shall contain minimum return conditions at least “same in, same out” or its economic equivalent, (C) shall not contain any renewal options which would extend the term of such Follow-On Lease to a date later than two years subsequent to the last Interim Repayment Date and (D) shall not contain any purchase option; and

(xii) the Borrower provides the Agent notice of a proposed Follow-On Lease prior to the applicable Aircraft Subsidiary entering into such Follow-On Lease.

Any Follow-On Lease that meets the conditions set forth in this Section 7.01(n) need not, so long as a Lease Event of Default shall not have occurred thereunder, be subject and subordinate to the rights of the Collateral Agent to repossess the relevant Aircraft following the occurrence of a Facility Event of Default.

(o) Removal of Servicers. Upon the occurrence and during the continuation of a Servicer Replacement Event, the Borrower may, upon consent of the Agent and shall, at the direction of the Agent acting at the direction of the Required Lenders (i) terminate the Servicing Agreement in accordance with Section 12(b) thereof and/or (ii) proceed by appropriate court action to enforce performance of the Servicing Agreement by either or both Servicers and/or recover actual direct (and not consequential) damages which result from a breach of any of either Servicers’ representations, warranties or covenants thereunder.

(p) Management of Aircraft. Until the occurrence of the Termination Date, the Borrower shall cause the Portfolio to be managed by a Person which, if not BBAM, shall (i) be acceptable to the Majority Lenders and the Agent, (ii) be a nationally known corporation incorporated in the United States which is engaged in the aircraft leasing or management business, capable of performing the services outlined in the Servicing Agreement and having a net worth in excess of $50,000,000 (or its obligations to perform such services be guaranteed by an entity having a net worth of at least $50,000,000), in each case unless otherwise waived by the Agent and (iii) if the Tranche A Loans are then rated, not result in the reduction or withdrawal of any such rating. Any Person that meets the criteria listed in clauses (i) through (iii) above, as a condition to becoming a Servicer, shall execute and deliver to the Borrower, each Aircraft Subsidiary and the Agent an instrument accepting the appointment as a Servicer and outlining its duties in form and substance satisfactory to the Agent (such instrument, a “Replacement Servicing Agreement”). On or before appointing such Person as a Servicer, the Borrower shall cause copies of all Aircraft Documents, Leases, Lessee information, all documents, records and other information relating to the foregoing and each other document, record or other information obtained, used or produced by such Servicer necessary for the replacement Servicer to provide its services under the Replacement Servicing Agreement, including all documents, records and other information relating to the Borrower, the Aircraft Subsidiaries, the Aircraft, the Engines, each Part and the Depository Accounts, in each case, that are requested by such Person to be delivered to such Person; provided that unless and until such Person is appointed a Servicer, such information shall be delivered by the Borrower to and held by the Agent or its designee.

SECTION 7.02 Negative Covenants. The Borrower covenants and agrees that, until the Termination Date shall have occurred, the Borrower will not, and will not cause or permit any Aircraft Subsidiary to:

(a) Seller Finance Loans. enter into any Seller Finance Loans;

(b) Liens. create, incur, assume or suffer to exist, and shall not cause or permit an Aircraft Subsidiary to create, incur, assume or suffer to exist, any Lien with respect to the Collateral or any other property or assets of the Borrower or any Aircraft Subsidiary, including any Aircraft, Airframe, Engine, Parts, Lease, insurance proceeds or other proceeds of any thereof, other than Permitted Liens and shall, at its own expense, promptly take such action as may be necessary to duly discharge all such Liens, and shall indemnify and hold harmless the Agent and the Protected Parties from and against any costs and expenses (including reasonable attorneys’ fees) in connection with any such Lien;

(c) Consolidation, Merger and Sale or Purchase of Assets. wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease (substantially as a whole), or otherwise dispose of (whether in one or in a series of transactions) any part of the Collateral or the Portfolio except as expressly permitted by this Agreement;

(d) No Sale, Alteration or Modification. except as expressly permitted or required by the applicable Lease or under this Agreement (including Section 11.23), (i) sell, lease (other than pursuant to Leases and Follow-on Leases), convey, transfer or encumber (other than with respect to Permitted Liens) or otherwise dispose (“Dispose” or

“Disposition”) of all or any part of any Collateral, or cause or consent to any Person doing any of the foregoing with respect to all or any part of any Collateral without the prior written consent of the Agent, to be granted or withheld in its sole discretion; provided that prior to the Availability Expiration Date and provided further that no Facility Event of Default, Facility Default described in clauses (ii) or (iii) of Section 9.01(h) or Servicer Replacement Event has occurred and is continuing, the Borrower or any Aircraft Owning Subsidiary may Dispose of any Aircraft and related Lease free and clear of the Liens of the Loan Documents at any time for a cash sales price equal to or greater than the Release Amount for such Aircraft (provided, that notwithstanding anything to the contrary herein, the Disposition of all or any part of any Collateral for an amount less than the Release Amount shall require the approval of each of (A) the Required Tranche A Lenders and (B) the Required Tranche B Lenders) and (ii) except as permitted or required in any Lease or required by Sections 7.03 and 7.06, modify or cause or permit any modification to all or any part of the Aircraft. Except as otherwise permitted or required by any Lease and this Agreement, the Borrower shall not (and shall not cause or permit any Aircraft Subsidiary to) make or cause to be made or cause or consent to another to make any change or alteration in any registration, filing, or recordation of any of the Aircraft without the prior written consent of the Agent, to be granted or withheld in the Agent’s sole discretion;

(e) No Amendments to Loan Documents, Organic Documents or Lease Documents. without prior written consent of the Agent, (i) amend, modify, waive, approve or consent to any change in any of the terms or otherwise alter any of the Loan Documents or any Organic Document of the Borrower or any Aircraft Subsidiary in any manner except to increase the share capital as may be required by Applicable Law, or in the case of any Aircraft Subsidiary, to change any director; or (ii) amend, modify, waive, approve or consent to any change in any of the terms or otherwise alter any of the Lease Documents to the extent any such amendment, modification, waiver, appeal or consent would materially adversely affect the Agent or any other Protected Party (or allow either Servicer or any Aircraft Subsidiary to do the same) without the written consent of the Agent (which consent may be granted or withheld at the Agent’s sole discretion), except as otherwise expressly permitted in any Lease Assignment (for the avoidance of doubt, extension of lease terms or reductions in base rent which the Borrower (or such Servicer) in good faith believes will maximize overall collections under the applicable Lease will be not be deemed to materially adversely affect the Agent or any other Protected Party);

(f) Investments. except as expressly permitted hereunder, or under any other Loan Document, make any investment in or make or advance money to any Person other than an Aircraft Subsidiary, through the direct or indirect lending of money, holding of securities or otherwise;

(g) Consolidation with Any Other Person. operate in a manner that would result in an actual, constructive or substantive consolidation of the “estate” (as defined in Section 541(c) of the United States Bankruptcy Code) of the Borrower or any Aircraft Subsidiary with the “estate” of any other Person (other than the Borrower or a Subsidiary thereof, and in such connection the Borrower and each Aircraft Subsidiary shall observe all corporate formalities, and maintain records separately and independently from those of any other Person;

(h) Lease Default. without the prior written consent of the Agent, which consent may be granted or withheld at the Agent’s sole discretion, waive (or permit the waiver of) a Lease Default or Lease Event of Default under a Lease; provided that unless a Facility Default arising from the failure to make a payment when due hereunder or Facility Event of Default has occurred and is continuing, the Borrower may elect, in its reasonable discretion and upon written notice, which notice may be provided to the Agent in the next succeeding Monthly Report, to give such waiver (or permit such waiver), so long as such waiver is limited to the particular facts giving rise to such Lease Default or Lease Event of Default and does not prejudice lessor’s (or Agent’s, by assignment) rights under the relevant Lease to exercise remedies with respect to any other or future Lease Defaults or Lease Events of Default;

(i) Action After Facility Event of Default or a Servicer Replacement Event. following the occurrence and during the continuance of a Facility Event of Default or a Servicer Replacement Event, take any action or exercise any right, or permit the Servicers to take any action or exercise any right under any Lease Document or the Servicing Agreement, outside the ordinary course of business, without the Agent’s prior written consent, which consent may be granted or withheld at the Agent’s sole discretion;

(j) Title to Aircraft. permit an Aircraft Owning Subsidiary to own the legal and/or beneficial title to more than one Aircraft or Airframe; and

(k) Restrictive Agreements, Etc. enter into any agreement (other than a Loan Document) prohibiting or restricting:

(i) the creation or assumption of any Lien upon its properties (other than Aircraft to the extent that such conditions are contained in the Borrower’s or an Aircraft Subsidiary’s organizational documents), revenues or assets, whether now owned or hereafter acquired;

(ii) the ability of the Borrower or any Aircraft Subsidiary to amend or otherwise modify any Loan Document; or

(iii) the ability of any Aircraft Subsidiary to make any payments, directly or indirectly, to the Borrower, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments.

SECTION 7.03 Maintenance. In addition to its covenants with respect to the Collateral contained hereunder and in each Lease Assignment, the Borrower agrees that it will or will cause each applicable Aircraft Owning Subsidiary to, at all times and at its own cost and expense with respect to any Aircraft not subject to a Lease other than a Subsidiary Lease:

(a) cause each such Aircraft to be stored, maintained, serviced and repaired in accordance with standard market practices for similar stored equipment, which practices shall be at all times at (x) the Servicers’ standards for similar stored equipment owned or managed by the Servicers or any of their Affiliates or (y) the industry standard for similar stored equipment; provided that, notwithstanding anything in this Section 7.03 to the contrary, the Borrower may, but shall not be required to, incur major maintenance expenses, including but not limited to “D” checks and Engine performance restoration shop visits, life limited part replacements, repairs and inspections with respect to any Aircraft not subject to a Lease; provided further however, in the event that a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h) or a Servicer Replacement Event shall have occurred and is continuing, the Agent shall have the right to direct the Borrower to conduct such major maintenance if (i) such maintenance is due under the requirements of the applicable Aviation Authority, (ii) customary commercial practice would require such maintenance to be done at such time or (iii) such maintenance is done in accordance with a recommendation of either Servicer.

(b) during the period commencing on the date such Lease expires or is terminated whether as a result of a Lease Event of Default, repossession or otherwise and ending on the date which is the earlier of (A) the date such Aircraft is re-leased, or the subject of a new lease agreement or binding letter of intent in respect thereof or (B) one hundred eighty (180) days after the date such Lease expires or is terminated in addition to the requirements contained in clause (a) of this Section 7.03:

(i) cause each such Aircraft to be maintained, serviced, repaired, overhauled and/or tested, as the case may be, so as to keep such Aircraft, (1) stored in the United States, Europe or such other country as may be reasonably acceptable to the Agent, (2) in good operating condition and within the acceptable limits of performance provided in the Manufacturer’s maintenance manuals for stored aircraft and the rules and regulations of the relevant Aviation Authority, (3) in compliance with the requirements of the relevant insurance carriers, and (4) in such condition as may be necessary to enable the airworthiness certification or license of such Aircraft under Applicable Law to be maintained in good standing at all times (subject to any abeyance thereof, attributable to any maintenance or refurbishment being done on or to the Aircraft in accordance with this Agreement), unless such Applicable Law affecting airworthiness is being contested in good faith and by appropriate proceedings but only so long as such proceedings do not involve any material risk of the sale, forfeiture, loss or diminution of value of any Airframe or any Engine or any interest therein; and

(ii) cause all Aircraft Documentation and other records, logs and materials required by the applicable Aviation Authority and in the Borrower’s, the Aircraft Subsidiary’s or the Servicers’ possession to be maintained with respect to an Aircraft and any Aircraft Documentation generated while an Aircraft is in the Borrower’s or the Servicers’ possession to be generated in the English language and such other language required by the applicable Aviation Authority.

(c) provide the Agent reasonable documentation supporting any amounts expended by the Borrower or an Aircraft Subsidiary on maintenance related to any Aircraft.

SECTION 7.04 Depository Accounts, Deposits and Maintenance Reserves; Aircraft Expenses. The Borrower hereby covenants that:

(a) The Borrower shall cause the Depositary to create Concentration Accounts, the Prepayment Accounts, Collection Accounts, Rent Accounts, the Rent Reserve Account, Reserves Accounts, Deposit Accounts, the Cash Collateral Account, the Prefunding Account, the Aircraft Expenses Account, Additional Collateral Accounts, Lessee Accounts and other Depository Accounts, in each case in accordance with the terms of the Depository Agreement. The Borrower shall, and shall cause the Servicers and each Aircraft Subsidiary to, deposit all Cash Flow received by each such Person into the Concentration Accounts (other than Cash Flow which the Borrower and the Agent have agreed in writing in an AS Joinder and Security Agreement Supplement or otherwise, is to be deposited in an Individual AS Account). The Borrower shall cause the Servicers and the applicable Aircraft Subsidiary to instruct each Lessee in writing to make all payments under the Lease (except for Excepted Payments (which shall be payable to the Persons for whose benefit any such payment is made)) to the applicable Concentration Account.

(b) On or before the Transfer Date for an Aircraft, the Borrower shall (i) transfer or cause to be transferred all cash held by any BBAM Party or BBAir Party for the benefit of Borrower or any Aircraft Subsidiary as a “security deposit” (or other similar term as defined and used in any aircraft lease), if any, with respect to any Lease for such Aircraft (each, along with any additional “security deposits” paid pursuant to any Lease for such Aircraft, a “Deposit”) to the applicable Concentration Account, (ii) deliver to the Agent a certificate from an Authorized Officer of the Borrower certifying that the amount so transferred is correct as required by the applicable Lease, and (iii) direct each applicable Lessee in writing to pay any Deposit paid after such Transfer Date and prior to the Termination Date directly to the applicable Concentration Account, and upon receipt thereof, by the Depositary, pursuant to the Depository Agreement, shall transfer such amount: (x) in the case of a Lease that requires that the Deposit be maintained in a separate account, to a Lessee Segregated Account to be maintained therein in accordance with the applicable terms of the Lease, (y) in the case of a Lease that requires that interest be paid on the Deposit, to a Lessee Interest Account and (z) in all other cases, to the applicable Deposit Account. The Agent shall pay or cause the Depositary to pay to the applicable Aircraft Subsidiary for payment to the applicable Lessee all or part of the applicable Deposit as and when required pursuant to the applicable Lease upon receipt of a written notice to the Agent signed by an Authorized Officer of the Borrower certifying that the applicable Lessee is entitled to all or part of such Deposit under the applicable Lease, together, at the request of the Agent, with copies of all supporting documentation required under such Lease to evidence such entitlement. The Aircraft Subsidiary shall, as between it and its Lessee and notwithstanding the Depositary or the Collateral Agent’s holding of any such Deposits, remain responsible for transmitting, or causing to be transmitted, the appropriate amount of such Deposits to its Lessee entitled to the applicable Deposit. Upon termination of any Lease, any Deposits remaining in the Deposit Accounts with respect thereto after payment of any amounts owed to the related Lessee shall be transferred to the Concentration Account. If a Deposit is in the form of a letter of credit, the letter of credit shall be issued or re-issued to the applicable Aircraft

Subsidiary not later than the Transfer Date for the relevant Aircraft, the letter of credit shall be payable only to the Concentration Account, and the Borrower shall cause such Aircraft Subsidiary to draw such letter of credit as a Deposit at the instruction of the Agent, subject to the terms of the applicable Lease and letter of credit, and such Deposit is to be transferred to and to be held or applied by the Borrower pursuant to the terms of this Agreement and the Depository Agreement. Upon request of the Agent, the Borrower shall deliver any such letters of credit to the Collateral Agent, and the Collateral Agent will hold such letters of credit pursuant to the terms of the Security Agreement.

(c) On or before the Transfer Date for an Aircraft, the Borrower shall (i) transfer or cause to be transferred all cash held by any BBAM Party or BBAir Party for the benefit of Borrower or any Aircraft Subsidiary as a “maintenance reserve” (or similar term defined and used in any aircraft lease), if any, with respect to such Aircraft (each, along with any additional “maintenance reserve” paid pursuant to any Lease for such Aircraft, a “Maintenance Reserve”) to the applicable Depository Account, (ii) deliver to the Agent a certificate from an Authorized Officer of the Borrower and the Servicers certifying that the amount so transferred is correct as required by the applicable Lease, and submit copies of all supporting documentation and other data to which the Aircraft Subsidiary is entitled to support the determination of such amount, and (iii) direct each applicable Lessee in writing to pay any such Maintenance Reserve paid after such Transfer Date and prior to the Termination Date directly to the applicable Depository Account, and upon receipt thereof by the Depositary, pursuant to the Depository Agreement, shall transfer such amount: (x) in the case of a Lease that requires that the Maintenance Reserve be maintained in a separate account, to a Lessee Segregated Account to be maintained therein in accordance with the applicable terms of the Lease, (y) in the case of a Lease that requires that interest be paid on the Maintenance Reserves, to a Lessee Interest Account and (z) in all other cases, to the applicable Reserves Account.

(d) If a Lessee has completed maintenance on an Aircraft that is subject to a Lease, and if such Lessee requests reimbursement of any expenses related to such maintenance that are reimbursable by the lessor under such Lease or such Lessee requests reimbursement of amounts that are otherwise payable to the Lessee under such Lease, the Agent, upon receipt from or on behalf of the Borrower of (i) an Officer’s Certificate of the Borrower and the Servicers certifying that (x) customary due diligence has been performed by or on behalf of the Borrower and the Applicable Aircraft Subsidiary with respect to such maintenance, (y) the amount to be released from the Reserves Account is no greater than the amount of expenses that are reimbursable under such Lease for such maintenance or is no greater than the amount otherwise payable to the Lessee under such Lease, as applicable, and (z) the amounts to be released from the Reserves Account is no greater than the amount then held in the Reserves Account as Maintenance Reserves with respect to such Lease and (ii) if requested by the Agent, copies of all documentation and other data then held by the Borrower, either Servicer or the applicable Aircraft Subsidiary related to such maintenance and payment of reimbursable expenses, shall release such amount set forth in such Officer’s Certificate from the Reserves Account to the Borrower’s, either Servicer’s or Aircraft Subsidiary’s order. The Aircraft Subsidiary shall, as between it and the Lessee and notwithstanding the Depositary or the Collateral

Agent’s holding of any such Maintenance Reserves, remain responsible for transmitting, or causing to be transmitted, the appropriate amount of such Maintenance Reserves to each Lessee entitled to the applicable Maintenance Reserve. Upon the termination of any Lease, any Maintenance Reserves remaining in the Reserves Account with respect thereto shall be (i) retained in the Reserves Account to the extent that the Borrower and the Servicers certify in writing to the Agent that they reasonably believe that such amounts will be necessary to remarket the applicable Aircraft for a Follow-On Lease, (ii) transferred to the Aircraft Expenses Account to the extent that the Borrower and the Servicers certify in writing to the Agent that they reasonably believe that such amounts will be necessary to modify or maintain the applicable Aircraft for deployment under a Follow-On Lease or (iii) otherwise, transferred to the Collection Account.

(e) Any amounts from time to time held in the Concentration Accounts, the Collection Accounts, the Rent Accounts, the Rent Reserve Account, the Deposit Accounts, the Reserves Accounts, the Cash Collateral Account, the Prepayment Accounts, the Prefunding Account, the Aircraft Expenses Account and the Lessee Accounts may be invested in Permitted Investments (subject to the provisions of the applicable Lease and the Depository Agreement, as applicable), at the Borrower’s risk as directed in writing by the Borrower, until the application thereof in accordance with Section 3.03 or 7.04(d), but subject, in the case of the Deposits and Maintenance Reserves, to the terms of the applicable Lease.

(f) Subject to the provisions of the applicable Leases and the Depository Agreement, the Agent may from time to time in its sole discretion instruct the Depositary to apply any and all amounts from time to time on deposit in the Depository Accounts to the repayment of the Obligations in accordance with Section 3.03; provided that, so long as no Facility Default described in clause (ii) or (iii) of Section 9.01(h) or Facility Event of Default shall have occurred and be continuing and so long as the first Interim Repayment Date has not occurred, (i) the Agent shall have consulted with the Borrower prior to giving such instruction with respect to the Cash Collateral Account, the Rent Reserve Account, Reserves Accounts, Deposit Accounts and/or Additional Collateral Accounts and (ii) if and to the extent determined by the Agent and the Borrower that a reserve is required to be held in the Depository Accounts in respect of anticipated claims by a Lessee for payment of Deposit, Maintenance Reserves or insurance or indemnity payments, such reserve shall be retained in the Depository Accounts.

(g) When Aircraft Expenses are to be paid from the Aircraft Expenses Account, if requested by the Agent, the Borrower shall provide to, or cause to be provided to, the Agent copies of all documentation and other data that the Borrower, the Servicers or the applicable Aircraft Subsidiary have related to such maintenance and/or payment of Aircraft Expenses.

SECTION 7.05 Servicer. The Borrower and the Agent agree that the Agent, without the Borrower’s consent, shall have the right to remove both Servicers and terminate the Servicing Agreement with respect to both Servicers upon the occurrence and during the continuation of a Servicer Replacement Event and as otherwise provided in the Servicing Agreement.

SECTION 7.06 Modifications and Improvements.

(a) The Borrower shall, at its, or the applicable Aircraft Owning Subsidiary’s, expense, make or cause to be made such modifications and improvements to each Airframe and Engine not subject to a Lease (other than a Subsidiary Lease) as may be (i) set forth as requiring present compliance in any mandatory airworthiness directives adopted by the applicable Aviation Authority or (ii) required from time to time to meet the applicable standards of the Governmental Entity having jurisdiction over such Aircraft unless the validity of such standard is being contested in good faith by appropriate proceedings but only so long as such proceedings do not involve any material risk of the sale, forfeiture, loss or diminution of value of any Airframe or any Engine or any interest therein.

(b) The Borrower may make or cause to be made such modifications and improvements to each Airframe and Engine as it may deem reasonably necessary or desirable for the re-marketing thereof provided that the aggregate cost of all such modifications and improvements for each Aircraft shall not exceed 7.5% of the Aircraft Value for such Aircraft determined as of the Transfer Date therefor.

(c) Except as expressly provided in clause (b) of Section 7.03 and clauses (a) and (b) above or as permitted under any applicable Lease, neither the Borrower nor an Aircraft Subsidiary shall make any modifications or improvements to any Airframe or any Engine without the prior written consent of the Agent, which consent may be granted or withheld at the Agent’s reasonable discretion.

(d) The Borrower agrees that it will or will cause the applicable Aircraft Subsidiary to, at its own cost and expense, provide the Agent reasonable documentation supporting any amounts expended by the Borrower or such Aircraft Subsidiary on modifications or improvements related to any Aircraft.

SECTION 7.07 Operations Subject to Insurance Coverage. The Borrower shall not, and shall not permit any Aircraft Subsidiary to, operate any Aircraft or suffer any Aircraft not subject to a Lease to be operated in violation of any provision of any insurance policy in effect with respect to such Aircraft or in any jurisdiction where all of the insurance required hereunder shall not remain in full force and effect or in material violation of any law, treaty, statute, rule, airworthiness directive, regulation or order of any Governmental Entity having jurisdiction over such Aircraft or in violation of any applicable airworthiness certificate, license or registration relating to such Aircraft issued by any such government or governmental authority.

SECTION 7.08 Insurance.

(a) With respect to any Aircraft then subject to a Lease with a Lessee:

(i) the Borrower shall monitor each Lessee’s performance of its obligations relating to insurance under its Leases, to ascertain whether appropriate evidence of insurance exists with respect to any Aircraft subject to a Lease and provide to the Agent such reports regarding insurance matters relating to each Aircraft subject to a Lease delivered by the relevant insurance broker from time to time; and

(ii) the Borrower will (1) advise the Agent of any settlement offers received by the Borrower from a Lessee or its insurer with respect to any claim of damage or loss in excess of the damage notification threshold, if any, in the relevant Lease with respect to an Aircraft; (2) provide the Agent with copies of all relevant available documentation related thereto in its possession or otherwise available to the Borrower and such other additional information and advice from the relevant Lessee’s or the insurer’s agents, brokers or adjusters in its possession or otherwise available to the Borrower as the Agent may reasonably request; (3) upon direction from the Agent that any settlement offer received by each Servicer related thereto acceptable to the Borrower is also acceptable to the Agent (provided that the Agent’s direction shall not be required so long as the total amount to be paid to the Agent pursuant to any such settlement equals the Release Amount), forward to the relevant insurance broker such appropriate documentation as shall have been delivered or available to the Borrower, including releases and any indemnities required in connection with such releases, to give effect to such settlement offer; and (4) direct the execution of such documentation by the relevant Aircraft Subsidiaries.

(b) With respect to each Aircraft (x) not subject to a Lease with a Lessee and (y) subject to a Lease with a Lessee (which coverages shall be on a contingent basis in the event that the Lessee maintains none of the coverages required by the Lease):

(i) the Borrower or the applicable Aircraft Subsidiary shall maintain, at all times prior to the Termination Date, at least the following insurance with insurers or re-insurers of recognized reputation and responsibility (the “Insurers”) through internationally recognized aviation insurance brokers:

(A) Aircraft Hull All Risks, including Engines and Spares Insurance and Aircraft Hull War and Related Perils Insurance for no less than 110% of the greater of the Depreciated Purchase Price and the Allocated Amount for such Aircraft at all times with deductible amounts that apply to an individual Aircraft which are no greater than the greater of $1,000,000 and standard industry deductibles; and

(B) Comprehensive Aircraft Liability Insurance, having a combined single limit of not less than $500,000,000 per occurrence when any part of the Aircraft is operated and $25,000,000 when the Aircraft is in storage, or such other amount upon which the Servicers and the Agent may agree;

(ii) the insurance policies in respect of all insurance referred to in clause (i) above shall at all times be underwritten in full and shall contain the provisions contained in the AVN67B clause offered by London underwriters as of the date hereof (and in the case that a requirement herein conflicts with or contradicts the AVN67B clause, the terms of the AVN67B clause shall prevail and this Agreement shall be deemed so amended) or, in the event that no such clause exists at a future date, such provisions as are contained in such AVN67B clause as of the date hereof, and shall include the following provisions:

(A) a letter of undertaking from an insurance broker reasonably acceptable to the Agent or provisions in the insurance policy requiring the insurers or underwriters to promptly notify the Agent of any cancellation, material change to any such policy or a failure of the Borrower or Aircraft Subsidiary to make any premium payment or installment;

(B) a statement that, except as otherwise agreed, any lapse in coverage for the nonpayment of any premiums shall not be effective as to the Collateral Agent, the Agent or the Lenders until thirty (30) days (or seven (7) days in the case of war risk and allied perils) after receipt by the Agent of written notice thereof;

(C) to the extent that the primary insurance has not been placed directly in Lloyds of London, or other internationally recognized aviation insurance markets, they shall be reinsured in such markets;

(D) each reinsurance policy, if any, shall have, if available on commercially reasonable terms as determined by the Agent, a “cut-through” endorsement reasonably satisfactory to the Agent;

(E) shall name the Collateral Agent as the sole loss payee or contract party (or loss payee or contract party for the account of the Protected Parties) with respect to the hull insurance and name each of the Collateral Agent, the relevant Aircraft Subsidiaries, the Agent, the Borrower, each Servicer and each Lender (which requirement shall be satisfied if such policy lists “each Lender from time to time a party to the Warehouse Loan Agreement dated November 7, 2007”) as an additional insured under the liability insurance policies;

(F) shall provide that all insurances shall be expressed, payable and settled in Dollars with the exception of the risks referred to in Section 7.08(b)(i)(B) which shall be payable and settled in the currency in which the relevant liability covered by such insurance is paid or incurred;

(G) shall provide that, in respect of the interest of any such additional insured or the loss payee or contract party in such policies, the insurance shall not be invalidated by any action or inaction of any Lessee, the Servicers, the Borrower, any Aircraft Subsidiary, the Agent or any additional insured as defined under the policy of insurance required by this Section (other than any action or inaction by such additional insured) and shall insure the additional insured and the loss payee or contract party regardless of any breach or violation of any warranty, declaration or condition in such policies by any Lessee, any Servicer, the Borrower, any Aircraft Subsidiary, the Collateral Agent or the Agent or any other additional insured as defined under the policy of insurance required under this Section;

(H) shall provide that the insurers shall waive any rights of recourse and/or subrogation against the loss payee or contract party and such additional insureds except to the extent that any insured event arises solely from the gross negligence or willful misconduct of the loss payee or contract party or such additional insured as determined by a final judgment of a court of competent jurisdiction;

(I) shall provide that such insurer shall waive any right of such insurer to any set off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such additional insured or the loss payee or contract party except in respect of outstanding premiums in respect of the applicable Aircraft;

(J) be primary and without rights of contribution from any other insurance that is carried by any such additional insured or the loss payee or contract party with respect to its interest in the Aircraft;

(K) shall provide that no such additional insured or the loss payee or contract party other than an Aircraft Subsidiary or the Servicers shall have any obligation or liability for premiums or other payments, if any, in connection with such insurance (but shall reserve the right to pay the same should any of them elect to do so);

(L) shall contain a 50/50 clause in accordance with current market practice as set forth in AVS103; and

(M) shall expressly provide that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(iii) the Borrower shall use reasonable efforts to deliver to the Agent at the time such insurance is required to be provided by this Section 7.08(b) and thereafter at least annually on or prior to each renewal date of such insurance certificate(s) of insurance confirming the existence of the insurance coverage required by this Section 7.08(b) (w) in English, (x) certifying the date and time of commencement and expiry of each insurance policy and (y) specifying the deductible amounts and levels of co-insurance, if any, for each type of loss; provided that the Borrower may, upon renewal of any insurance policy required by this Section 7.08(b), make such changes to such insurance policy to conform with changes that have been made by the Servicers and their Affiliates to insurance policies covering each aircraft owned by them that is not subject to a lease provided that such changes are reasonably acceptable to the Agent; and

(iv) the Borrower will not cause any Aircraft to be employed in any place or in any manner or for any purpose inconsistent with the terms of or outside the coverage provided by any required insurance.

(c) With respect to each Aircraft subject to a Lease to a Lessee, the Borrower shall maintain, at all times prior to the Termination Date, Hull All-Risk and liability insurance contingent on the continuing insurance by the Lessee or other operator of such Aircraft to follow the terms and conditions of such Lessee’s or other operator’s insurance to protect the interests of the related Aircraft Subsidiary, the Collateral Agent, the Agent and the Lenders (but not the interests of the Lessee and/or operator); such policy to pay in the event (i) the Lessee and/or operator policies fail to respond, (ii) the Lessee and/or operator has insurance in effect but has failed to obtain sufficient coverages to satisfy its requirements under the corresponding Lease or (iii) in the case of liability coverages, there is a lack or insufficiency in the coverages required under the corresponding Lease due to error or accidental omission.

(d) With respect to all Aircraft at all times, the Borrower will not make or consent to any modification to any insurance required hereunder without the prior written consent of the Agent (which consent shall not be unreasonably withheld).

(e) The Agent shall pay to the Depositary for deposit and application pursuant to the Depository Agreement all insurance proceeds from time to time received by the Agent in respect of occurrences not constituting an Event of Loss with respect to the applicable Airframe.

SECTION 7.09 Event of Loss. (a) Event of Loss with Respect to an Aircraft. Upon the occurrence of an Event of Loss with respect to an Aircraft, the Borrower or the Applicable Aircraft Subsidiary shall, within five (5) Business Days after its knowledge thereof, give the Agent written notice of such Event of Loss, and concurrently with the applicable Lessee’s obligation to pay “stipulated loss value”, “casualty loss value” or similar term as defined and used in the applicable Lease or, in the case of an Aircraft not subject to a Lease, subject to the proviso contained in Section 3.03(b), on or before the first Settlement Date to occur after the earlier of (i) receipt of insurance and other proceeds with respect to such Event of Loss or (ii) one hundred twenty (120) days after the date of occurrence of such Event of Loss, the Borrower shall prepay the Loans in the amounts stated in clause (c) of Section 3.02. Any cash receipts from an Event of Loss (whether by way of insurance proceeds or Lessee indemnity payments or otherwise) shall be deposited by the Borrower or the applicable Aircraft Subsidiary in the applicable Additional Collateral Account together with any additional amount payable under clause (c) of Section 3.02 and applied pursuant to Section 3.03 (except for Excepted Payments, which shall be payable to the Persons for whose benefit any such payment is made). No Event of Loss with respect to any Aircraft, Airframe or Engines then installed thereon shall result in any reduction in any amounts owed by the Borrower hereunder or under any other Loan Document except as a result of any prepayment of the Loans required hereunder with respect to an Event of Loss of such Aircraft.

(b) Event of Loss with Respect to an Engine. Upon the occurrence of an Event of Loss with respect to an Engine under circumstances in which there has not occurred an Event of Loss with respect to the related Airframe, the Borrower shall within fifteen (15) days after it has received notice of such occurrence, give the Agent written notice thereof and (i) if the Engine is not subject to a Lease, not later than the earlier of (x) five (5) Business Days after receipt of insurance and other proceeds with respect to such Event of Loss and (y) ninety (90) days after the occurrence of such Event of Loss, and (ii) if the engine is subject to a Lease and the applicable Lessee shall not have replaced such Engine with an Acceptable Alternate Engine in accordance with the terms of such Lease by the expiration or early termination of such Lease, within thirty (30) days of such expiration or early termination, cause the respective Aircraft Owning Subsidiary to acquire, as replacement for the Engine with respect to which such Event of Loss occurred, title to an Acceptable Alternate Engine free and clear of all Liens (other than Permitted Liens). The Borrower, at its own expense, will (i) furnish the Agent with a copy of a warranty (as to title) bill of sale in favor of such Aircraft Owning Subsidiary, in form and substance reasonably satisfactory to the Agent, with respect to such replacement aircraft engine, (ii) cause an amendment or supplement to the applicable Lease or other appropriate instrument to be duly executed by the applicable Aircraft Subsidiaries and, if applicable, cause such document to be filed for recording pursuant to the Applicable Laws of any State of Registration in which the related Airframe may then be registered, and cause a financing statement or statements or other requisite documents of a similar nature (including precautionary filings) to be filed with the applicable Aviation Authority, as applicable, and under the UCC in such place or places as necessary or prudent, and (iii) furnish the Agent with such evidence of compliance with the insurance provisions of Section 7.08 with respect to such Acceptable Alternate Engine as the Agent may reasonably request.

SECTION 7.10 Cape Town Convention.

(a) The Borrower shall, and shall cause each Aircraft Subsidiary, to make all Required Cape Town Registriations.

(b) Other than those registrations with the International Registry required pursuant to this Agreement, the Borrower will not, and will not cause any Applicable Aircraft Subsidiary to, make or permit any third-party to make any other registration with the International Registry of an International Interest or Prospective International Interest with respect to any Aircraft (including separately the Engines), Lease, or Lease Assignment for which an Advance is outstanding without the written consent of the Agent.

SECTION 7.11 Derivatives Agreement. The Agent, the Lenders and the Borrower each agree (if requested by either the Agent or the Borrower) to negotiate in good faith with respect to a Derivatives Agreement with a Derivatives Creditor with respect to the Cash Flow; provided that in the event a Derivatives Agreement is entered into with respect to the Cash Flow, the Lenders shall be granted a first priority, perfected security interest in such Derivatives Agreement.

SECTION 7.12 Enforcement of Lease Documents and Other Borrower Covenants. The Borrower covenants and agrees as follows:

(a) The Borrower will faithfully abide by, perform and discharge, or if applicable, cause to be faithfully abided by, performed and discharged by each Aircraft Subsidiary, each and every material obligation, covenant and agreement to be performed by the applicable Aircraft Subsidiary in its capacity as lessor under the Lease Documents, and neither the Agent nor any Protected Party shall be responsible for any of such obligations, covenants or agreements under any circumstances.

(b) At the sole cost and expense of the Borrower, the Borrower will use reasonable commercial efforts to enforce or secure the performance of each and every material obligation, covenant, condition and agreement contained in any Lease to be performed by the applicable Lessee with the goal of maximizing the income and residual value related to the applicable Aircraft and Lease; provided that upon the occurrence and continuance of a Facility Default described in Section 9.01(h)(ii) or (iii), a Facility Event of Default or Servicer Replacement Event, the Agent may elect, by notice to the Lessee, to enforce the provisions of any Lease and otherwise exercise the rights of the Lessor thereunder in accordance with the terms thereof.

(c) The Borrower shall give notice to a Lessee of any violation of the terms of the applicable Lease related to such Lessee’s non-payment or failure to insure as required by the terms of the Lease, promptly after the Borrower, through an Aircraft Subsidiary or otherwise, is aware of such violation, including, without limitation, any notice required to cause a Lease Default to become a Lease Event of Default thereunder (or to the same effect with respect to terms of similar meaning under any Lease), and the Borrower shall promptly advise the Agent of any such violation and provide the Agent with copies of every such notice; provided that (x) unless a Facility Default arising from the failure to make a payment when due hereunder or Facility Event of Default or Servicer Replacement Event shall have occurred and be continuing, the Borrower may elect, in its reasonable discretion, not to give notice to a Lessee otherwise required by this provision provided that the Borrower promptly advises the Agent in writing that it has refrained from doing so and (y) if a Facility Default, Facility Event of Default or Servicer Replacement Event has occurred and is continuing, the Agent may give a Lessee such notice and may otherwise enforce the provisions of the relevant Lease.

SECTION 7.13 Further Assurances.

(a) Subject to clause (b) below, the Borrower agrees that from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver, or cause the applicable Aircraft Subsidiary to promptly execute and deliver, all further instruments and documents, and take all further action, that may be necessary and as may be reasonably requested by the Agent in order to perfect and protect any security interest granted or purported to be granted hereby or pursuant to any Security Document or to enable the Agent and the Collateral Agent to exercise and enforce its rights and remedies hereunder and under the Security Documents. Without limiting the generality of the foregoing, the Borrower will execute and file, and cause the applicable Aircraft Subsidiary to execute and file, such financing or continuation statements, or amendments thereto, and such other instruments or notices as may be necessary, as the Agent may request, in order to perfect and preserve the security interests granted or purported to be granted hereby or pursuant to any Lease Assignment or any Security Document. The Borrower hereby authorizes, and will cause each Aircraft Subsidiary to authorize, the Agent to file one or more financing or continuation statements, and amendments thereto, or any similar document, with respect to all or any part of the Collateral without the signature of the Borrower or such Aircraft Subsidiary where permitted by Applicable Law.

(b) Except for the filing of (i) Lease Assignments, (ii) UCC financing statements, and (iii) registration with the International Registry of (collectively, the “Required Cape Town Registrations”):  (A) the International Interest with respect to the Lien over an Aircraft for the benefit of the Collateral Agent where the relevant Aircraft Owning Subsidiary is situated in a Contracting State or if such Aircraft has its airframe registered in a Contracting State; (B) the International Interest with respect to any Lease subject to the Cape Town Convention; (C) the assignment to the Collateral Agent of each International Interest described in clause (B); and (D) any “Contract of Sale” (as defined in the Cape Town Convention) subject to the Cape Town Convention with respect to any Aircraft by which title to such Aircraft is conveyed to an Aircraft Owning Subsidiary, Borrower and any Aircraft Subsidiary shall not be obligated to file, register or record with any Government Entity any Lien over any Aircraft.

SECTION 7.14 Annual Budget. On or before six months after the end of the Availability Period and annually thereafter, the Borrower shall deliver or cause to be delivered to the Agent an Annual Budget which is satisfactory to the Agent.

SECTION 7.15 Return of Aircraft. In connection with a termination or expiration of a Lease, the Borrower shall provide or cause to be provided the following services:

(i) arrange for the appropriate technical inspection of such Aircraft for the purpose of determining if the return conditions under such Lease have been satisfied;

(ii) maintain a record of the return acceptance certificate and related written materials normally received and retained or generated by the Servicers in connection with such inspection and upon request, provide copies of such certificates and written materials to the Agent, the Servicers and the relevant Aircraft Subsidiary;

(iii) on the basis of the final inspection and available records use reasonable efforts to (A) determine whether the relevant Lessee has complied with the return conditions and maintenance requirements of such Lease, (B) negotiate any modifications, repairs, refurbishments, inspections or overhauls to or compromises of such conditions that the Borrower deems reasonably necessary or appropriate, (C) determine whether any Person is entitled to any payment of Deposits or Maintenance Reserves under the applicable Lease (including reviewing and determining the adequacy and completeness of any documentation evidencing such entitlement) and (D) cause the applicable Aircraft Subsidiary to accept redelivery of such Aircraft; and

(iv) use reasonable efforts to determine the need for any maintenance or refurbishment of such Aircraft upon redelivery, including compliance with applicable airworthiness directives, service bulletins and other modifications in all cases in which the Borrower may deem it reasonably necessary or appropriate for the marketing of such Aircraft consistent with the practice of the Servicers and their Affiliates with respect to aircraft owned by them, make recommendations to the Agent in respect of such needs and procure, at the Borrower’s expense, such maintenance and/or refurbishment.

SECTION 7.16 Required Disclosures. Promptly, following a request by the Agent or any Lender, the Borrower shall provide all documentation and other information the Agent or any Lender reasonably requests about the Borrower or any Affiliate thereof in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 7.17 Servicing Agreement. Upon the resignation or removal of any Servicer (other than BBAM Europe) pursuant to the terms of the Servicing Agreement or otherwise, or upon the termination of the Servicing Agreement for any reason, the Borrower shall promptly appoint a successor “servicer” that is reasonably acceptable to the Agent (a “Successor Servicer”) and enter into such agreements with any such Successor Servicer on terms and conditions reasonably acceptable to the Agent.

ARTICLE VIII

OTHER COVENANTS

SECTION 8.01 Quiet Enjoyment. The Agent and each Protected Party hereby covenant and agree that so long as no Lease Event of Default has occurred and is continuing, it shall not take or cause to be taken any action contrary to any Lessee’s or any permitted sublessee’s right to quiet enjoyment of, and the continuing possession, use and operation of, the relevant Aircraft during the term of such Lease in accordance with the terms of such Lease. To the extent reasonably requested by a Lessee in connection with a Transfer Date or any Follow-On Lease, the Agent and each Protected Party shall confirm this Section 8.01 at the sole cost and expense of the Borrower.

SECTION 8.02 Mortgages. The Agent and each Protected Party hereby covenant and agree that it shall not file, register, or record or cause any Person to file, register or record, with any Government Entity any Lien over any Aircraft other than the filing of UCC financing statements. The Leases and related Lease Assignments shall be filed, registered or recorded as required in Section 5.02(g).

SECTION 8.03 Lenders’ Covenants. Each Lender, and each subsequent holder of any Note, agrees with the Borrower and each Protected Party that, until the Termination Date shall have occurred, it will not dispose of the Notes to be purchased by it or any interest therein (including, without limitation, any transfer by a change in the capacity in which such Lender holds its investment in such Notes) to any Person unless such Person shall (A) make all warranties and representations of such Lender contained in Section 6.02 and (B) assume all covenants of such Lender contained in this Article VIII.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.01 Facility Events of Default. Each of the following shall constitute a “Facility Event of Default” (for any reason whatsoever and whether or not such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, including any order or directive of any Governmental Entity) hereunder, and each such Facility Event of Default shall be deemed to exist and continue so long as it shall not have been cured or remedied or waived in writing by the Agent:

(a) failure to make any payment or prepayment of principal or interest on the Loans under this Agreement or any Note when due (other than with respect to a payment set forth in clause (a) of Section 3.02, Aggregated Additional Interest or Aggregated Default Interest) or, without duplication, payment of Collateral Deficiency when due hereunder, and such payment is not received within one (1) Business Day of the due date therefor; provided that for purposes of this clause (a), no amount of principal, Aggregated Additional Interest or Aggregated Default Interest on the Loans shall be deemed due under this Agreement solely because of the provisions of clauses eleventh through fifteenth of Section 3.03(a), clauses seventh through tenth, and twelfth of Section 3.03(b) or clauses eighth through eleventh and thirteenth of Section 3.03(c), if such payment of principal, Aggregated Additional Interest or Aggregated Default Interest (x) is not then due and payable under any other provision of this Agreement or any other Loan Document and (y) is not made solely because Cash Flow and other amounts in the Rent Accounts were insufficient to pay such principal, Aggregated Additional Interest or Aggregated Default Interest in accordance with the priorities of Sections 3.03(a) or (c), as applicable; or

(b) failure to make any payment under this Agreement, any Note or other Loan Document (other than payments set forth in clause (a) above and clause (a) of Section 3.02, Aggregated Additional Interest and Aggregated Default Interest) when due and such payment is not received within twenty (20) Business Days after written notice of such non-payment has been given to the Borrower and the Servicers; provided that failure to pay any amounts which are payable to the Servicers, the payment of which has, for the time being, been waived by the applicable Servicer or Servicers, and amounts which are payable in clauses ninth through sixteenth of Section 3.03(a), clauses seventh through sixteenth of Section 3.03(b) or clauses seventh through fifteenth of Section 3.03(c), shall not be deemed a Facility Event of Default under this clause (b) if such amounts are not paid solely because Cash Flow and other amounts in the Rent Accounts were insufficient to pay such amounts in accordance with the priorities of Section 3.03(a), as applicable; or

(c) failure to maintain in effect at all times the insurance required by Section 7.08; or

(d) (i) Any Loan Document or any Lien granted thereunder shall (except in accordance with its terms), in whole or in part, terminate or not be the legally valid, binding and enforceable obligation of any of the Borrower, any Servicer (other than BBAM Europe) or any Aircraft Subsidiary party thereto or, other than with respect to any such Lien, not be effective; or (ii) any of the Borrower, any Servicer or any Aircraft Subsidiary shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability of any Loan Document or any Lien granted thereunder; or (iii) except as permitted under any Loan Document, any Lien over any Collateral (other than Collateral related to Aircraft excluded from the Borrowing Base pursuant to clause (i) of the definition thereof) (A) pledged by the Parent or the Borrower and (B) securing any Obligation, shall, in whole or in part, cease to be a perfected Lien (unless perfection is not required pursuant to Section 8.02) or a first priority Lien (other than with respect to Permitted Liens) and such default shall not have been cured within twenty (20) Business Days after written notice to the Borrower and the Servicers;

(e) failure of the Borrower to make (or cause to be made) any Disposition required under clause (g) of Section 3.02 within 6 months of receiving direction from the Agent to make any such Disposition; or

(f) other than as set forth in clauses (a) through (e) above, failure of the Borrower or any Aircraft Subsidiary to perform or observe any other undertaking, obligation or covenant of the Borrower or such Aircraft Subsidiary contained in this Agreement or any other Loan Document (other than a failure to make any payments excluded from the Facility Events of Default described in clauses (a) and (b) above) and (A) in the case of any failure to deliver any Monthly Report, such failure shall continue unremedied for a period of two (2) Business Days after written notice thereof (including by means of electronic mail) has been delivered by the Agent to the Borrower and the Servicers and (B) in the case of failure to perform any other undertaking, obligation or covenant of the Borrower or Aircraft Subsidiary, such failure to perform shall continue unremedied for a period of twenty (20) Business Days after written notice thereof has been delivered by the Agent to the Borrower and the Servicers; or

(g) any statement, declaration, representation or warranty made by (i) the Borrower or any Subsidiary herein or in any Note, Lease Assignment, any Security Agreement or any other Loan Document to the Agent or the Lender (other than the representation contained in Section 6.01(d)) or (ii) either Servicer in the Servicing Agreement or any certificate provided pursuant thereto or hereto, shall at any time prove to have been incorrect in any material respect at the time made, such representation or warranty shall remain incorrect at the time such incorrectness is discovered and, if capable of cure, such incorrectness shall not have been cured within twenty (20) Business Days after written notice thereof has been delivered by the Agent to the Borrower and the Servicers; or

(h) (i) subject to the Borrower’s right to wind-up any Subsidiary pursuant to Section 11.23, the Borrower or any Aircraft Subsidiary shall consent to the appointment of or the taking of possession by a receiver, trustee or liquidator of itself or of a substantial part of its property, or the Borrower or any Aircraft Subsidiary shall admit in writing its inability to pay its debts generally as they become due, or does not pay its debts generally as they become due or shall make a general assignment for the benefit of creditors, or the Borrower or any Aircraft Subsidiary shall file a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against the Borrower or any Aircraft Subsidiary, in any such case, or the Borrower or any Aircraft Subsidiary shall seek relief by voluntary petition, answer or consent, under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations, trusts or banks (as in effect at such time) or the Borrower or any Aircraft Subsidiary shall seek an agreement, composition, extension or adjustment with its creditors under such laws, or the Borrower or any Aircraft Subsidiary shall adopt a resolution authorizing action in furtherance of any of the foregoing; or

(ii) an order, judgment or decree shall be entered by any court of competent jurisdiction appointing, without the consent of the Borrower or any Aircraft Subsidiary, a receiver, trustee or liquidator of the Borrower or any Aircraft Subsidiary or of any substantial part of their respective property, or any substantial part of the respective property of the Borrower or any Aircraft Subsidiary shall be sequestered, or granting any other relief in respect of the Borrower or any Aircraft Subsidiary as a debtor under any bankruptcy laws or other insolvency laws (as in effect at such time), and any such order, judgment or decree of appointment or sequestration shall remain in force, undismissed, unstayed and unvacated for a period of sixty (60) days after the date of entry thereof; or

(iii) a petition against the Borrower or any Aircraft Subsidiary, in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed within sixty (60) days thereafter, or if, under the provisions of any law providing for reorganization or winding-up of corporations, trusts or banks which may apply to the Borrower or any Aircraft Subsidiary, any court of competent jurisdiction assumes jurisdiction, custody or control of the Borrower or any Aircraft Subsidiary or of any substantial part of their respective property and such jurisdiction, custody or control remains in force unrelinquished, unstayed and unterminated for a period of sixty (60) days; or

(i) there occurs under any Derivatives Agreement an “Early Termination Date” or similar term (as defined in such Derivatives Agreement) resulting from (i) any event of default under such Derivatives Agreement as to which the Borrower is the “Defaulting Party” or similar term (as defined in such Derivatives Agreement) or (ii) any “Termination Event” or similar term (as so defined) as to which the Borrower is an “Affected Party” or similar term (as so defined), other than in anticipation of the sale of an Aircraft or Aircraft Subsidiary and, in either event, the “Derivatives Termination Value” or similar term (as so defined) owed by the Borrower as a result thereof is greater than $5,000,000; or

(j) the Interest Coverage Ratio for any Measuring Period shall be less than 1.10:1.00; or

(k) the Average Three Month Interest Coverage Ratio for any three consecutive Measuring Periods shall be less than 1.25:1.00; or

(l) any Change of Control shall occur.

SECTION 9.02 Remedies After Default. (a) (i) If any Facility Event of Default described in clause (h) of Section 9.01 shall occur, the Availability Period shall be automatically terminated and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand to any Person.

(ii) If any Facility Event of Default (other than any Facility Event of Default described in clause (h) of Section 9.01) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare the Availability Period to be terminated and all of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the Availability Expiration Date shall have occurred and the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

(b) If a Facility Event of Default shall have occurred and be continuing and the Loans have been accelerated pursuant to clause (a)(i) or (a)(ii) of this Section 9.02, then and in every such case, the Agent may instruct the Collateral Agent to, and the Collateral Agent, as assignee hereunder of any Lease or as secured party under any Security Document or otherwise, may exercise any or all of the rights and powers and pursue any and all of the remedies pursuant to this Section 9.02 and pursuant to any Security Document and available to a secured party or a mortgagee under the UCC, the Cape Town Convention or any other Applicable Law and, in the event a Lease Event of Default shall also be continuing under any Lease, any and all of the remedies pursuant to such Lease, and may take possession of all or any part of the Collateral and may exclude the Borrower, the Aircraft Subsidiaries and all Persons claiming under any of them wholly or partly therefrom; provided that, except as may otherwise be required in this Agreement, the parties hereto agree that no notice is required for either the Agent or the Collateral Agent to avail itself of the remedies contained in this Section 9.02 or those available under the UCC and that such agreement shall be valid for purposes of the Cape Town Convention.

(c) Each and every right, power and remedy herein given to the Agent or the Collateral Agent specifically or otherwise in this Agreement and any other Loan Document shall be cumulative and shall be, except as limited in clause (b) above, in addition to every other right, power and remedy herein or therein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein or therein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Agent, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Agent or the Collateral Agent in the exercise of any right, remedy or power or in the pursuance of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of the Borrower or to be an acquiescence therein.

(d) The rights of the Agent hereunder shall be in addition to, and shall not limit or be limited by, the rights of the Agent under any Lease Assignment or any other Loan Document.

(e) Promptly upon obtaining actual knowledge thereof, the Agent shall deliver to each Lender notice of the occurrence of a Facility Event of Default.

SECTION 9.03 Deficiencies. If the proceeds of any sale of the Collateral shall be insufficient to pay in full the Obligations, the Borrower shall continue to owe such Obligations and shall forthwith pay any balance of such amounts remaining unpaid to the Agent for distribution in accordance with Section 3.03, and any deficiencies remaining unpaid thereafter may be entered as a judgment against the Borrower in any court of competent jurisdiction.

SECTION 9.04 Certain Rights of Tranche B Lenders and Parent.

(a) Buyout Rights. (i) In the event that the Agent accelerates the Loans in accordance with the terms hereof or the Loans become due and payable for any reason and are not paid, (A) the Tranche B Lenders shall have the right (but not the obligation) at any time to notify the Tranche A Lenders in writing of the Tranche B Lenders’ intention to purchase from the Tranche A Lenders all of the Tranche A Lenders’ right, title and interest in and to the Tranche A Loans and (B) the Parent shall have the right (but not the obligation) at any time to notify both the Tranche A Lenders and the Tranche B Lenders in writing of the Parent’s intention to purchase (1) from the Tranche A Lenders (or the Tranche B Lenders if the Tranche B Lenders exercised their buyout rights pursuant to clause (a)(i)(A) above) all of the Tranche A Lenders’ (or Tranche B Lenders’, if applicable) right, title and interest in and to the Tranche A Loans and (2) from the Tranche B Lenders all of the Tranche B Lenders’ right, title and interest in and to the Tranche B Loans. The price for such Loans purchased hereunder shall be the outstanding principal amount of such Loans plus accrued and unpaid interest and Break Costs, if any, thereon, unless otherwise agreed (the “Buyout Purchase Price”).

(ii) Any notice provided pursuant to clause (a)(i) above evidencing a party’s intention to purchase the Tranche A Loans and the Tranche B Loans, if applicable (the “Buyout Notice”), shall constitute an irrevocable commitment to purchase such Loans at a mutually agreed time and place; provided that such date shall not, except as provided herein, be earlier than five (5) Business Days nor later than ten (10) Business Days after delivery of the Buyout Notice.

(iii) Upon receipt of the applicable Buyout Purchase Price, (A) the holders of the Tranche A Loans shall each thereupon sell, assign, transfer and convey to the Tranche B Lenders or the Parent, as applicable (without recourse or warranty of any kind except as to good and valid title, free and clear of all Liens) all of their right, title and interest in and to the Tranche A Loans, and (B) if applicable, the Tranche B Lenders shall each thereupon sell, assign, transfer and convey to the Parent (without recourse or warranty of any kind except as to good and valid title, free and clear of all Liens) all of their right, title and interest in and to the Tranche B Loans.

(b) Cure Rights. In the event that a Facility Event of Default or a Servicer Replacement Event has occurred and is continuing, and the Agent has notified the Lenders thereof, the Tranche B Lenders and the Parent shall each have the right (but not the obligation) for a period ending ten (10) days after such notification, to direct the Agent to cure such Facility Event of Default or Servicer Replacement Event at the cost and expense of such Lenders or the Parent; provided that notwithstanding anything herein to the contrary, the Agent shall not exercise remedies (x) during such ten day period or (y) if the Tranche B Lenders cure or the Parent cures such Facility Event of Default. Any amounts paid by the Tranche B Lenders, and any costs or expenses (including fees and expenses of counsel) of the Tranche B Lenders incurred pursuant to this clause (b), shall be due and payable to the applicable Lender by the Borrower upon demand.

(c) Remedies Generally. The Tranche A Lenders and the Tranche B Lenders agree that if a Facility Event of Default shall have occurred and is continuing (and has not been cured by any of the applicable Lenders pursuant to the terms of clause (b) above), the Required Lenders shall have the exclusive right to instruct the Agent as to the exercise of remedies available to the Agent under the Loan Documents.

(d) For the Benefit of the Lenders and the Parent Only. The provisions of this Section 9.04 are for the benefit of the Agent, Lenders and the Parent only and neither the Borrower nor the Servicers nor any Aircraft Subsidiary shall have any rights under any of the provisions hereof.

SECTION 9.05 Priority of Security Interests. Notwithstanding anything contrary contained in this Agreement or any other Loan Document, the Borrower, the Agent and the Protected Parties acknowledge and agree that,

(a) any Liens on the Collateral regardless of how or when acquired, whether by grant, statute, operation of law, subrogation, purchase money obligations or otherwise that are granted to or held by,

(i) the Tranche A Lenders, other Protected Parties (other than the Tranche B Lenders and related Support Parties) or the Collateral Agent for the benefit of the Tranche A Lenders and such Protected Parties, shall be a “first” priority security interest and shall be senior to all other security interests, and

(ii) the Tranche B Lenders and related Support Parties or the Collateral Agent for the benefit of the Tranche B Lenders and such Support Parties, shall be a “second” priority security interest and shall be senior to all other security interests, but shall be fully junior, subordinated and subject to the Liens referenced in clause (a)(i) above, on the terms and conditions set forth in this Agreement and the other Loan Documents, and

(b) (i) the Liens of the Tranche A Lenders and the other Protected Parties (other than the Tranche B Lenders and related Support Parties) on the Collateral constitute Liens separate and apart (and of a different class and claim) from the Liens of the Tranche B Lender and related Support Parties on the Collateral and (ii) the Liens of the Tranche B Lenders and related Support Parties on the Collateral constitute Liens separate and apart (and of a different class and claim) from the Liens of the Tranche A Lenders and other Protected Parties (other than the Tranche B Lenders and related Support Parties), and

(c) the grants of security interests under each Security Document constitute two separate and distinct grants of security, one in favor of the Collateral Agent for the benefit of the Tranche A Lenders and the other Protected Parties (other than the Tranche B Lenders and related Support Parties), and one in favor of the Collateral Agent for the benefit of the Tranche B Lenders and related Support Parties.

Notwithstanding any other provision of this Agreement (including the Lien priorities set forth herein), all proceeds from Collateral shall be applied against all or any part of the Obligations as set forth in Section 3.03(a) through (c).

ARTICLE X

AGENCY

SECTION 10.01 Appointment, Authorization and Action. (a) Credit Suisse, New York Branch, is hereby appointed as the Agent hereunder and under the other Loan Documents for the Tranche A Lenders, the Tranche B Lenders and each such Lender hereby authorizes the Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. The Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Article X (except for Sections 10.06 and 10.07 hereof) are solely for the benefit of the Agent, the Tranche A Lenders and the Tranche B Lenders, and no BBAM Party or BBAir Party shall have any rights under any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, the Agent shall act solely as an agent of the Tranche A Lenders and the Tranche B Lenders and shall not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any BBAM Party or BBAir Party, except with respect to Section 10.06 and Section 10.07 hereof.

(b) Each Lender irrevocably authorizes the Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto (including the authorization made by the Agent in the immediately following sentence). The Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents in respect of such agent. The Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement, any of the other Loan Documents or in connection with any Refinancing except as expressly set forth herein or therein.

SECTION 10.02 Agent’s Standard of Liability, Reliance, Etc. None of the Agent, nor any Affiliate, director, officer, agent or employee of the foregoing shall be liable to the Lenders for any action taken or omitted by it or them under or in connection with any Loan Document (including for any action in connection with approving any Aircraft or Aircraft Subsidiaries to be included in the Portfolio pursuant to the delegation contained in Section 5.02(b)(iii) or otherwise), except to the extent caused by their respective gross negligence or willful misconduct. Except as otherwise expressly provided in this Agreement or the other Loan Documents and without limitation of any provision requiring the Agent to obtain the instructions, consent or agreement of a percentage of the Lenders other than the Required Lenders prior to taking or refraining from any action, if the Agent shall request instructions from the Lenders with respect to any act or action (including the failure to take an action) under this Agreement or any of the other Loan Documents, the Agent shall not be required to exercise any discretion or take any action (and shall be fully protected in so acting or refraining from acting) unless it has received instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to this Agreement, any other Loan Document or Applicable Law. Without limitation of the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for any BBAM Entity), independent public accountants and other experts and advisors selected by it and shall not be liable for any action taken or omitted in good faith by it in accordance with the advice of such counsel, accountants, experts and other professional advisors selected by it; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of the Borrower, the Servicers, BBAM or any of their respective Affiliates or to inspect the property (including the books and records) of the Borrower, the Servicers, BBAM or any of their respective Affiliates; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant thereto;

and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other document, instrument or writing (which may be by fax, telegram, cable, electronic mail or telex) believed by it to be genuine and correct and signed or sent by the proper party or parties.

The Lenders shall not have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of any percentage of Lenders in accordance with the terms of this Agreement and each other Loan Document. The Agent shall not be required to take any action hereunder, under the Notes, or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes, or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Agent shall be or become inadequate, in the Agent’s sole determination, the Agent may require additional indemnification from the Lenders and cease to do the acts indemnified against hereunder unless and until such additional indemnity is given.

The Agent shall not be responsible to any Lender for (a) the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document; (b) any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by or on behalf of the Borrower, the Servicers, BBAM or any of their respective Affiliates to the Agent, the Depositary or any Lender in connection with the Loan Documents and the transactions contemplated thereby; (c) the financial condition or business affairs of the Borrower, the Servicers, BBAM or any of their respective Affiliates or any other Person liable for the payment of any Obligations, (d) the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents; (e) the validity, genuineness, enforceability, existence, value or sufficiency of any of the Collateral and (f) any information contained in a Monthly Report. The Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loan or as to the existence or possible existence of any Facility Default or Facility Event of Default or any Servicer Replacement Event. Any such inquiry which may be made by the Agent shall not obligate it to make any further inquiry or to take any action. Anything contained in this Agreement to the contrary notwithstanding, the Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

SECTION 10.03 Agent in Individual Capacity; Acknowledgment and Waiver. (a) The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Agent in its individual capacity as a Lender hereunder. With respect to its Allocations, any Advances made by it and any Note issued to it, the Agent shall have the same rights and powers under each Loan Document as any other Lender holding the same Tranche of Allocations or Loans (except to the extent provided otherwise for the Agent in its capacity as Designated Lender) and may exercise the same as though it were not an agent hereunder; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each such of the Agent in its individual capacity. The Agent, and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of banking, trust, financial advisory, investment banking or other business with, any BBAM Party or BBAir Party and any Person who may do business with or own securities of any BBAM Party or BBAir Party, all as if the Agent was not an agent hereunder or a Lender and may accept fees and other consideration from any BBAM Party or BBAir Party for services in connection with this Agreement and otherwise, in each case without any duty to account therefor to any Lender.

(b) Without limiting the foregoing, the parties hereto each acknowledge that CS is acting as the Agent and is the holder of Allocations and may hold an equity interest in the Parent. The parties hereto each irrevocably waive any existing or future conflict of interest created by such relationship.

SECTION 10.04 Lender Credit Decision. Each Lender represents and warrants that it has made its own independent investigation of the financial condition of the Borrower, each Aircraft Subsidiary and the Servicers based on the financial statements of the Borrower, each Aircraft Subsidiary and the Servicers and such other documents and information as it has deemed appropriate in connection with its decision to enter into this Agreement and the making and refinancing of the Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon any of the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis of the creditworthiness of the Borrower, each Aircraft Subsidiary and the Servicers and its own credit decisions in taking or not taking action under the Loan Documents. Neither the Agent nor any Lender shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of any Lender to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making or refinancing of the Loans or at any time or times thereafter, and neither the Agent nor any Lender shall have any responsibility with respect to the accuracy of or the completeness of any information provided to any Lender.

SECTION 10.05 Indemnification. Each Lender severally agrees to indemnify and hold harmless (which shall survive any termination of this Agreement) the Agent and its agents, officers, employees and Affiliates (to the extent not promptly reimbursed by the Borrower), ratably according to their Aggregate Loan Percentage, whether or not related to any singular, joint or concurrent negligence of the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating or arising out of this Agreement, the Notes, or any other Loan Document or any action taken or omitted by the Agent, its agents, officers, employees or its Affiliates under any Loan Document; provided that the Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction in a final proceeding to have resulted from the Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees and disbursements) incurred by the Agent in connection with the preparation, execution, delivery, administration, syndication, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, any Loan Document, to the extent that the Agent is not reimbursed for such expenses by the Borrower. Each party hereto hereby agrees that no Conduit Lender shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender).

SECTION 10.06 Resignation of Agent; Successor Agent. Unless prohibited by Applicable Law, CS shall remain as Agent at least until the Availability Expiration Date and at any time thereafter, the Agent may resign by giving thirty (30) days’ prior written notice thereof to each Lender and the Borrower, and the Agent may be removed at any time with material cause by the Borrower, such resignation or removal to be effective only upon acceptance of its appointment of a successor Agent as provided herein. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, and (provided no Facility Event Default has occurred and is continuing) subject to the consent of the Borrower and the Servicers, such consent not to be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after any such resignation or removal, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall, regardless of who appoints such successor, be a Person having a nationally recognized reputation as an agent in syndicated credit facilities similar to this Agreement and expertise in aircraft financing transactions, which shall be a commercial banking institution organized under the laws of the United States (or any State thereof) or a branch or agency in the United States of a commercial banking institution and have a combined capital and surplus or net worth of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the obligations under each Loan Document and the retiring or removed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

SECTION 10.07 Holder and Lender List; Ownership of Notes. (a) The Agent (as agent for the Borrower for purposes of this Section 10.07 only) shall preserve in as current a form as is reasonably practicable a register (the “Register”) containing the most recent list available to it of each Allocation to, and principal amount of each Loan owing to, directly or indirectly, each Lender, and the holders of the Notes from time to time, and the name and address of each such Person having an Allocation or holding a Loan or Note from time to time, which list shall be available to the Borrower for inspection at its request. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower’s, or any other, Obligations in respect of such Loans or Notes. A Lender’s Allocation and the Loans made pursuant thereto and the Notes evidencing such Loans may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Allocation or the Loans or the Notes evidencing such Loans made pursuant thereto shall be registered in the Register only upon delivery to the Agent of an Assignment and Assumption Agreement duly executed by the assignor thereof. No assignment or transfer of a Lender’s Allocation or the Loans made pursuant thereto or the Notes evidencing such Loans shall be effective until such assignment or transfer shall have been recorded in the Register by the Agent as provided in this Section.

(b) Ownership of the Notes shall be proved by the Register kept by the Agent. Prior to due presentment for registration of transfer of any Note, the Agent and the Borrower may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of, and interest on, such Note and for all other purposes whatsoever, whether or not such Note is overdue, and neither the Agent nor the Borrower shall be affected by any notice to the contrary.

SECTION 10.08 Security Documents. Without limiting the generality of Section 10.01, each Lender hereby further authorizes the Agent to appoint Deutsche Bank Trust Company Americas as Collateral Agent and Depositary to enter into any Security Document as secured party on behalf of and for the benefit of such Lender or otherwise and to require the delivery of any Security Document which the Agent determines is necessary or advisable to protect or perfect the interests of the Protected Parties in any Collateral and agrees to be bound by the terms of each of the Security Documents. Anything contained in any of the Loan Documents to the contrary notwithstanding, but subject to Sections 4.09 and 9.04, each Lender agrees that no Lender shall have any right individually to realize upon any of the Collateral under any Security Document or Loan Document, it being understood and agreed that all powers, rights and remedies under the Security Documents may be exercised solely by the Agent (or its designee, including the Collateral Agent and the Depositary) for the benefit of Protected Parties in accordance with the terms thereof. Each Lender hereby authorizes the Agent (a) to release or subordinate Collateral as permitted or required under this Agreement or the Security Documents, and agrees that a certificate or other instrument executed by the Agent evidencing such release of Collateral shall be conclusive evidence of such release as to any third party and (b) except as otherwise expressly provided in Section 11.01 hereof, to enter into any amendments or waivers of the Security Documents which the Agent determines are necessary or advisable including, without limitation, Security Documents the form of which are exhibits to this Agreement.

SECTION 10.09 Distribution of Funding Packages; Request for Documents. The Agent shall furnish to each Lender copies of Funding Packages within twenty (20) Business Days after the applicable Transfer Date and Lease Documents and/or Loan Documents from time to time upon reasonable request therefor (to the extent such Funding Packages, Lease Documents and/or Loan Documents are provided by the Borrower or other third parties), in the form and to the extent provided to the Agent by the Borrower or such third parties.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01 Amendments, Etc. Except as otherwise expressly provided in this Agreement, no amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders; provided that any such amendment, modification, termination, waiver or consent that:

(a) reduces the principal amount of the Loans or any of the Advances;

(b) changes in any manner the definition of “Majority Lenders”, “Required Lenders”, “Required Tranche A Lenders” or “Required Tranche B Lenders”;

(c) changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Majority Lenders, the Required Lenders, the Required Tranche A Lenders, the Required Tranche B Lenders or all Lenders;

(d) other than as set forth in Sections 2.02 and 3.02(a), postpones any Interim Repayment Date or the Final Maturity Date of the Loans or any of the Advances;

(e) other than as set forth in Sections 2.02 and 3.02(a), postpones the date or reduces the amount of any scheduled payment (but not prepayment) of principal of the Loans, including any payment due on any Interim Repayment Date;

(f) other than as set forth in Sections 2.02 and 3.02(a), postpones the date on which any interest is payable;

(g) decreases the amount of any interest, fees or expenses payable hereunder;

(h) releases all or substantially all of the Collateral (except as expressly provided herein and in the Security Documents); or

(i) changes in any manner the provisions contained in 2.03(d) (to the extent that such change would result in a modification of the requirement of the Parent to fund the Subscription Contributions), 3.03, 4.03, 4.04, 4.05 or 4.06 or this Section 11.01 shall be effective only if evidenced by a writing signed by or on behalf of the Agent and all Lenders who are owed Obligations being directly affected by such amendment, modification, termination, waiver or consent.

In addition, (i) no increase in the Allocations of any Lender over the amount thereof then in effect (including pursuant to a modification to Section 2.01(a)) shall be effective without the written concurrence of that Lender, it being understood and agreed that in no event shall waivers or modifications of conditions precedent, covenants, Facility Defaults, Facility Events of Default, Servicer Replacement Events or of a mandatory prepayment or a reduction of any or all of the Allocations be deemed to constitute an increase of the Allocation of any Lender, (ii) no amendment, modification, termination or waiver of any provision of Article IX or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Agent shall be effective without the written concurrence of the Agent, and (iii) no amendment, waiver or modification of Section 2.04, the last sentence of Section 10.05 or the last sentence of Section 11.03 shall be effective without the concurrence of each Conduit Lender. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.01 and agreed in writing by the Borrower shall be binding upon each Lender and the Borrower.

If, in connection with any proposed change, waiver, discharge or termination to any of the provision of this Agreement as contemplated by the provision in the first sentence of this Section 11.01, the consent of the Required Lenders is obtained but consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower may, so long as all non-consenting Lenders are so treated, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) the Borrower shall pay that Lender all principal, interest and fees and other amounts owed to such Lender through such date of termination, (ii) another Eligible Assignee satisfactory to the Borrower and the Agent (or if the Agent is also the Lender to be terminated, the successor Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of the Agent (or if the Agent is also the Lender to be terminated, the successor Agent) to evidence the substitution of such Lender shall have been received and approved by the Agent as of such date.

No amendment to (i) the definitions of “Derivatives Agreement,” “Derivatives Creditor,” “Derivatives Obligation,” “Derivatives Termination Value,” “Obligations” or “Protected Party” contained in Section 1.01, (ii) Section 3.03, (iii) Section 9.01, (iv) Section 9.05, (v) this paragraph of Section 11.01 or (vi) Section 11.21, in each of clauses (i) through (vi), in a manner that adversely affects a Derivatives Creditor, shall be effective without the written concurrence of such Derivatives Creditor and no addition of any new provision to this Agreement in a manner that impacts any of the sections described in clauses (i) through (vi) of this paragraph and that adversely affect a Derivatives Creditor shall be effective without the written concurrence of such Derivates Creditor.

SECTION 11.02 Indemnification. The Borrower shall indemnify each Protected Party and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”), in each case whether or not otherwise indemnified, and save, protect, defend and hold each Indemnitee harmless from any and all liability, obligation, loss, damage, cost or expense (including reasonable attorneys’ fees and disbursements; provided that the indemnification for attorneys’ fees and disbursements under this Section 11.02 incurred in any judicial or administrative proceeding where the Borrower has assumed responsibility for and control thereof in accordance with the penultimate paragraph of this Section 11.02 shall be limited to one law firm for the applicable Indemnitees, unless an Indemnitee reasonably believes that it has rights or interests different than the other Indemnitees, or representing both the Agent and/or Lenders holding different Tranches could create, in the reasonable opinion of the Agent, any Lender or their counsel, a conflict of interest for such law firm, in which case such Indemnitee’s separate attorneys’, fees and expenses shall be indemnified), penalties, causes of action, suits, claims (including claims based on strict liability in tort or patent infringement) or judgments of whatsoever kind and nature (“Losses”) imposed on, incurred by or asserted against such Indemnitee in any way arising out of, relating to or resulting from or based upon (i) any Loan Document or any document contemplated thereby and payments made pursuant thereto or any transaction contemplated thereby or the exercise of rights and remedies thereunder, excluding any costs and expenses related to the transfer of a Loan, (ii)

any breach by the Borrower, either Servicer or any Aircraft Subsidiary of any Loan Document, (iii) any Lease Document or the exercise of rights and remedies thereunder, or any breach by a Lessee thereunder and (iv) any Aircraft, any Engine, any Part or any other portion of the Collateral or the Borrower’s or any Aircraft Subsidiary’s acquisition, purchase, sale, selection, design, financing, condition, location, storage, modification, repair, maintenance, possession, registration, delivery, nondelivery, transportation, transfer, rental, lease, use, operation, control, ownership or disposition of any Aircraft, Engine, Part or any other portion of the Collateral or any interest therein.

The Borrower shall, no later than ten (10) days following demand, reimburse any Indemnitee for any sum or sums expended with respect to any of the foregoing or, upon request from any Indemnitee, shall pay such amounts directly. Any payment made to or on behalf of any Indemnitee pursuant to this Section 11.02 shall be adjusted to such amount as will, after taking into account all Taxes imposed with respect to the accrual or receipt of such payment (net of any Tax savings) (as the same may be increased pursuant to this sentence), equal the amount of the payment. To the extent that the Borrower in fact indemnifies any Indemnitee pursuant to the provisions of this Section 11.02 (other than in respect of Taxes), the Borrower shall be subrogated to such Indemnitee’s rights in the affected transaction and shall have a right to determine the settlement of claims therein.

The indemnities contained in this Section 11.02 shall not be affected by and shall survive any termination of this Agreement, the Lease Assignments and each other Loan Document or the repayment of the Loans and the occurrence of the Termination Date.

Notwithstanding any provisions of this Section 11.02 to the contrary, the Borrower shall not indemnify and hold harmless any Indemnitee under this Section 11.02 in respect of any (a) Taxes (except to the extent provided in the second paragraph of this Section 11.02), (b) Losses which would not have occurred but for the willful misconduct, bad faith or the gross negligence of such Indemnitee including without limitation the willful breach of any express obligation to the Borrower under the Loan Documents; and (c) losses which result from, arise out of, or are attributable to a nonexempt prohibited transaction under ERISA or Section 4975 of the Code caused by the incorrectness of a Lender’s representation in Section 6.02 or a breach of a Lender’s covenant in Section 8.03.

If a claim of the type described above is made against an Indemnitee and such Indemnitee has notice thereof, such Indemnitee shall promptly, upon receiving such notice, give notice of such claim to the Borrower; provided that the failure to provide such notice shall not release the Borrower from any of its obligations hereunder except if and to the extent that such failure results in an increase in the Borrower’s indemnification obligations hereunder. The Borrower shall be entitled, at its sole cost and expense, acting through counsel reasonably acceptable to the relevant Indemnitee in any judicial or administrative proceeding that involves solely a claim of the type described in clause (iii) or (iv) of the first paragraph of this Section 11.02 (other than with respect to Taxes), to assume responsibility for and control thereof. Notwithstanding anything in the foregoing to the contrary, the Borrower shall not be entitled to assume responsibility for and control of any such judicial or administrative proceedings: (w) while a Facility Default described in clause (ii) or (iii) of Section 9.01(h), Facility Event of Default or Servicer Replacement Event shall have occurred and be continuing; (x) if such proceedings will involve any risk of criminal liability on the part of such Indemnitee or a material risk of the sale, forfeiture or loss of any part of the Collateral; (y) where the interests of the Borrower or any other BBAM Party or BBAir Party are adverse to such Indemnitee, as determined by counsel for such Indemnitee or (z) to the extent that the Indemnitee has defenses available to it which are not available to the Borrower and allowing the Borrower to assert such defenses will be prejudicial to the interests of such Indemnitee; provided that the limitation on the Borrower’s ability to control such judicial or administrative proceeding shall apply only to those aspects of such proceeding which address issues with respect to which such defenses are available.

The relevant Indemnitee shall supply the Borrower with such information reasonably requested by the Borrower as is necessary or advisable for the Borrower to control or participate in any proceeding to the extent permitted by this Section 11.02. Such Indemnitee shall not enter into a settlement or other compromise with respect to any covered claim without the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed, unless such Indemnitee waives its right to be protected with respect to such covered claim.

SECTION 11.03 Assignments and Participations. (a) The Borrower may not, and may not cause or permit any Aircraft Subsidiary to, assign or delegate any of its rights, obligations or interests under this Agreement or any other Loan Document without the prior written consent of the Agent and all Lenders in their sole discretion.

(b) No Lender may at any time assign any of its rights and obligations under this Agreement, any other Loan Document or any of the Collateral, in each case, related to a Tranche A Allocation, a Tranche A Loan, a Tranche B Allocation or a Tranche B Loan without (i) the prior written consent of the Agent (which consent shall not be unreasonably withheld) and (ii) notice to the Borrower; provided that, in any event, the assignment must comply with Applicable Law and the Person to which such assignment is intended to be made (an “Assignee”) (x) shall be an Eligible Assignee and (y) shall not be a Competitor and (z) shall either (1) acquire all of the outstanding Allocations and Loans of the assigning Lender, or (2) hold upon any such assignment, and the assigning Lender shall retain, Loans and/or Allocations with an aggregate principal balance of at least $50,000,000 ($1,000,000 if a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h) or Servicer Replacement Event has occurred and is continuing) with respect to Tranche A Allocations and $10,000,000 ($1,000,000 if a Facility Event of Default, Facility Default described in clause (ii) or (iii) of Section 9.01(h) or Servicer Replacement Event has occurred and is continuing) with respect to Tranche B Allocations; provided further, in the event that the Person to which such assignment is intended to be made is a Competitor or not an Eligible Assignee, the prior written consent of the Borrower must be obtained (which consent shall not be required, in the case of an assignee that is a Competitor or is not an Eligible Assignee, after the occurrence and during the continuance of a Significant Event). No BBAir Party or so long as any Servicer is a BBAir party, no BBAM Party that is or becomes a Lender shall have any consent or voting rights of a Lender. Notwithstanding the other provisions of this Section 11.03, so long as no Facility Event of Default has occurred and is continuing, if an Assignee (including a Person that is already a Lender at the time of the proposed assignment) would otherwise be entitled to receive any greater amounts pursuant to Sections 4.03, 4.05 or 4.06 after giving effect to such assignment based on the law existing at the time of such assignment, than that to which the assigning Lender would have been entitled (as determined on the date of such assignment) had no such assignment occurred (such excess amounts are herein referred to as “Excess Amounts”), then except as provided in clause (ii) or (iii) of the proviso to clause (f) of Section 4.06 with respect to Irish Withholding Taxes, such Assignee shall forego such Excess Amount absent another Change In Law. Any such assignment that is consented to by the Agent shall be made pursuant to an Assignment and Assumption Agreement acceptable to the Agent in its sole discretion between the Assignee and the transferring Lender. Such Assignment and Assumption Agreement shall be executed by such Assignee and such transferor and shall be delivered before the proposed effective date of such assignment to the Agent for acceptance. The transferor shall pay all fees and expenses of the Agent (including, without limitation, legal fees and expenses) in connection with such assignment, as determined by the Agent in its sole discretion. Upon such execution, delivery and acceptance by the Agent, from and after the effective date specified in such Assignment and Assumption Agreement and the making of appropriate entries in the Register with respect to such transfer, (x) the Assignee thereunder shall be a party hereto and, to the extent of the portion of the Allocation of the transferor purchased by it, have the rights and obligations of a Lender hereunder and (y) the transferor thereunder shall, to the extent of the portion of its Allocation so sold, be released from its obligations under this Agreement (and, in the case of an assignment agreement covering all or the remaining portion of a transferor’s rights and obligations under this Agreement, such transferor shall cease to be a party hereto). If the transferor is a holder of the Notes, on or prior to the effective date specified in such Assignment and Assumption Agreement, the Borrower, at the expense of the transferor, shall execute and deliver to the Agent in exchange for the Notes previously delivered to such transferor (and provided that such transferor returns such previously delivered Notes and upon the request of the Assignee) new Notes to the order of such Assignee in an amount based upon the Allocation assumed by it pursuant to such Assignment and Assumption Agreement and, unless the transferor has not retained an Allocation hereunder, new Notes to the order of the transferor in an amount based upon the Allocation retained by it hereunder. Each such new Note shall be dated the effective date of such assignment and shall otherwise be in the form of the Note replaced thereby. The Notes surrendered by the transferor shall, upon receipt by the Agent from the applicable Lender, be returned by the Agent to the Borrower. Notwithstanding anything to the contrary contained in this Agreement, any Lender may pledge, hypothecate or otherwise grant a security interest in all or any part of its rights hereunder or in its Advances to any Federal Reserve Bank and any Lender which is a commercial paper conduit may pledge its Loans pursuant to any security agreement applicable to its commercial paper program generally; provided that no such pledge, hypothecation or grant shall relieve such Lender of any of its obligations under this Agreement. Notwithstanding anything to the contrary in this Section 11.03, any Conduit Lender may (i) with notice to, but without the prior written consent of, the Borrower or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to its Granting Lender or to its Support Party effective upon the making of appropriate entries in the Register with respect to such transfer and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or Support Party.

(c) Any Lender may grant to any one or more Persons (each a “Participant”), on a participating basis but not as a party to or a Lender under this Agreement, a participation or participations in all or any part of such Lender’s rights and benefits under this Agreement (on a pro rata basis in the case of the Loans) or any Loan Document (a “Participation”). In the event of any such grant by a Lender of a Participation to a Participant, whether or not upon notice to the Borrower and the Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. The Borrower agrees that each Participant shall, to the extent of its Participation, be entitled to the benefits of Sections 4.06 and 11.02 as if such Participant were a Lender; provided that no granting of a participation shall increase the Borrower’s costs, liabilities or expenses as a result thereof and, in particular, no Participant shall be entitled to receive any amount under Sections 4.06 and 11.02 that would increase the Borrower’s obligations above that which would have been the case if such Participation had not been granted. Each Lender that sells a Participation in any Loan, Allocation or other interest to a Participant shall record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests and shall, upon the request of the Borrower or the Agent, provide such Person with the amount of such participation and the name, address and telephone number of, and individual contact for, such Participant.

(d) In the event that any Lender shall demand payment of increased costs or other payment pursuant to Section 4.03 or 4.05, or if any Tax, indemnity or other amount is owed pursuant to Section 4.06 or if an Illegality Event shall have occurred and be continuing with respect to a Lender, then the Borrower shall have the right, but not the obligation, upon notice to such Lender and the Agent, to replace such Lender with an Eligible Assignee acceptable to the Agent (such consent not to be unreasonably withheld or delayed; provided that no such consent shall be required if the Replacement Lender is an existing Lender) (a “Replacement Lender”), and upon any such request by the Borrower, such Lender hereby agrees to transfer and assign (in accordance with this Section) all of its Allocations and Loans and other rights and obligations under the Loan Documents to such Replacement Lender (unless such Lender withdraws or waives its claim for increased costs or such other payments or mitigates any Illegality Event); provided that (i) such assignment shall be without recourse, representation or warranty (other than that such Lender owns the Allocations, Loans and Notes being assigned, free and clear of any Liens) and (ii) the purchase price paid by the Replacement Lender shall be in the amount of such Lender’s Loans, together with all accrued and unpaid interest, fees and Break Costs in respect thereof, plus all other amounts (other than the amounts (if any) demanded and unreimbursed under Sections 4.02 through (and including) 4.06, which shall be paid by the Borrower), owing to such Lender hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and subject to the obligations of, any provisions of the Loan Documents which by their terms survive the termination of this Agreement.

SECTION 11.04 Notices, Etc. All notices, offers, instructions, acceptances, approvals, waivers, requests, demands and other communications required or permitted hereunder to be given to or made upon any party hereto or under any instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing (including telecopier and electronic mail transmissions), shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight courier service or (c) if sent by telecopier provided receipt is confirmed by an electronic or mechanical confirmation that the facsimile transmission had been received, or (d) if sent by electronic mail but in the case of electronic mail such notice shall be confirmed by a copy sent by the methods described in clause (a) or (b) above. Any notice shall be deemed to have been delivered upon its actual receipt (other than notices by email, which will only be deemed delivered upon receipt of such notice by a second method of delivery approved under this Section 11.04). For the purposes of communications, the addresses of the parties shall be as set forth below; provided that any party shall have the right to change its address for communications hereunder to any other location by giving written notice to the other parties in the manner set forth herein; provided further, that the Agent may provide to the Borrower written instructions for the delivery of Notices of Borrowing pursuant to Section 5.02(b)(i) and Funding Packages pursuant to Section 5.02(b)(ii) and the Agent shall have the right to change such instructions at any time by giving written notice to the Borrower in the manner set forth herein. The initial addresses of the parties hereto are as follows:

BORROWER’S ADDRESS:	Babcock & Brown Air Acquisition I Limited
West Pier
Dun Laoghaire
County Dublin
Ireland
Fax: +353-1-231-1901
E-mail: notices@babcockbrownair.com

WITH COPIES TO:	Babcock & Brown Aircraft Management LLC
2 Harrison Street
San Francisco, California 94105
Attention: General Counsel
Tel: (415) 512-1515
Fax: (415) 267-1500
bbam.notices@babcockbrown.com

Babcock & Brown Aircraft Management (Europe)
Limited
West Pier
Dun Laoghaire
County Dublin
Ireland
Fax: +353-1-231-1901
E-mail: bbam.notices@babcockbrown.com
and

The Servicer, if the Servicer is not BBAM or Babcock & Brown Limited.

AGENT’S ADDRESS:	Credit Suisse, New York Branch
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: Mark Lengel
Tel: (212) 325-3296
Fax: (212) 743-1186
E-mail: mark.lengel@credit-suisse.com

WITH COPIES TO:	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: Scott Corman
Tel: (212) 325-3003
Fax: (212) 743-2626
E-mail: scott.corman@credit-suisse.com

Credit Suisse, New York Branch
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: Alex Smith
Tel: (212) 325-9213
Fax: (212) 448-3496
E-mail: alex.smith@credit-suisse.com

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: David Center
Tel: (212) 325-0875
Fax: (917) 326-8592
E-mail: david.center@credit-suisse.com
and

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: Barbara Nottebohm
Tel: (212) 352-7229
Fax: (917) 326-7974
E-mail: barbara.nottebohm@credit-suisse.com

LENDER’S ADDRESS:

With respect to CS and the Conduit Lenders shown on the signature pages hereof, to the same address as the Agent, with respect to the Designated Lenders identified in the signature pages hereof, to the addresses provided in Schedule I, and with respect to the other Designated Lenders, as provided to the Agent and the Borrower by each Designated Lender becoming a party hereto pursuant to an Assignment and Assumption Agreement.

Any notice shall be deemed to have been delivered upon its actual receipt; provided that if any such notice is received upon a day which is not a Business Day at the place of delivery, such notice shall be deemed to have been received on the immediately following Business Day at the place of delivery; provided, further, that if tender of any notice is refused by the addressee thereof, such notice shall be deemed to have been delivered upon such tender.

SECTION 11.05 Costs and Expenses. The Borrower shall pay on demand all out-of-pocket expenses incurred by the Agent (and its Affiliates) (a) in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents including (i) due diligence, collateral review, initial syndication, transportation, computer, duplication, audit, insurance, consultant, search, filing and recording fees and expenses and (ii) the reasonable fees and expenses of counsel for the Agent with respect thereto, with respect to advising the Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights and interests, under the Loan Documents and Lease Documents, (b) in connection with wire transfers to be made by the Agent in connection with the distribution of proceeds under this Agreement and (c) in connection with any amendment, refinancing, modification, supplement (or, if related to a request by the Borrower, any Aircraft Subsidiary, the Servicers or any Lessee, interpretation), or waiver under any of the Notes or other Loan Documents and Lease Documents requested by the Borrower whether or not such amendment, refinancing, modification, supplement, interpretation or waiver is obtained or becomes effective or by the Agent if such amendment, refinancing, modification, supplement, interpretation or waiver becomes effective, and in connection with the consideration of any potential, actual or proposed restructuring or workout of the transactions contemplated hereby or by any other Loan Document. Each Lender, other than Agent in its capacity as Lender, shall be responsible for its own costs and expenses incurred in connection with any of the matters set forth in clause (a) above.

The Borrower shall pay on demand all reasonable filing fees and attorneys’ fees and expenses incurred by the Agent, all reasonable fees and expenses of special FAA or Aviation Authority counsel (and other local counsel reasonably engaged by the Agent), as the case may be, in connection with the preparation and review of each Security Document, the Assignment and Assumption Agreements and the other Loan Documents and Lease Documents from time to time entered into or reviewed pursuant to this Agreement and all documents related thereto, the search of aircraft title and conveyance records, the recordation of documents with the FAA or applicable Aviation Authority, inspection and appraisal fees and the making of the Advances hereunder, whether or not any Transfer Date or other transaction contemplated hereby closes.

In addition, the Borrower shall pay on demand all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and expenses; provided that the Borrower shall only be liable for attorneys’ fees and expenses for one law firm for both the Agent and the Lenders unless the Agent or a Lender reasonably believes that it has rights or interests different than the other Lenders or the Agent, if applicable, or representing both the Agent and/or Lenders holding different Tranches could create, in the reasonable opinion of the Agent, any Lender or their counsel, a conflict of interest for such law firm, in which case such Lender’s or Agent’s separate attorneys’ fees and expenses shall be indemnified) and fees and expenses of any expert witnesses incurred by the Agent and the Lenders in connection with the enforcement and protection of the rights of the Agent and the Protected Parties under any of the Loan Documents and any amendments thereto and waivers thereof and any Servicer Replacement Event, Facility Default or Facility Event of Default, including the performance by the Agent or the Lenders of any act the Borrower has covenanted to do under the Loan Documents to the extent the Borrower fails to comply with any such covenant.

The Borrower shall pay the costs and expenses of all Physical Inspection Reports and, unless specifically provided otherwise herein, Independent Appraisals. The Borrower shall pay all fees and expenses in connection with the Depository Agreement including all fees (including the Depositary’s annual fee pursuant to Section 5.07 of the Depository Agreement), expenses and any indemnity payments to the Depositary and all fees and expenses in creating, maintaining and administrating the Depository Accounts.

If any jurisdiction in which an Aircraft is registered, operated or located, from time to time, requires the payment of a stamp tax, fee or its equivalent in order to perfect the Collateral Agent’s security interest in the Leases or otherwise to allow the Agent to realize upon the Collateral, the Borrower shall pay the amount of such stamp tax, fee or its equivalent.

SECTION 11.06 No Waiver; Remedies Cumulative. No failure or delay on the part of any Protected Party in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 11.07 Modifications. Notwithstanding any provisions to the contrary herein, no amendment, modification or waiver of any provision of any of the Loan Documents,

nor consent to any departure by the Borrower, either Servicer or any Aircraft Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Agent and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

SECTION 11.08 Marshalling; Reinstatement. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrower, any Aircraft Subsidiary or any other party or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or Collateral Agent (or to the Agent or Collateral Agent for the benefit of the Lenders) or to the Lenders, or the Agent or Collateral Agent enforces any security interests or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof or any other obligations are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or set-off had not occurred.

SECTION 11.09 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and none of the Lenders shall be responsible for the obligations of any other Lender or, in the case of any Advance, the Parent hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders or any or all of the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

SECTION 11.10 Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

SECTION 11.11 Performance by the Agent. If the Borrower, either Servicer or any Aircraft Subsidiary fails to perform any of its obligations under this Agreement or any other Loan Document in a timely fashion, the Agent shall be entitled, but not obliged, to perform such obligation at the expense of the Borrower and without waiving any rights that it may have with respect to such breach.

SECTION 11.12 Binding Effect; Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders and the Agent.

SECTION 11.13 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 11.14 Integration. This Agreement, Lease Assignments and each Security Agreement and each other Loan Document, and the other agreements executed in connection therewith constitute the entire understanding among the parties hereto with respect to the matters covered thereby, and shall supersede any prior agreements covering such matters.

SECTION 11.15 Dollars. All amounts payable hereunder or under any Loan Document shall be payable in Dollars. The obligation of the Borrower in respect of any sum due from it to the Agent or any Protected Party hereunder or under any Loan Document shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Agent or its designee of any sum adjudged to be so due in such other currency the Agent may in accordance with normal banking procedures purchase Dollars with such other currency; if the Dollars so purchased are less than the sum originally due to the Agent or any Protected Party in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and each Protected Party against such loss.

SECTION 11.16 Governing Law, Jurisdiction and Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO AGREE THAT THIS CHOICE OF LAW SHALL BE VALID FOR ALL CLAIMS ARISING UNDER THE CAPE TOWN CONVENTION.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE COURT OF COMPETENT JURISDICTION IN NEW YORK, NEW YORK, OR IN ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH SUCH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, INCLUDING THOSE ARISING UNDER THE CAPE TOWN CONVENTION, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION (SUBJECT TO ANY RIGHT OF APPEAL BY A HIGHER COURT). The Borrower hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the Borrower at its address provided in Section 11.04, such service being hereby acknowledged by the Borrower to be sufficient for personal jurisdiction in any action against the Borrower in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Protected Party to bring proceedings against the Borrower in the courts of any other jurisdiction.

SECTION 11.17 Waiver of Trial by Jury. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE AND DOES WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL. WITH RESPECT TO ANY PROCEEDING FILED IN CALIFORNIA, IF THE ABOVE JURY TRIAL WAIVER IS UNENFORCEABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES THAT ALL DISPUTES BE RESOLVED BY A JUDICIAL REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THAT THE REFEREE IS EMPOWERED TO HEAR AND RESOLVE ANY OR ALL ISSUES IN THE PROCEEDING, WHETHER OF FACT OR LAW. The scope of the above waiver and agreement is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that the above waiver and agreement is a material inducement to enter into a business relationship, that each has already relied on the above waiver and agreement in entering into this Agreement, and that each will continue to rely on the above waiver and agreement in their related future dealings. Each party hereto further warrants and represents that it has reviewed the above waiver and agreement with its legal counsel and that it knowingly and voluntarily waives its jury trial rights and agrees as described above following consultation with legal counsel. THIS WAIVER AND AGREEMENT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE ADVANCES MADE HEREUNDER. In the event of litigation, this Agreement may be filed as written consent to a trial by the court or by judicial reference proceeding, as applicable.

SECTION 11.18 Confidentiality. The Agent and each Lender agrees to treat each Monthly Report and written materials provided to them by the Borrower or the Servicers regarding Lessees or proposed lessees, confidentially including all information received or obtained hereunder, except to the extent that disclosure is required by law or generally accepted accounting principles. The foregoing constraint shall not include: (a) information that is now in the public domain or subsequently enters the public domain without fault on the part of the disclosing party; (b) information currently known to the disclosing party from its own sources as evidenced by its prior written records; (c) information that the disclosing party receives from a third party not under any obligation to keep such information confidential; (d) disclosure made to Affiliates or the professional advisors of the disclosing party for the purpose of obtaining advice thereon; (e) disclosure made in connection with the enforcement of any right or the fulfillment of any obligation pursuant hereto or pursuant to any other Loan Document; and (f) disclosure made to the Agent, any assignee, potential assignee, note holder, Lender, potential Lender, Participant, potential Participant, Support Party, either Servicer, any managing agent of a Lender that is a commercial paper conduit or to a rating agency that rates such conduit’s obligations, a proposed permitted transferee of any Lender and any counsel of the foregoing respecting the transactions contemplated by this Agreement; provided that in the case of clauses (d) or (f) the recipient of such information agrees to keep it confidential in accordance with the terms hereof.

SECTION 11.19 Survival of Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents and the making and repayment of the Loans.

SECTION 11.20 Severability. In case any provision in or obligation under this Agreement or the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 11.21 Third Party Beneficiaries. Each Protected Party and the Parent is an express third party beneficiary hereof.

SECTION 11.22 No Proceedings. Each party hereto hereby agrees that it will not institute, and the Borrower agrees that it will not permit any Aircraft Subsidiary to institute, against any Conduit Lender, or join any other Person in instituting against any Conduit Lender, any bankruptcy, insolvency, receivership, liquidation or similar proceeding from the Closing Date until one year plus one day following the last day on which all commercial paper notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Lender shall have been indefeasibly paid in full.

SECTION 11.23 Release of Collateral; Termination. (a) With respect to any Aircraft and with respect to any date, after a mandatory repayment is made in accordance with clause (a), (c), (e) or (g) of Section 3.02 of the full Release Amount with respect to such Aircraft on such date and after such amounts are applied in accordance with Section 3.03, the Agent shall release (or shall direct the release of): (v) such Aircraft, (w) the Lease relating to such Aircraft, (x) the Capital Stock of the Aircraft Subsidiaries that own or lease such Aircraft, (y) Cash Collateral and Deposits in an amount and in a manner set forth in clause (b) below and (z) all other Collateral (other than Cash Collateral that is not released pursuant to clause (b) below) owned by such Aircraft Subsidiaries, from the Lien of the Security Documents; provided that no such release shall occur if (i) a payment Facility Default or Facility Event of Default shall then exist or would occur on such date after giving effect to all applications of funds to be made on such date under Section 3.03 or (ii) a Collateral Deficiency shall then exist after giving effect to any payments or pledge of additional collateral pursuant to clause (f) of Section 3.02. Notwithstanding anything else to the contrary in the Loan Documents, the Borrower may cause to be wound up or liquidated any Aircraft Subsidiary subject to a release under clause (x) of this Section 11.23(a).

(b) With respect to any Aircraft which is released from the Lien of the Security Agreement as provided in clause (a) above, the Agent shall release (or shall direct the release of) (i) the Maintenance Reserves and Deposits related to such Aircraft, to the extent that the Lease associated with such Aircraft requires such amounts to be returned to the related Lessee, and otherwise in accordance with clauses (b) and (d) of Section 7.04, plus (ii) if the first Interim Repayment Date shall not have occurred and provided that no Facility Default or Facility Event of Default shall have occurred and be continuing, an amount from the Cash Collateral Account equal to the amount that the then aggregate balance of the Cash Collateral Account exceeds the Cash Collateral Target Amount, taking into account the release of the applicable Aircraft.

(c) Upon the occurrence of the Termination Date, the Agent shall release (or shall direct the release of) all grants and assignments hereunder and under all Security Documents in favor of the Collateral Agent for the benefit of the Protected Parties.

(d) Upon satisfaction of the conditions of this Section 11.23 with respect to any Collateral, the Agent shall, at the Borrower’s expense, execute and deliver or shall cause the execution and delivery of any evidence of such release and termination as the Borrower may reasonably request and furnish to the Agent with respect to such Collateral.

(e) The indemnification provisions hereof contained in this Agreement and each other Loan Document shall survive any such termination.

(f) With respect to any Engine replaced in accordance with a Lease or in accordance with Section 7.09(b), the Agent shall release or shall direct the release of (or the Security Documents shall direct the release of) such Engine from the Lien of the Security Documents.

SECTION 11.24 Patriot Act. The Agent and each Lender hereby notifies the Borrower and each Aircraft Subsidiary that pursuant to the requirements of the Patriot Act and any comparable law applicable to any Lender, it is required to obtain, verify and record information that identifies the Borrower and each Aircraft Subsidiary, which information includes the name and address of the Borrower and each Aircraft Subsidiary and other information that will allow the Agent and/or any Lender to identify the Borrower and each Aircraft Subsidiary in accordance with the Patriot Act.

SECTION 11.25 Non-confidential Transaction. Notwithstanding anything provided herein, and any express or implied claims of exclusivity or proprietary rights, the parties hereto hereby agree and acknowledge that each party hereto (and each of their employees, representatives or other agents) is authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided by the Borrower, the Parent or the holders of the equity interests in the Parent to the others relating to such tax treatment and tax structure, except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities laws. In this regard, the parties hereto acknowledge and agree that disclosure of the tax treatment and tax structure of the transactions contemplated by this Agreement has not been and is not limited in any manner by an express or implied understanding or agreement (whether oral or written, and whether or not such understanding or agreement is legally binding), except to the extent that such disclosure is subject to restrictions reasonably necessary to comply with securities law. For purposes of this authorization, “tax treatment,” means the purported or claimed U.S. federal or state income tax treatment of the transactions contemplated by this Agreement, and “tax structure” means any facts that may be relevant to understanding the purported or claimed U.S. federal or state income tax treatment of the transactions contemplated by this Agreement. This Section 11.25 is intended to reflect the understanding of the parties hereto that the Loans have not been offered under “conditions of confidentiality” as that phrase is used in Treasury Regulation Sections 1.6011-4(b)(3)(i)

and 301.6111-2(c)(i), and shall be interpreted in a manner consistent therewith. Nothing herein is intended to imply that the parties hereto have made or provided to, or for the benefit of, the other any oral or written statement as to any potential tax consequences that are related to, or may result from, the transactions contemplated by this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representative officers thereunto duly authorized, as of the date first above written.

BABCOCK & BROWN AIR ACQUISITION I LIMITED, as Borrower

By:	/s/ Colm Barrington
Name: Colm Barrington Title: Director

CREDIT SUISSE, NEW YORK BRANCH, as Agent

By:	/s/ Mark Lengel
Name: Mark Lengel Title: Director

By:	/s/ Alex Smith
Name: Alex Smith Title: Vice President

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Designated Lender

By:	/s/ Mark Lengel
Name: Mark Lengel Title: Director

By:	/s/ Alex Smith
Name: Alex Smith Title: Vice President

ALPINE SECURITIZATION CORP., as a Conduit Lender By Credit Suisse, New York Branch, as its Administrative Agent
By:	/s/ Mark Golombeck
Name: Mark Golombeck Title: Director

By:	/s/ Anthony Giordano
Name: Anthony Giordano Title: Director

NORDDEUTSCHE LANDESBANK GIROZENTRALE, as a Designated Lender

By:	/s/ Brauns
Name: Brauns Title: SVP

By:	/s/ Sygusch
Name: Sygusch Title: VP

FORTIS CAPITAL CORP., as a Designated Lender
By:	/s/ Susan Yata
Name: Susan Yata Title:

Executed
By:	Fortis Capital Corp.
Name: Title:

BNP PARIBAS, as a Designated Lender
By:	/s/ Robert Papas
Name: Robert Papas Title: Director

By:	/s/ Thibaud Genin
Name: Thibaud Genin Title: Vice President

HYPO PUBLIC FINANCE USA, INC., as a Designated Lender
By:	/s/ Jack Campbell
Name: Jack Campbell Title: Managing Director

By:	/s/ Nancy Henderson
Name: Nancy Henderson Title: Director

SCOTIABANK EUROPE PLC, as a Designated Lender
By:	/s/ Paul Bishop
Name: Paul Bishop Title: Director

SCHEDULE I

Allocations

Tranche A Allocation

Lender	Allocation	Pro-Rata Share
Norddeutsche Landesbank Girozentrale	$250,000,000	27.1739%
Fortis Capital Corp.	$175,000,000	19.0217%
BNP Paribas	$150,000,000	16.3043%
Hypo Public Finance USA, Inc.	$125,000,000	13.5870%
Credit Suisse, Cayman Islands Branch	$145,000,000	15.7609%
Scotiabank Europe PLC	$75,000,000	8.1522%

Tranche B Allocation

Lender	Allocation	Pro-Rata Share
Credit Suisse, Cayman Islands Branch	$119,000,000	64.6739%
Hypo Public Finance	$40,000,000	21.7391%
Fortis Capital Corp.	$25,000,000	13.5870%

Lenders’ Payment Instructions

Credit Suisse, Cayman Islands Branch
Bank:	Bank of New York
ABA #:	021-000-018
Account Name:	Conduit Remittance
Account #:	890-039-2770

Norddeutsche Landesbank Girozentrale
Bank:	JPMorgan Chase Bank, N.A.
Swift Code:	CHASUS33
Account #:	001 1 337268
Reference:	2214/2049 Monthly Settlement

Fortis Capital Corp.
Bank:	JPMorgan Chase, New York
ABA #	021 000 021
Account #	001 1 624418
Reference:	B&B Air

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BNP Paribas
Bank:	BNP Paribas
Swift Code:	BNPAUS3N
ABA #:	026 007 689
Account Name:	BNP Paribas, Loan Servicing Clearing Account
Account #:	103 130 00103
Reference:	BBAir – Warehouse Facility

Hypo Public Finance USA, Inc.

Bank:	JPMorgan Chase Bank, New York
ABA #	0210 0002 1
Account Name:	Hypo Public Finance USA, Inc.
Account #:	957 243 812

Scotiabank Europe PLC
Bank:	The Bank of Nova Scotia, New York
Swift Code:	NOSCUS33
ABA #:	026002532
For A/C of:	Scotiabank Europe Plc
Swift Code:	NOSCGB2L
Account #:	7294-34
Reference:	BBAIR/BBAM

Designation of Conduit Lenders

Credit Suisse, Cayman Islands Branch, designates Alpine Securitization Corp. as a Conduit Lender.

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Designated Lenders’ Notice Information

Credit Suisse, Cayman Islands Branch

c/o Conduit & Credit Products Group

11 Madison Avenue, 4th Floor

New York, NY 10010

United States

Attn: Mark Lengel

Tel: (212) 325-3296

Fax: (212) 743-1186

Norddeutsche Landesbank Girozentrale

Aviation Group

Zuleitung 2214/6575

Friedrichswall 10

30159 Hannover

Germany

Attn: Annika Hecht

Tel: +49 511 361-6575

Fax: +49 511 361-4785

E-mail: aircraft@nordlb.de

Fortis Capital Corp.

Fortis Merchant Banking

Transportation Capital Group

Two Embarcadero Center Suite 1330

San Francisco, CA 84111

United States

Attn: Susan Yata

Tel: 415-283-3003

Fax: 415-283-3046

E-mail – susan.yata@us.fortis.com

BNP Paribas

787 Seventh Avenue

New York, NY 10019

United States

Attn: Aviation Finance Group

Tel: 212-841-2000

Fax: 212-841-2146

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Hypo Public Finance USA, Inc.

622 Third Ave – 20th Floor

New York, NY 10017

United States

Attn: Joseph Sacks

Tel: 212-905-4615

Fax: 212-905-4688

E-mail: Joseph.sacks@hpfb.com

Scotiabank Europe PLC

Scotia House

33 Finsbury Square

London, EC2A 1BB

United Kingdom

Attn: Paul Bishop – Director Global Aerospace

Tel: +44 20 7826 5638

Fax: + 44 20 7454 9019

E-mail: paul_bishop@scotiacapital.com

With a copy to:

Scotiabank Europe PLC

Scotia House

33 Finsbury Square

London, EC2A 1BB

United Kingdom

Attn: Savi Rampat – Manager, U.K. Loan Operations

Tel: + 44 20 7826 5660

Fax: + 44 20 7826 5666

E-mail: savi_rampat@scotiacapital.com

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SCHEDULE II

Eligibility Criteria

1.

The proposed lessee for an aircraft to be acquired directly or indirectly by the Borrower must not be in a Proposed Lessee Default with respect to the applicable Lease on the Transfer Date or upon the commencement of a Follow-On Lease therefor.

2.

The proposed lessee for an aircraft to be acquired directly or indirectly by the Borrower must not be in a Proposed Lessee Bankruptcy on the Transfer Date or upon the commencement of a Follow-On Lease therefor; provided, that Spicejet Limited shall be an eligible lessee for purposes of this clause unless subject to a Proposed Lessee Bankruptcy unrelated to the bankruptcy proceeding in which it is engaged as of the Closing Date.

3.

Any proposed aircraft to be acquired directly or indirectly by the Borrower shall be subject to a lease and such lease must have a minimum of six months of remaining term on the Transfer Date or upon the commencement of a Follow-On Lease therefor.

4.	Assuming full utilization, the Facility shall meet the following concentration limits at all times:
(a)	Lessee Concentration Limits
(i)

The aggregate Purchase Price of all Aircraft on lease to the investment grade rated Lessee with Aircraft having the greatest aggregate Purchase Price will comprise in aggregate no more than 20% of the Maximum Facility Amount.

(ii)

The aggregate Purchase Price of all Aircraft on lease to the non-investment grade Lessee with Aircraft having the greatest aggregate Purchase Price will comprise in aggregate no more than 15% of the Maximum Facility Amount.

(iii)

The aggregate Purchase Price of all Aircraft on lease to the five Lessees with Aircraft having the greatest aggregate Purchase Price will comprise in aggregate no more than 45% of the Maximum Facility Amount.

(b)	Jurisdictional Concentration Limits
(i)

The aggregate Purchase Price of all Aircraft on lease to Lessees from countries in any one of the three Developed Market Regions (Asia/Pacific, Europe and North America) will comprise no more than 50% of the Maximum Facility Amount.

(ii)

The aggregate Purchase Price of all Aircraft on lease to Lessees from countries in any one of the three Emerging Market Regions (Asia/Pacific, Europe, Middle East & Africa and South & Central America) will comprise no more than 30% of the Maximum Loan Amount.

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(iii)	The aggregate Purchase Price of all Aircraft on lease to Lessees from countries in the Undesignated Region will comprise no more than 10% of the Maximum Loan Amount.
(iv)	The aggregate Purchase Price for Lessees from any one country will comprise in aggregate no more than 25% of the Maximum Facility Amount.
(c)	Aircraft Concentration Limits
(i)	The aggregate Purchase Price for widebody aircraft will comprise no more than 30% of the Maximum Facility Amount.
(ii)	The aggregate Purchase Price for out of production aircraft will comprise no more than 30% of the Maximum Facility Amount.
(iii)	The aggregate Purchase Price for aircraft older than 15 years, determined for each Aircraft at the time of its funding, will comprise no more than 10% of the Maximum Facility Amount.
(iv)	The aggregate Purchase Price for Aircraft in freighter configuration will comprise in aggregate no more than 30% of the Maximum Facility Amount.
(v)	Any proposed aircraft to be acquired directly or indirectly by the Borrower shall be one of the following aircraft types:

Boeing	Airbus Industrie
B737 - 300	A319-100
B737 - 300F	A320-200
B737 - 400	A321-200
B737 - 400F
B737 - 500	A330-200
B737 - 700	A330-300
B737 - 800	A340-600
B737 - 900ER
B757 - 200
B747 - 400
B747 - 400ERF
B757 - 200F	McDonnell Douglas
B747 - 400F	MD-11F
B747 - 800F
B767 - 300ER
B777 - 200ER
B777 - 300ER
B787 - 800
B787 - 900

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For purposes of the foregoing, the following Regions are comprised of the countries set forth below.

Region	Countries
Developed Markets:
Asia/Pacific	Australia, Hong Kong, Japan, New Zealand and Singapore
Europe	European Union (excluding Luxembourg and, as of the date hereof, non-investment grade countries), Iceland, Monaco, Norway, Switzerland and Vatican City
North America	Canada and the United States
Emerging Markets:
Asia/Pacific	Brunei, China, India, Indonesia, South Korea, Malaysia, Philippines, Sri Lanka, Taiwan, Thailand and Vietnam
Europe, Middle East & Africa	Non-investment grade EU countries as of the date hereof, Bahrain, Bulgaria, Croatia, Israel, Jordan, Kuwait, Qatar, Romania, Russia, Saudi Arabia, South Africa, Turkey, Ukraine and the UAE
South & Central America	All countries (including Mexico) in South America and Central America
Undesignated	All countries in Africa (excluding South Africa), or unlisted in “Emerging Markets” or “Developed Markets”
Region Developed Markets:	Countries

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SCHEDULE III

Permitted Countries

1.	Developed Markets in Asia/Pacific, Europe and North America (as defined in Schedule II).
2.	China.
3.	India.
4.	Turkey.
5.	The country of any Lessee of an Aircraft which is then in the Portfolio.

S-III-1

EXHIBIT A-1

Form of Tranche A Note

THIS TRANCHE A NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THIS NOTE MAY NOT BE SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

TRANCHE A NOTE

$[_______________]	[DATE]

FOR VALUE RECEIVED, the undersigned, BABCOCK & BROWN AIR ACQUISITION I LIMITED, a Bermuda exempted company (the “Borrower”), hereby promises to pay to the order of [LENDER] (the “Lender”):

1. from time to time at the times and in the amounts provided in the Warehouse Loan Agreement, dated as of November 7, 2007 (as amended and in effect from time to time, the “Warehouse Agreement”), among the Borrower, the Lenders from time to time party thereto, and Credit Suisse, New York Branch, as Agent, and prior to or on the Maturity Date (as defined in the Warehouse Agreement) the principal amount of [__________________________ ($________________)] or, if less, the aggregate unpaid principal amount of Tranche A Loans advanced or purchased by the Lender, as the case may be, pursuant to the Warehouse Agreement; and

2. interest on the principal balance hereof from time to time outstanding from the date hereof through and including the Maturity Date at the times and at the rates provided in the Warehouse Agreement.

All capitalized terms used in this Tranche A Note and not otherwise defined herein shall have the same meanings herein as in the Warehouse Agreement. This Tranche A Note evidences a borrowing under and has been issued by the Borrower in accordance with and subject to the terms of the Warehouse Agreement. The Lender and any assignee of the Lender under Section 11.03 of the Warehouse Agreement is entitled to the benefits of the Warehouse Agreement, Lease Assignments and the other Loan Documents.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Tranche A Note on the terms and conditions specified in the Warehouse Agreement.

This Tranche A Note is issuable only in registrable form. Prior to due presentment for registration of transfer of this Tranche A Note, the Agent and the Borrower may deem and treat

A-1-1

the Person in whose name any Tranche A Note is registered as the absolute owner of such Tranche A Note for the purpose of receiving payment of principal of, and interest on, such Tranche A Note and for all other purposes whatsoever, whether or not such Tranche A Note is overdue, and neither the Agent nor the Borrower shall be affected by any notice to the contrary.

If any one or more of the Facility Events of Default shall occur, the entire unpaid principal amount of this Tranche A Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Warehouse Agreement, and the Agent, on behalf of the Lenders, shall have the rights and remedies provided therein and in the other Loan Documents.

The Borrower hereby waives, to the extent permitted by law, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Tranche A Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS TRANCHE A NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

BABCOCK & BROWN AIR ACQUISITION I LIMITED
By:
Name:
Title:

A-1-2

EXHIBIT A-2

Form of Tranche B Note

THIS TRANCHE B NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR PURSUANT TO THE SECURITIES LAWS OF ANY STATE. ACCORDINGLY, THIS NOTE MAY NOT BE SOLD UNLESS EITHER REGISTERED UNDER THE ACT AND SUCH APPLICABLE STATE LAWS, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

TRANCHE B NOTE

$[_____________]	[DATE]

FOR VALUE RECEIVED, the undersigned, BABCOCK & BROWN AIR ACQUISITION I LIMITED, a Bermuda exempted company (the “Borrower”), hereby promises to pay to the order of [LENDER] (the “Lender”):

1. from time to time at the times and in the amounts provided in the Warehouse Loan Agreement, dated as of November 7, 2007 (as amended and in effect from time to time, the “Warehouse Agreement”), among the Borrower, the Lenders from time to time party thereto, and Credit Suisse, New York Branch, as Agent, and prior to or on the Maturity Date (as defined in the Warehouse Agreement) the principal amount of [__________________________ ($________________)] or, if less, the aggregate unpaid principal amount of Tranche B Loans advanced or purchased by the Lender, as the case may be, pursuant to the Warehouse Agreement; and

2. interest on the principal balance hereof from time to time outstanding from the date hereof through and including the Maturity Date at the times and at the rates provided in the Warehouse Agreement.

All capitalized terms used in this Tranche B Note and not otherwise defined herein shall have the same meanings herein as in the Warehouse Agreement. This Tranche B Note evidences a borrowing under and has been issued by the Borrower in accordance with and subject to the terms of the Warehouse Agreement. The Lender and any assignee of the Lender under Section 11.03 of the Warehouse Agreement is entitled to the benefits of the Warehouse Agreement, Lease Assignments and the other Loan Documents.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Tranche B Note on the terms and conditions specified in the Warehouse Agreement.

This Tranche B Note is issuable only in registrable form. Prior to due presentment for registration of transfer of this Tranche B Note, the Agent and the Borrower may deem and treat the Person in whose name any Tranche B Note is registered as the absolute owner of such

A-2-1

Tranche B Note for the purpose of receiving payment of principal of, and interest on, such Tranche B Note and for all other purposes whatsoever, whether or not such Tranche B Note is overdue, and neither the Agent nor the Borrower shall be affected by any notice to the contrary.

If any one or more of the Facility Events of Default shall occur, the entire unpaid principal amount of this Tranche B Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Warehouse Agreement, and the Agent, on behalf of the Lenders, shall have the rights and remedies provided therein and in the other Loan Documents.

The Borrower hereby waives, to the extent permitted by law, presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Tranche B Note, and assent to any extension or postponement of the time of payment or any other indulgence, to any release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS TRANCHE B NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name by its duly authorized officer as of the day and year first above written.

BABCOCK & BROWN AIR ACQUISITION I LIMITED
By:
Name:
Title:

A-2-2

EXHIBIT B

Form of Lease Checklist

LEASE CHECKLIST

[Lessee] [aircraft type] (msn [___]; Registration [___])

[date]

The following checklist relates to the [Aircraft Lease], between [______] and [_________], a [_____________] (the “Lessee”), dated as of [_______], [and Lease Supplement No. 1 thereto, dated as of [____________]] [[as][to be] [amended][novated] by that [Amendment Agreement][Novation Agreement] dated [as of][on or about] [_______], between [_______] and [__________] (the “Lessor”) (collectively, and as the same may be further amended or supplemented from time to time, the “Lease”) with respect to the Aircraft described in Section 2 below. Capitalized terms used herein have the meanings assigned to such terms in the Warehouse Loan Agreement, dated as of November 7, 2007 (the “Warehouse Agreement”), between Babcock & Brown Air Acquisition I Limited, as Borrower, the Lenders from time to time party thereto and Credit Suisse, New York Branch, as Agent.

	ISSUE		RESPONSE
1.	Lessee. Pursuant to the terms of the Lease, the Lessee under such Lease is described as follows:
	a.	Lessee’s name
	b.	Lessee’s country of domicile
c.

Lessee is an air carrier holding an operating certificate for transport of passengers in regularly scheduled revenue service, as required by the jurisdiction of organization of such air carrier (yes/no)

2.	Aircraft. The Aircraft subject to the Lease is as described as follows:
	a.	Aircraft manufacturer
	b.	Aircraft model
	c.	Aircraft manufacturer serial number
	d.	Engine manufacturer (for each engine)
	e.	Engine model (for each engine)
	f.	Engine serial number (for each engine)
3.	Governing Law. The Lease is governed under the following law:

B-1	[Lessee] [aircraft type] (msn [___]; Registration [___])

4.

Hell-or-High Water Obligation. Does the Lease contain provisions to the effect that the Lessee’s obligations under the Lease are non-cancelable and the Lessee’s obligation to make payments of “basic rent” (or any similar term under the Lease) are independent, unconditional and not subject to any right of set-off, counterclaim, reduction or recoupment except as set forth herein? (yes/no)

5.

Net Lease. Does the Lease contain provisions requiring the Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the related Aircraft, so long as such taxes constitute Non-Excluded Taxes, and to assume all risk of loss or malfunction of the related Aircraft? (yes/no)

6.	Currency. Payments under the Lease are required to be made in the following currency:
7.	Payment Frequency. Payments of “basic rent” (or any similar term) under the Lease are due on the following frequency (monthly, quarterly, etc.):
8.

Prepayment. Has the Seller or Lessee disclosed whether a payment of “basic rent” (or any similar term defined in the Lease) under such Lease that is not yet due as of the date hereof been prepaid? (yes/no)

9.	Withholding Taxes. Lessee or local counsel have advised that payments under the Lease will be subject to the following withholding taxes:
10.

Chattel Paper. Does the Lease provide for a chattel paper counterpart? (yes/no; if yes, (1) what is the method used to identify the chattel paper counterpart original (provide language) and (2) who currently holds the original chattel paper counterpart of the Lease?)

11.	Insignia. Does the Lease require insignia of the nature described in Section 7.01(j) of the Warehouse Agreement to be placed on the

B-2	[Lessee] [aircraft type] (msn [___]; Registration [___])

Aircraft or on the Engines? (yes/no; if yes, please provide the language to be inscribed)
12.	Defaults.
	a.	To the knowledge of either Servicer, has a Proposed Lessee Default occurred and is continuing under the Lease? (yes/no/unknown; if yes, provide a description)
b.

To the knowledge of either Servicer, has the Lessee made “basic rent” (or any similar term defined in the Lease) payments under the Lease on time? (yes/no/unknown; if no, provide description of the Lessee’s failure to make such payments of which such Servicer is aware and which occurred during the two year period immediately prior to the date hereof)

c.

To the knowledge of either Servicer, has a Lease Default related to insurance or a Lease Event of Default occurred under the Lease for the six months immediately prior to the date hereof? (yes/no/unknown; if yes, provide description)

	d.	To the knowledge of either Servicer, have any other Lease Events of Default occurred and are continuing? (if yes, provide description)
13.	Bankruptcy. To the knowledge of either Servicer, has a Proposed Lessee Bankruptcy occurred and continuing under the Lease? (yes/no/unknown; if yes, provide description)
14.	Maintenance, Modifications, Return Conditions and Sublease. The maintenance, modification, return conditions and sublease provisions of the Lease are contained in the following sections of the Lease:
15.	Indemnity. The indemnity provisions are contained in the following sections of the Lease:
16.	Letters of Credit. The Lessee is permitted to provide Letters of Credit for the following obligations (i.e., for Deposits and/or Maintenance Reserves):

B-3	[Lessee] [aircraft type] (msn [___]; Registration [___])

17.	Insurance. The Lease requires the Lessee:
	a.	to provide the following property (hull) insurance (include parties required to be covered, coverages, coverage amounts and deductible amounts):
	b.	to provide the following liability insurance (include parties required to be covered, coverages, coverage amounts and deductible amounts):
	c.	to provide Lloyd’s AVN67B Contract Endorsement (or any successor endorsement generally accepted in the Lloyd’s aviation insurance market)? (yes/no)
	d.	to provide insurance payable in United States Dollars? (yes/no)
18.	Geographic Operating Restrictions. In the Lease, the Lessee agrees not to operate the Aircraft (other than for bona fide safety reasons) and not to habitually base the Aircraft:
	a.	in any jurisdiction excluded from the insurance coverage referred to in item 17 above? (yes/no)
b.

in any jurisdiction where such operation or leasing of an Aircraft leased from the applicable Aircraft Owning Subsidiary would be a material violation of any law, treaty, statute, rule, airworthiness directive, regulation or order of any Governmental Entity having jurisdiction over such Aircraft or in violation of any applicable airworthiness certificate, license or registration relating to such Aircraft issued by any such government or governmental authority under (1) Applicable Law of the United States or (2) any Governmental Authority of the State of Registration or any state,

B-4	[Lessee] [aircraft type] (msn [___]; Registration [___])

province or country in which the Aircraft is for the time being habitually based? (yes/no)
19.	Engine Pooling and Swapping. In the Lease, the Lessee’s right to pool, swap or attach an Engine on an airframe other than the Aircraft described in Section 2, if any, is described as follows:
20.	Event of Loss. In the Lease, the Lessee’s obligations with respect to an Event of Loss of each of the Aircraft, the Airframe and the Engines described in Section 2 are as follows:
21.

No Consent. Pursuant to the terms of the Lease, does the assignment of the right, title and interest of the seller to the applicable Aircraft Owning Subsidiary with respect to such Lease, if applicable, and the collateral assignment of such right, title and interest from such Aircraft Owning Subsidiary to the Collateral Agent require the prior written consent of the Lessee or any other Person providing credit support for the obligations of the Lessee, and does the Lease contain any other restrictions relating to the transfer or assignment of such Lease to an Aircraft Owning Subsidiary or to the Collateral Agent on behalf of the Lenders? (yes/no); if no, have all required consents of the Lessee and any other such Person been obtained and all other restrictions satisfied? (yes/no)

BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC, as Servicer
By:
Name:
Title:

BABCOCK & BROWN AIRCRAFT MANAGEMENT (EUROPE) LIMITED, as Servicer
By:
Name:
Title:

B-5	[Lessee] [aircraft type] (msn [___]; Registration [___])

EXHIBIT C

Form of Assignment and Assumption Agreement

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Assignment and Assumption Agreement”) between [_______________] (the “Assignor”) and [______________] (the “Assignee”) is dated as of [_______________], 200[_].

Reference is made to the Warehouse Loan Agreement, dated as of November 7, 2007 (the “Warehouse Agreement”), among BABCOCK & BROWN AIR ACQUISITION I LIMITED, a Bermuda exempted company (as “Borrower”), the Lenders from time to time a party thereto, and CREDIT SUISSE, NEW YORK BRANCH, a Swiss banking corporation, as the Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Warehouse Agreement.

The Assignor and the Assignee hereby agree as follows:

1. Assignment of Allocations. Subject to the terms and conditions of this Assignment and Assumption Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes without recourse to the Assignor, [(i) a $[____________] interest in and to the rights, benefits, indemnities and obligations of the Assignor in its Tranche A Allocation, which represents [_________]% in respect of the aggregate Tranche A Allocation,], [and (ii) a $[____________] interest in and to the rights, benefits, indemnities and obligations of the Assignor in its Tranche B Allocation, which represents [_________]% in respect of the aggregate Tranche B Allocation], as in effect immediately prior to the Effective Date (as hereinafter defined) .

2. Assignment of Loans. Subject to the terms and conditions of this Assignment and Assumption Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes without recourse to the Assignor, [(i) a $[____________] interest in and to the rights, benefits, indemnities and obligations of the Assignor in its Tranche A Loans, which represents [_________]% in respect of the aggregate Tranche A Loans,] and [(ii) a $[____________] interest in and to the rights, benefits, indemnities and obligations of the Assignor in its Tranche B Loans, which represents [_________]% in respect of the aggregate Tranche B Loans], as in effect immediately prior to the Effective Date.

3. Assignor’s Representations and Warranties. The Assignor, for the benefit of the Assignee, the Borrower and the Agent on behalf of the Lenders, (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Assumption Agreement, (B) the execution, delivery and performance of this Assignment and Assumption Agreement do not conflict with any provision of law or of the charter or by-laws or other constitutional documents of the Assignor, or of any agreement binding on the Assignor, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Assumption Agreement, and to render the same the legal, valid and binding obligation of the Assignor, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all Applicable Laws and (D) immediately prior to the Effective Date, its Tranche A Allocation equaled $[____________] and its Tranche B Allocation equaled $[__________], and the aggregate outstanding principal balance of its Tranche A Loans equaled $[_________] and the aggregate outstanding principal balance of its Tranche B Loans equaled $[___________]; (ii) makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Warehouse Agreement, any of the other Loan Documents or any of the Lease Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Warehouse Agreement, the other Loan Documents, the Lease Documents or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest or mortgage, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder, free and clear of any claim or encumbrance; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Servicers, the Borrower or any of their respective Affiliates or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by any of the Servicers, the Borrower or any of their respective Affiliates or any other Person primarily or secondarily liable in respect of any of the Obligations or any of their obligations under the Warehouse Agreement, any of the other Loan Documents or any of the Lease Documents or any other instrument or document delivered or executed pursuant thereto. The Assignor attaches hereto the Notes delivered to it under the Warehouse Agreement.

4. Assignee’s Representations and Warranties. The Assignee, for the benefit of the Assignor, the Borrower and the Agent on behalf of the Lenders, (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Assumption Agreement, (B) the execution, delivery and performance of this Assignment and Assumption Agreement do not conflict with any provision of law or of the charter or by-laws or other constitutional documents of the Assignee, or of any agreement binding on the Assignee, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Assumption Agreement, and to render the same the legal, valid and binding obligation of the Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all Applicable Laws; (ii) confirms that it has received a copy of the Warehouse Agreement, together with copies of the most recent financial statements of the Borrower and/or the Servicers delivered pursuant to the terms of the Warehouse Agreement and/or any other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Warehouse Agreement; (iv) represents and warrants that on the Effective Date, it is not a “Competitor” and it is an “Eligible Assignee”; (v) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Warehouse Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vi) represents and warrants as of the date hereof, as provided in Section 6.02 of the Warehouse Agreement; (vii) agrees to be bound by the provisions of Article X of the Warehouse Agreement; (viii) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Warehouse Agreement are required to be performed by it as a Lender; (ix) agrees to be bound by all provisions of the Warehouse Agreement applicable to [the holder of a Tranche A Allocation and holder of a Tranche A Note,] [and the holder of a Tranche B Allocation and holder of a Tranche B Note,] and (x) has paid the Agent all fees and expenses (including, without limitation, legal fees and expenses) payable under Section 11.03 of the Warehouse Agreement.

5. Effective Date. The effective date for this Assignment and Assumption Agreement shall be [___________], 200[_] (the “Effective Date”). Following the execution of this Assignment and Assumption Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance by the Agent. Schedule I to the Warehouse Agreement shall be replaced by the Schedule I annexed hereto.

6. Rights Under Warehouse Agreement. Upon the execution and delivery of this Assignment and Assumption Agreement by the Assignor and the Assignee and acceptance of this Assignment and Assumption Agreement by the Agent, from and after the Effective Date, (x) the Assignee shall be a party to the Warehouse Agreement and, to the extent of the portion of the Allocation of the Assignor purchased by it, have the rights and obligations of a Lender under the Warehouse Agreement and (y) the Assignor shall, to the extent of the portion of its Allocation so sold, relinquish its rights and be released from its obligations under the Warehouse Agreement (and, in the case of an assignment agreement covering all or the remaining portion of the Assignor’s rights and obligations under the Warehouse Agreement, the Assignor shall cease to be a party to the Warehouse Agreement); provided, however, that the Assignor shall retain its rights to be indemnified pursuant to Section 11.02 of the Warehouse Agreement with respect to any claims or actions arising prior to the Effective Date.

7. Notes. The Assignor hereby requests that the Agent request that the Borrower exchange the Assignor’s [Tranche A,] [and Tranche B] Notes for new [Tranche A,] [and Tranche B] Notes to the order of the Assignee in an amount based upon the Allocation assumed by the Assignee hereunder and, unless the Assignor has not retained an Allocation hereunder, new Notes to the order of the Assignor in an amount based upon the Allocation retained by it hereunder. Each such new Note shall be dated the Effective Date, shall otherwise be in the form of the Note replaced thereby and shall be registered in the name of the Assignor or Assignee, as the case may be.

8. Payments. Upon such acceptance of this Assignment and Assumption Agreement by the Agent and such recording, from and after the Effective Date, the Agent shall make all payments in respect of the rights and interests assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and the Assignee shall make any appropriate adjustments in payments for periods prior to the Effective Date by the Agent or with respect to the making of this Assignment and Assumption Agreement directly between themselves.

9. Governing Law. THIS ASSIGNMENT AND ASSUMPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

10. Notices. The address of the Assignee for purposes of Section 11.04 of the Warehouse Agreement is:

[ ]
[ ]
[ ]
Attn: [ ]
Tel: [ ]
Fax: [ ]

unless changed in accordance with the terms thereof.

11. Counterparts. This Assignment and Assumption Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Assignment and Assumption Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[THE ASSIGNOR]
By:
Name:
Title:

[THE ASSIGNEE]
By:
Name:
Title:

CONSENTED TO AND ACCEPTED BY:

CREDIT SUISSE, NEW YORK BRANCH, as Agent

By:
Name:
Title:

By:
Name:
Title:

BABCOCK & BROWN AIR ACQUISITION I LIMITED, as Borrower

By:
Name:
Title:

EXHIBIT D

FORM OF MONTHLY REPORT

See Attached

D-1

EXHIBIT E

Form of Notice of Borrowing

[DATE]

Credit Suisse, New York Branch, as Agent

Eleven Madison Avenue

5th Floor

New York, New York 10010

Attention: Mark Lengel

Re:	Request for Tranche A Loans and Tranche B Loans under the Warehouse Loan Agreement, dated as of November [__], 2007

Ladies and Gentlemen:

We refer you to the Warehouse Loan Agreement, dated as of November 7, 2007 (the “Warehouse Agreement”), by and among Babcock & Brown Air Acquisition I Limited, as Borrower, the Lenders from time to time a party thereto, and Credit Suisse, New York Branch, as the Agent. Capitalized terms used herein without definition have the meanings specified in the Warehouse Agreement.

Pursuant to Section 2.03 of the Warehouse Agreement, the Borrower hereby irrevocably requests the following Advance(s).

Transfer Date:	[_______]

Principal Amount of Advances:

Tranche A Loan:	$[_______] to be disbursed in the amounts and to the payees listed on the attached Schedule I.
Tranche B Loan:	$[_______] to be disbursed in the amounts and to the payees listed on the attached Schedule I.

Principal Amount of Subscription Contributions and Additional Borrower Contributions:

Subscription Contribution:	$[_______] to be disbursed in the amounts and to the payees listed on the attached Schedule I.
Additional Borrower Contribution:	$[_______] to be disbursed in the amounts and to the payees listed on the attached Schedule I.

Description of the Lease(s) to be pledged on the Transfer Date:

Lease(s):	[_______]

We understand that this request obligates us to accept the requested Advance(s) on the Transfer Date.

The Borrower acknowledges that all of the conditions set forth in Section 5.02 of the Warehouse Agreement must be satisfied or waived by the Agent on or before the Transfer Date as a condition to the Advances being advanced.

The Borrower hereby certifies as of the date hereof that the representations and warranties contained in Section 6.01 of the Warehouse Agreement are true and correct in all material respects, before and after giving effect to the proposed Advance and to the application of the proceeds therefrom, as though made on and as of such date.

BABCOCK & BROWN AIR ACQUISITION I LIMITED, as Borrower
By:
Name:
Title:

Schedule I To Notice of Borrowing

Disbursement Directions

[To Come]

EXHIBIT F

FORM OF REQUEST

See Attached

F-1

EXHIBIT G

Form of Assignment of Lease

ASSIGNMENT OF LEASE

This ASSIGNMENT OF LEASE, dated as of [_____________], (this “Assignment”), is among [AIRCRAFT SUBSIDIARY], a [_______________] (the “Lessor”), DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation, as collateral agent (the “Collateral Agent”) and CREDIT SUISSE, NEW YORK BRANCH, a Swiss banking corporation acting through its New York branch, as agent (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Lessor is the lessor under that [Aircraft Lease Agreement], between [______] and [_______], a [_____________] (the “Lessee”), dated as of [_________], [and Lease Supplement No. 1 thereto, dated as of [____________]] [as [amended][novated] by that [Amendment Agreement][Novation Agreement], between [_______] and the Lessor] (collectively, and as the same may be further amended or supplemented from time to time, the “Lease”) with respect to one (1) [________] model [________] aircraft, bearing [_______] registration mark [_______] and manufacturer’s serial number [_______] (the “Airframe”) together with [two (2)] [_______] model [_______] engines bearing manufacturer’s serial numbers [_______] and [_______], respectively (the “Engines”; the Airframe and the Engines are collectively referred to as the “Aircraft”);

WHEREAS, in connection with financing from the Lenders, the Borrower has entered into the Warehouse Loan Agreement, dated as of November 7, 2007 (the “Warehouse Agreement”) among Babcock & Brown Air Acquisition I Limited, as Borrower, the Lenders from time to time a party thereto and Credit Suisse, New York Branch, as Agent;

WHEREAS, all capitalized terms used herein and not otherwise defined herein shall have the meanings provided therefor in the Warehouse Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

SECTION 1. Assignment. For value received and to secure the due and punctual payment and performance of all of the Obligations (as defined in the Warehouse Agreement) including but not limited to the Borrower’s obligations under the Notes, which obligations are hereby incorporated by this reference as fully as if set forth in their entirety herein (the “Obligations”), the Lessor hereby (x) grants, assigns and pledges to the Collateral Agent, for its benefit and the ratable benefit of the Tranche A Lenders and each other Protected Party (other than Protected Parties referenced in clause (y) below), a continuing first priority security interest in all of the Lessor’s following property, whether now or hereafter existing, owned or acquired by the Lessor, and wherever located and (y) separately grants, assigns and pledges to the Collateral Agent, for the ratable benefit of the Tranche B Lenders and each Support Party related thereto, a separate continuing second priority security interest in all of the Lessor’s following property, whether now or hereafter existing, owned or acquired by the Lessor, and wherever located:

(a) the Lease, including, but not limited to, (x) all rents or other amounts or payments of any kind paid or payable by the Lessee under the Lease (including, but not limited to, all claims for damages or other sums arising upon sale or other disposition of, or loss of use of or requisition of title or use of, the Aircraft, Airframe, Engines, Parts and related equipment at any time subject to the Lease or upon any event of default specified therein (hereinafter referred to as a “Lease Event of Default”)) and all collateral security or credit support with respect to the Lease, whether cash, or in the nature of a guarantee, letter of credit, credit insurance, lien on or security interest in property or otherwise (any such support or collateral security being herein called “Additional Collateral”) for the obligations of the Lessee thereunder as well as all rights of the Lessor to enforce payment of any such rents, amounts or payments, (y) all rights of the Lessor to exercise any election or option to make any decision or determination or to give or receive any notice, consent, waiver or approval or to take any other action under or in respect of the Lease, as well as the rights, powers and remedies on the part of the Lessor, whether acting under the Lease or by statute or at law or in equity, or otherwise, arising out of any default under the Lease, and (z) any right to restitution from the Lessee or any guarantor of the Lessee in respect of any determination of invalidity of the Lease;

(b) all of the Lessor’s right, title and interest (i) under any and all contracts or policies of insurance maintained by the Lessee (or any permitted sublessee) in respect of the Aircraft pursuant to the Lease (or any permitted sublease) (other than any third party liability insurance), (ii) in all the benefits of, and claims under, and the right to make all claims under all such policies and contracts of insurance described in the foregoing clause (i) (other than moneys received which are paid by the applicable insurance underwriters and/or insurance companies in respect of any third party liability insurance), [(iii) in any and all contracts or policies of reinsurance (other than third party liability insurance) related to the insurance described in the foregoing clause (i), (iv) in all the benefits of, and all claims under, the right to make all claims under such policies and contracts of reinsurance described in the foregoing clause (iii)] and (v) any and all moneys or other compensation from time to time payable in respect of requisition of title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation or confiscation for any reason of the Aircraft or any portion thereof by the government of [domicile of the Lessee] or other competent authority (whether de juro or de facto) but shall exclude requisition for use or hire not involving requisition of title of the Aircraft or any portion thereof;

(c) the Deposit Account, the Deposit and any and all other amounts and securities on deposit in the Deposit Account;

(d) the Reserves Account, the Maintenance Reserves and any and all other amounts and securities on deposit in the Reserves Account; and

(e) all proceeds of the foregoing;

BUT EXCLUDING from the foregoing (i) all indemnity payments or similar obligations payable by the Lessee or any other party to the Lessor, the Borrower, the Servicers, or any third party, including but not limited to any officer, director, employee or agent thereof under or pursuant to the Lease, (ii) proceeds of public liability insurance (or other insurance maintained by the Lessor for its own account) payable to or for the benefit of the Lessor, the Lessee, the Borrower, any applicable Servicer or any other third party (or governmental indemnities in lieu thereof) and (iii) any rights to enforce and collect the same (the “Excepted Payments”).

This Assignment is a present assignment and shall be effective, and the security interests created hereby shall attach immediately upon execution of this Assignment; provided, however, that it is expressly agreed that the Collateral Agent shall not be entitled to exercise or receive, and that the Lessor shall be entitled to exercise and receive, any of the claims, rights, powers, privileges, remedies and other benefits of the Lessor described above (including without limitation, the right to consent, waive or amend any term or provision of any Additional Collateral) unless and until a Facility Event of Default shall have occurred and be continuing. Notwithstanding the foregoing (i) the Lessor shall not be entitled to receive any payments (other than Excepted Payments) under the Lease except as provided in Section 9, and (ii) the Collateral Agent, at the direction of the Agent, may exercise any right, power, privilege, remedy or benefit with respect to indemnification under the Lease which runs to its (rather than the Lessor’s) benefit.

SECTION 2. Performance of Lessor’s Obligations. It is expressly agreed that anything herein contained to the contrary notwithstanding, (i) the Lessor shall remain liable under the Lease and all related documentation to perform all of its obligations thereunder, to the same extent as if this Assignment had not been executed, and nothing in the Lease or this Assignment shall relieve the Lessor of any of its obligations under the Lease and the other Lease Documents, (ii) none of the Collateral Agent, the Agent or any Lender shall have any obligation or liability under the Lease by reason of or arising out or this Assignment, nor shall the Collateral Agent, the Agent or any Lender be required or obligated in any manner to perform or fulfill any obligation of the Lessor under or pursuant to the Lease, or to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or to present or file any claim or to take any other action to collect or enforce the payment of any amounts to which it or they may be entitled hereunder at any time or times and (iii) at any time when a Facility Event of Default has occurred and is continuing, the Collateral Agent may, at the direction of the Agent, perform, or cause to be performed, all or any part of the obligations and agreements of the Lessor under the Lease or any related documentation, without releasing the Lessor therefrom; provided, however, the Collateral Agent shall take any and all such actions in accordance with the terms and provisions of the Lease. Nothing in this Assignment shall in any way diminish or limit the provisions of the Borrower’s indemnity obligations under the Warehouse Agreement or any document related thereto.

SECTION 3. Facility Event of Default. Upon the occurrence of any Facility Event of Default and acceleration of the amounts due under the Warehouse Agreement pursuant to Section 9.02(a) thereof and at any time thereafter so long as the same shall be continuing, the Collateral Agent may, acting at the direction of the Agent, exercise any one or more of the remedies set forth below, in the Warehouse Agreement, the Security Agreement and/or in any other Security Document, or which may otherwise be available to it under the UCC, whether or not applicable in the relevant jurisdiction, as the Agent in its sole discretion may determine, which remedies are cumulative and in addition to every other right or remedy provided by Applicable Law.

(a) Collection of Lease Payments. The Collateral Agent may collect and retain all rents, proceeds, payments and other moneys due or to become due under the Lease and/or the other property assigned hereunder, other than Excepted Payments, and apply such amounts in accordance with the terms of the Warehouse Agreement; and/or

(b) Sale. Subject to the terms of the Lease, and the Lessor’s rights of assignment thereunder, the Collateral Agent may sell the Lease in accordance with the terms of Section 7.1(e) of the Security Agreement.

SECTION 4. Indemnification, Expenses and Fees. The Lessor shall indemnify each Protected Party in the same manner and to the extent provided in Section 5.5 of the Security Agreement.

SECTION 5. Waiver; Invalidity of Remedies. The Lessor waives any right to require the Collateral Agent and/or the Agent to pursue any other remedy it may have against the Lessor, the Borrower, any applicable Servicer or any other Person. The invalidity or unenforceability of any remedy in any jurisdiction shall not invalidate such remedy or render it unenforceable in any other jurisdiction. The invalidity or unenforceability of any of the remedies provided herein in any jurisdiction shall not in any way affect the right to enforcement in such jurisdiction or elsewhere of any of the other remedies provided herein.

SECTION 6. Power of Attorney. The Lessor does hereby constitute the Collateral Agent, on behalf of the Agent and the Protected Parties, and its successors and assigns, the Lessor’s true and lawful attorney-in-fact, irrevocably with full power (in the name of the Lessor or otherwise) and at the expense of the Lessor but for the use and benefit of the Collateral Agent, the Agent and each Lender, at any time after a Facility Event of Default has occurred and for so long as it is continuing, to enforce each and every term and provision of the Lease and other property assigned hereunder (including, without limitation, the Additional Collateral) other than with respect to Excepted Payments, to ask, require, demand, receive, collect, compound and give acquittance and discharge for any and all moneys and claims for moneys (in each case including insurance and requisition proceeds) due and to become due under or arising out of the Lease, and other property assigned hereunder (including, without limitation, the Additional Collateral) other than Excepted Payments, to endorse any checks or other instruments or orders in connection therewith, to settle, compromise, compound or adjust any such claims, to exercise and enforce any and all claims, right, powers or remedies of every kind and description of the Lessor under or arising out of the Lease and other property assigned hereunder (including, without limitation, the Additional Collateral) other than with respect to Excepted Payments, to file, commence, prosecute, compromise and settle in the name of the Lessor or the Collateral Agent, on behalf of the Agent and the Protected Parties or otherwise, any suits, actions or proceedings at law or in equity in any court, to collect any such moneys or to enforce any rights in respect thereto on all other claims, rights, powers and remedies of every kind and description of the Lessor under or arising out of the Lease and the other property assigned hereunder (including without imitation, the Additional Collateral) other than with respect to Excepted Payments and generally to sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any of such claims, rights, powers and remedies as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and at such times and in such manner as may seem to the Collateral Agent, acting at the direction of the Agent, to be necessary or advisable or convenient or proper in its absolute discretion.

SECTION 7. Execution of Additional Documents. The Lessor agrees that at any time or from time to time, at its own expense, upon the written request of the Collateral Agent, the Lessor shall promptly and duly execute and deliver any and all such further instruments, documents and financing statements and do such other acts and things as the Collateral Agent, acting at the direction of the Agent, may deem necessary or desirable in order to obtain the full benefits of this Assignment and the rights and powers granted herein.

SECTION 8. Assignment. The Collateral Agent and its successors and assigns may at any time sell, assign, transfer or otherwise dispose of its interest in this Assignment at the direction of the Agent and in the property and security created hereby. The Lessor shall not assign, delegate, pledge or otherwise encumber any of its rights or obligations hereunder.

SECTION 9. Payments. Until the Obligations have been paid in full, the Lessor, the Collateral Agent and the Agent agree that all payments (other than Excepted Payments) under the Lease and the other property assigned hereunder (including, without limitation, the Additional Collateral) to the Collateral Agent shall be made to the Borrower’s Account at Deutsche Bank Trust Company Americas, New York, NY, Swift Code: BKTRUS33, ABA #021-011-033 for credit to Account No. 01475403, Reference [____________________], which is pledged to the Collateral Agent, and the Lessor agrees that such payments shall not be subject to any defense, counterclaim, setoff or other right or claim of any kind which the Lessor may be able to assert against the Borrower, the Collateral Agent, the Agent or any Lender. Any payments received by the Borrower in respect of this Assignment shall be held as security for the Obligations, paid immediately by the Borrower to the account described above and applied to the Obligations in such order as is provided in the Warehouse Agreement.

SECTION 10. Lessor’s Representations and Warranties. The Lessor hereby represents, warrants as of the date hereof as follows:

(a) the Lease is the entire agreement of lease with respect to the Aircraft and has not been amended, supplemented or modified nor has any provision of the Lease been waived by either party thereto, in any case, with respect to matters or obligations occurring or accruing on or after the date hereof;

(b) the Lease is in full force and effect;

(c) to the Lessor’s knowledge, there is no event which has occurred which constitutes, or with the giving of notice or passage of time or both would constitute, an “Event of Default” (as such term or similar term is defined in the Lease) under the Lease;

(d) there has been no prepayment of any rent or other sums payable under the Lease that are not yet due;

(e) [to the Lessor’s knowledge, the Aircraft has not been subleased];

(f) [as of the date hereof, the “Maintenance Reserves” (as such term or similar term is defined in the Lease) consist of the following amounts: US$[_______] for [Airframe Reserve] (as such term or similar term is defined in the Lease), US$[_______] for [Engine Reserves] (as such term or similar term is defined in the Lease) and US$[_______] for [Landing Gear Reserve] (as such term or similar term is defined in the Lease). Such Reserves have been provided by Lessee to Lessor [in cash] [in the form of a letter of credit] and such [Maintenance Reserves] have been paid by Lessor to the applicable Reserves Account on the date hereof;]

(g) [as of the date hereof, the Security Deposit (as such term or similar term is defined in the Lease) required pursuant to Section [_____] of the Lease in the amount of US$[_______] has been paid by the Lessee to the Lessor in accordance therewith [and the Lessee has delivered an irrevocable stand-by demand letter of credit pursuant to Section [_____] of the Lease (the “Letter of Credit”)], the [Security Deposit] has been paid by Lessor to the applicable Deposit Account on the date hereof and the Collateral Agent has been granted “control” (as defined in Section 9-107 of the UCC) of the related letter-of-credit rights (as defined in Section 9-102(51) of the UCC);] and

(h) [neither the [Maintenance Reserves] nor the [Security Deposit] are required under the Lease to be held in segregated accounts and Lessee is not entitled to any interest accrued on either the [Maintenance Reserves] or the [Security Deposit]].

SECTION 11. Lessor’s Covenants. The Lessor hereby agrees as follows:

(a) the Lessor will not, at any time prior to termination of the Lease and redelivery of the Aircraft, consent to any amendment, supplement, change or modification to or any waiver of, any provision of the Lease or any transfer of any interest of the Lessee, in any case, to the extent that such amendment, supplement, change, modification, waiver or transfer would have a Material Adverse Effect on the Agent, any Lender or any Protected Party, without the prior written consent of the Agent;

(b) the Lessor shall not assign any of its rights or obligations under the Lease without the prior written consent of the Agent;

(c) the Lessor will promptly send to the Agent, all notices or demands which the Lessor shall be permitted or required to send to the Lessee under the provisions of the Lease or which the Lessor receives from the Lessee;

(d) the Lessor will instruct the Lessee, to the extent permitted under the Lease, to cause the Collateral Agent, the relevant Aircraft Subsidiaries, the Agent, the Borrower, any applicable Servicer and each Lender (which requirement shall be satisfied with respect to the Lenders if such policy lists “each Lender from time to time a party to the Warehouse Loan Agreement dated November 7, 2007”) to be named additional named insureds under each liability insurance policy required to be maintained under the Lease together with each of their respective affiliates, employees, officers, directors, representatives and agents. The Lessor will instruct the Lessee, to the extent permitted under the Lease, to name the Collateral Agent as the sole loss payee or contract party (or loss payee or contract party for the account of the Protected Parties) under each hull insurance policy required to be maintained under the Lease; and

(e) the Lessor will take, or cause to be taken, at the Lessor’s sole cost and expense, such action with respect to the recording, filing, re-recording and refiling of the Lease and this Assignment and any other instruments in any jurisdiction that may be necessary or that the Agent may reasonably request (including, without limitation, the filing or one or more financing or continuation statements or amendments thereto without the signature of or in the name of the Lessor), to establish, protect, preserve, and/or perfect the lien created by this Assignment, and will furnish to the Agent timely notice of the necessity of any such action, together with such instruments, in execution form, and such other information as may be required to enable the Agent to take such action.

SECTION 12. Notices. Any notice or other communication required or permitted hereunder shall be in writing and may be served by registered mail, return receipt requested, or by internationally recognized overnight courier service, at the address set forth below:

if to the Agent:	Credit Suisse, New York Branch
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: Mark Lengel
Tel: (212) 325-3296
Fax: (212) 743-1186
E-mail: mark.lengel@credit-suisse.com

with copies to:	Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
4th Floor
New York, New York 10010
Attention: Scott Corman
Tel: (212) 325-3003
Fax: (212) 743-2626
E-mail: scott.corman@credit-suisse.com

if to the Collateral Agent:	Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Structured Finance Services
Trust & Securities Services
25 DeForest Avenue, 2nd Floor - MS SUM01-0105
Summit, NJ 07901
Tel: (908) 608-3089
Fax: (212) 553-2461
Email: michele.hy.voon@db.com

if to Lessor:	[Aircraft Subsidiary]
c/o Babcock & Brown Aircraft Management LLC
2 Harrison Street
San Francisco, California 94105
Attention: President
Tel No.: (415) 512-1515
Fax No.: (415) 267-1500
E-Mail: [______________]

with copies to:	Babcock Aircraft Management (Europe) Limited
Clarendon House
2 Church Street
Hamilton
Bermuda
Fax: +441 298 7876

Every notice or demand shall be delivered in accordance with Section 11.04 of the Warehouse Agreement.

SECTION 13. Miscellaneous. (a) EACH OF THE PARTIES TO THIS ASSIGNMENT HEREBY AGREES TO WAIVE AND DOES WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL. WITH RESPECT TO ANY PROCEEDING FILED IN CALIFORNIA, IF THE ABOVE JURY TRIAL WAIVER IS UNENFORCEABLE, EACH OF THE PARTIES TO THIS ASSIGNMENT HEREBY AGREES THAT ALL DISPUTES BE RESOLVED BY A JUDICIAL REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THAT THE REFEREE IS EMPOWERED TO HEAR AND RESOLVE ANY OR ALL ISSUES IN THE PROCEEDING, WHETHER OF FACT OR LAW. The scope of the above waiver and agreement is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that the above waiver and agreement is a material inducement to enter into a business relationship, that each has already relied on the above waiver and agreement in entering into this Assignment, and that each will continue to rely on the above waiver and agreement in their related future dealings. Each party hereto further warrants and represents that it has reviewed the above waiver and agreement with its legal counsel and that it knowingly and voluntarily waives its jury trial rights and agrees as described above following consultation with legal counsel. THIS WAIVER AND AGREEMENT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS ASSIGNMENT OR ANY OF THE OTHER AGREEMENTS RELATING HERETO. In the event of litigation, this Assignment may be filed as written consent to a trial by the court or by judicial reference proceeding, as applicable.

(b) This Assignment and the rights and obligations evidenced hereby shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

(c) This Assignment may be executed in one or more counterparts, each of which shall constitute an original and all of such counterparts shall constitute one and the same Assignment.

(d) THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(e) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING TO THIS ASSIGNMENT OR ANY OTHER LOAN DOCUMENT OR ANY OBLIGATION MAY BE BROUGHT IN ANY STATE COURT OF COMPETENT JURISDICTION IN NEW YORK, NEW YORK OR IN ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS ASSIGNMENT EACH SUCH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS ASSIGNMENT, SUCH OTHER LOAN DOCUMENT OR SUCH OBLIGATION (SUBJECT TO ANY RIGHT OF APPEAL BY A HIGHER COURT). Each of the parties hereto hereby agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, at the address provided in Section 12, such service being hereby acknowledged by each party hereto to be sufficient for personal jurisdiction in any action against each such party in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by Applicable Law or shall limit the right to bring proceedings in the courts of any other jurisdiction.

(f) The Lessor hereby expressly consents to the recordation of this Assignment at the [FAA] [Aircraft Registry/Companies Registry of Country] and the registration with the International Registry in accordance with the Cape Town Convention of any assignment of any International Interests arising out of the Lease pursuant to this Assignment.

(g) Notwithstanding the translation of this Assignment and any supplement or amendment hereto from time to time into any language other than English for purposes of recordation or registration with any governmental entity, the English language version shall control, and the alternate language version shall so provide.

(h) Each party hereto hereby agrees that it will not institute against any Conduit Lender, or join any other Person in instituting against any Conduit Lender, any bankruptcy, insolvency, receivership, liquidation or similar proceeding from the Closing Date until one year plus one day following the last day on which all commercial paper notes and other publicly or privately placed indebtedness for borrowed money of such Conduit Lender shall have been indefeasibly paid in full.

(i) So long as no Default or Event of Default (as such terms or similar terms are defined under the Lease) shall have occurred and be continuing, each of the Agent and the Collateral Agent hereby acknowledges that for all purposes of this Assignment, the Lessee under the Lease will continue to enjoy all of its rights under the Lease, including, without limitation, the right to quiet, peaceful and continuing possession, operation, use and enjoyment of the Aircraft, and it will not take any action contrary to such rights except in accordance with the terms of the Lease.

(j) [Other Lease specific provisions].

IN WITNESS WHEREOF, the parties hereto have caused this Assignment of Lease to be executed by their respective duly authorized officers as of the day and year first above written.

[AIRCRAFT SUBSIDIARY], as Lessor
By:
Name:
Title:

CREDIT SUISSE, NEW YORK BRANCH, as Agent
By:
Name:
Title:
By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent
By:
Name:
Title:
By:
Name:
Title:

EXHIBIT H

Form of Consent and Agreement

CONSENT AND AGREEMENT

_______________________ __, 200[_]

[___________________________] (the “Lessee”)

Ladies and Gentlemen:

Reference is made to that [Aircraft Lease Agreement], between the Lessee and [___________], dated as of [______________], [and Lease Supplement No. 1 thereto, dated as of [ ________]] [as [amended] [novated] by that [Amendment Agreement] [Novation Agreement] between [________] and [_______], a [__________] (the “Lessor”) (collectively, and as the same may be further amended or supplemented from time to time, the “Lease”) with respect to one (1) [________] model [_________] aircraft, bearing [_______] registration mark [_______] and manufacturer’s serial number [_______] (the “Airframe”) together with [two (2)] [_______] model [_______] engines bearing manufacturer’s serial numbers [_______] and [_______], respectively (the “Engines”; the Airframe and the Engines are collectively referred to as the “Aircraft”).

1. Pursuant to the Assignment of Lease, dated as of [________ __], 200[_], a copy of which is attached hereto as Exhibit A (the “Security Agreement”) among the Lessor, Deutsche Bank Trust Company Americas, as collateral agent (the “Collateral Agent”), and Credit Suisse, New York Branch, as agent (the “Agent”), the Lessor assigned, transferred, conveyed and set over to the Collateral Agent for the benefit of the Lenders under the Warehouse Agreement and the other Persons identified in the Security Agreement a first priority security interest in all of its right, title and interest in, to and under, the Lease (but none of Lessor’s obligations thereunder), including, without limitation, all rights of the Lessor to receive moneys due and to become due under or pursuant to the Lease, all rights of the Lessor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Lease, claims of the Lessor for damages arising out of or for breach or default under the Lease and the right of the Lessor to terminate the Lease, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder, whether arising under the Lease or by statute or at law or in equity. The Lessee hereby consents to the terms of the Security Agreement.

2. The Lessee acknowledges and confirms to the Agent that (i) the Lessee has not received notice of, or consented to, any other pledge or assignment of the Lease by the Lessor and (ii) the Lessor is “Lessor” under the Lease and is entitled to exercise all of the rights and receive all of the benefits of the “Lessor” under the Lease.

3. The Agent shall not be liable for any of the obligations or duties of the “Lessor” under the Lease except as provided in the Security Agreement and this letter agreement.

4. Unless the Agent has provided written notice to the Lessee to the contrary, the Lessee shall pay all rent and other amounts payable by the Lessee to the “Lessor” under the Lease, including, without limitation, all amounts of rent, reserves, damages, stipulated loss value (or equivalent terms as defined in the Lease) and all amounts determined by reference thereto, to the [Borrower] [Lessor] by wire transfer to the [Borrower’s] [Lessor’s] account at [Deutsche Bank Trust Company Americas, New York, NY, Swift Code: BKTRUS33, ABA #021-011-033]1 for credit to Account No. 01475403, Reference [_______].

5. Unless the Collateral Agent has provided written notice to the Lessee (herein, a “Lessor Rights Notice”) stating that the Collateral Agent and/or the Agent has succeeded to the rights of the Lessor under the Lease to exercise and receive any of the claims, rights, powers, privileges, remedies and other benefits of the Lessor as “Lessor” under the Lease (herein collectively, “Lessor’s Rights and Powers”), the Lessee shall be entitled to acknowledge and rely upon, without regard to the Collateral Agent or the Agent, and shall acknowledge and rely upon, the exercise by the Lessor of all the Lessor’s Rights and Powers, and any consent, notice, approval, amendment, waiver or release or other exercise of Lessor’s Rights and Powers by the Lessor shall be binding upon the Lessor, the Collateral Agent and the Agent for all purposes. Following the receipt by the Lessee of a Lessor Rights Notice, the Lessee shall be entitled to acknowledge and rely upon, without regard to the Lessor, and shall acknowledge and rely upon, the exercise by the Collateral Agent of the Lessor’s Rights and Powers, and any consent, notice, approval, amendment, waiver or release or other exercise of Lessor’s Rights and Powers (other than with regard to Excepted Payments) by the Collateral Agent shall be binding upon the Lessor for all purposes, in each case from and after such receipt until the Lessee shall receive from the Collateral Agent written notice of the Agent’s withdrawal of such Lessor Rights Notice.

6. The Lessee agrees that, following receipt of a Lessor Rights Notice, the Lessor’s Rights and Powers (other than with regard to Excepted Payments) shall inure to the benefit of, and shall be enforceable by, the Collateral Agent, as directed by the Agent, to the same extent as if originally named the “Lessor” therein. The Agent agrees that its exercise of the Lessor’s Rights and Powers through the Collateral Agent shall be subject to all of the terms and conditions of the Lease.

7. The Lessee shall not be deemed to have knowledge of any change in the authority of the Lessor, the Collateral Agent or the Agent, as the case may be, to exercise rights or receive payments or other performance in relation to the Lease, until the Lessee has received written notice thereof. Such notice shall be sent in the manner set forth in paragraph 15 hereof. Any performance by the Lessee in compliance with this letter agreement that discharges its obligations owing to the “Lessor” under the Lease will satisfy, as between the Lessee and the Lessor, the obligations of the Lessee owing to the “Lessor” under the Lease. So long as the Lessee acts in good faith in accordance with this letter agreement, the Lessee may rely conclusively on any Lessor Rights Notice, or any withdrawal of the same, without inquiring as to the accuracy of, or the entitlement of the Collateral Agent to give, any such notice and the Lessor, the Collateral Agent and the Agent agree to hold the Lessee harmless in so relying on such Lessor Rights Notice.

______________
[1]	If payments are to be made to an account held by the Lessor, insert applicable account information

8. The Lessee and the Lessor agree that the Collateral Agent, the Agent each Lender and the other Protected Parties shall be a [“Lessor Lender”] and an [“Indemnitee”] (as such terms or similar terms are defined under the Lease) and entitled to the protections and rights accorded thereto in the Lease.

9. The Lessee will cause the Collateral Agent, the Aircraft Subsidiaries identified by the Lessor, the Agent, the Borrower, any applicable Servicer and each Lender (which requirement shall be satisfied with respect to the Lenders if such policy lists “each Lender from time to time a party to the Warehouse Loan Agreement dated November 7, 2007”) to be named additional named insureds under each liability policy required to be maintained under the Lease, together with each of their respective affiliates, employees, officers, directors, representatives and agents. The Lessee will cause the Collateral Agent to be named as the sole loss payee or contract party (or loss payee or contract party for the account of the Protected Parties) under each hull policy required to be maintained under the Lease. On the date hereof, the Lessee will furnish the Agent with an insurance certificate and broker’s letter of undertaking showing that such parties have been so named under such insurance and that the insurance required by the Lease is in effect. The Lessee will cause each renewal insurance and reinsurance certificate and broker’s letter required by the terms of the Lease to be delivered to the Agent as well as the Lessor, and will cause the applicable broker to give the Agent (as well as the Lessor) the advice required under the terms of the Lease to be given to the “Lessor”.

10. Each of the Agent and the Collateral Agent agrees that so long as no Event of Default (as such term or similar term is defined under the Lease) shall have occurred and be continuing under the Lease, it shall not interfere with the Lessee’s right to the quiet use and possession of the Aircraft under and in accordance with the Lease.

11. The Lessee agrees promptly to change the identification plates of the Airframe and Engines to read as follows: “Owned [________________].”

12. The Lessee and the Lessor agree that the Agent or its designee shall have the right to participate with the Lessor with respect to any inspection of the Aircraft conducted in accordance with the terms of the Lease.

13. This letter agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. The Lessor may not assign any of its rights or obligations hereunder or under the Lease (except as provided herein) without the prior written consent of the Agent. This letter agreement may be executed in one or more counterparts, each of which shall constitute an original and all of such counterparts shall constitute one and the same agreement. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW). The Lessee agrees that any lawsuit brought against it hereunder or under the Lease or in connection herewith or therewith may be brought in any State court of competent jurisdiction in New York, New York or any

Federal court of competent jurisdiction in the Southern District of New York, and the Lessee hereby irrevocably waives any objection to the venue or inconvenience of any such court. The Lessee agrees that service of process on the Lessee in any such action may be brought as provided in Section [____] of the Lease.

14. Notwithstanding the translation of this letter agreement and any supplement or amendment hereto from time to time into any language other than English for purposes of recordation or registration with any governmental entity, the English language version shall control, and the alternate language version shall so provide.

15. Notices to the Lessee pursuant to or in connection with the Security Agreement and this letter agreement shall be in writing and shall be addressed to the Lessee at:

[____________________________]

[____________________________]

[____________________________]

Attn: [_______________________]

Fax No.: [____________________]

Notices to the Lessor, the Agent or the Collateral Agent, as the case may be, pursuant to or in connection with the Security Agreement and this letter agreement shall be in writing and shall be addressed to the Lessor or the Agent, as the case may be, as follows:

If to Lessor:	[Aircraft Subsidiary]
c/o Babcock & Brown Aircraft Management LLC
2 Harrison Street
San Francisco, California 94105
Attn: President
Tel No.: (415) 512-1515
Fax No.: (415) 267-1500

with copies to:	Babcock Aircraft Management (Europe) Limited Clarendon House 2 Church Street Hamilton Bermuda Fax No: +441 298 7876

If to the Agent:	Credit Suisse, New York Branch Eleven Madison Avenue 4th Floor New York, New York 10010 Attention: Mark Lengel Tel: (212) 325-3296 Fax: (212) 743-1186 E-mail: mark.lengel@credit-suisse.com

with copies to:	Credit Suisse Securities (USA) LLC Eleven Madison Avenue 4th Floor New York, New York 10010 Attention: Scott Corman Tel: (212) 325-3003 Fax: (212) 743-2626 E-mail: scott.corman@credit-suisse.com

If to the Collateral Agent:

Deutsche Bank Trust Company Americas
c/o Deutsche Bank National Trust Company
Structured Finance Services
Trust & Securities Services
25 DeForest Avenue, 2nd Floor - MS SUM01-0105
Summit, NJ 07901
Telephone Number: 908-608-3089
Fax Number: 212-553-2461
Email: michele.hy.voon@db.com

16. EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY AGREES TO WAIVE AND DOES WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL. WITH RESPECT TO ANY PROCEEDING FILED IN CALIFORNIA IF THE ABOVE JURY TRIAL WAIVER IS UNENFORCEABLE, EACH OF THE PARTIES TO THIS LETTER AGREEMENT HEREBY AGREES THAT ALL DISPUTES BE RESOLVED BY A JUDICIAL REFERENCE PROCEEDING PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 AND THAT THE REFEREE IS EMPOWERED TO HEAR AND RESOLVE ANY OR ALL ISSUES IN THE PROCEEDING, WHETHER OF FACT OR LAW. The scope of the above waiver and agreement is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including without limitation contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that the above waiver and agreement is a material inducement to enter into a business relationship, that each has already relied on the above waiver and agreement in entering into this letter agreement, and that each will continue to rely on the above waiver and agreement in their related future dealings. Each party hereto further warrants and represents that it has reviewed the above waiver and agreement with its legal counsel and that it knowingly and voluntarily waives its jury trial rights and agrees as described above following consultation with legal counsel. THIS WAIVER AND

AGREEMENT SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS LETTER AGREEMENT OR AGREEMENTS RELATING HERETO. In the event of litigation, this letter agreement may be filed as written consent to a trial by the court or by judicial reference proceeding, as applicable.

17. Lessee hereby consents to the registration with the International Registry in accordance with the Cape Town Convention any assignment of any International Interests arising out of the Lease pursuant to the Assignment.

18. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Security Agreement.

Very truly yours,

[AIRCRAFT SUBSIDIARY]
By:
Name:
Title:

CREDIT SUISSE, New York Branch, as Agent
By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

Acknowledged and agreed to as of the date first above written:

[LESSEE]
By:
Name:
Title:

EXHIBIT I
Form of Agent’s Financing Notice

[DATE]

[Lender] [Address] Attn: [Name]

Re:	Notice for funding [Tranche A Loan] [Tranche B Loan] under the Warehouse Loan Agreement, dated as of November 7, 2007

Ladies and Gentlemen:

We refer you to the Warehouse Loan Agreement, dated as of November 7, 2007, among Babcock & Brown Air Acquisition I Limited, as Borrower, the Lenders from time to time a party thereto and Credit Suisse, New York Branch, as the Agent (as amended, supplemented or otherwise modified from time to time, the “Warehouse Agreement”). Capitalized terms used herein without definition have the meanings specified in the Warehouse Agreement.

Pursuant to Section 2.03 of the Warehouse Agreement, you are hereby required to advance a [Tranche A Loan] [Tranche B Loan] in the amount and at the time specified below:

(a) Transfer Date: [	]

(b) Funding Time: as instructed by the Agent (which instruction may be by telephone), but in any event no later than 1:00 p.m. (New York City time) on the Business Day immediately preceeding the Transfer Date

(c) Amount(s) of the Loan(s) allocated to you as a Lender and the Prefunding Account:

$[                                   ] comprised of $[___________] in respect of Aircraft [serial number] to the following account(s):

Name of Bank:	[ ]
ABA Number:	[ ]
Account Number:	[ ]
Reference:	[ ]

$[________] in respect of Aircraft [serial number] to the following account(s):

Name of Bank:	[ ]
ABA Number:	[ ]

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Account Number:	[ ]
Reference:	[ ]

CREDIT SUISSE, NEW YORK BRANCH, as Agent
By:
Name:
Title:
By:
Name:
Title:

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EXHIBIT J
Form of Disbursement Certificate

DISBURSEMENT CERTIFICATE

This DISBURSEMENT CERTIFICATE, dated [___________], 200[_] (the “Certificate”), is by BABCOCK & BROWN AIR ACQUISITION I LIMITED, a Bermuda exempted company (the “Borrower”) and BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC, a Delaware limited liability company (“BBAM”) and BABCOCK AND BROWN AIRCRAFT MANAGEMENT (EUROPE) LIMITED, an Irish company (“BBAM Europe”, and together with “BBAM”, the “Servicers”) for the benefit of the Agent and the Lenders. Reference is hereby made to (i) that certain Warehouse Loan Agreement, dated as of November 7, 2007 (the “Warehouse Agreement”), among the Borrower, the Lenders from time to time a party thereto, and Credit Suisse, New York Branch, as the Agent and (ii) [One (1)] [_______________] Model [_____] Airframe, [____] Registration No. [_______], manufacturer’s serial no. [_____] (the “Airframe”) together with [Two (2)] [_______________] Model [_____] engine(s) bearing, respectively, manufacturer’s serial no(s). [______] and [______] (the “Engines” and together with the Airframe, the “Aircraft”).

(a) Pursuant to Section 3.03 of the Warehouse Agreement, the Borrower and the Servicers hereby certify to the Agent that (x) an amount of $[______] is reasonably necessary in order to create a reserve for Aircraft Expenses related to the [Aircraft][Airframe][Engines] anticipated to be incurred beyond the one month period immediately following the next Settlement Date and (y) it would be prudent (taking into account the current balance in the Aircraft Expenses Account) to create such a reserve in the Aircraft Expenses Account.

(b) The amount described above shall be paid to the Aircraft Expenses Account in [_______] installments of $[_______] each, commencing on the [_______], 200[_] Settlement Date.

(c) A description of the anticipated Aircraft Expenses referenced above, including but not limited to a description of the necessity of such expenditures and detailed estimates of the amount and timing of each payment, is attached hereto as Exhibit A.

Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Warehouse Agreement.

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IN WITNESS WHEREOF the undersigned have executed and delivered this Certificate as of the date first above written.

BABCOCK & BROWN AIR ACQUISITION I LIMITED
By:
Name:
Title:

BABCOCK & BROWN AIRCRAFT MANAGEMENT LLC
By:
Name:
Title:

BABCOCK & BROWN AIRCRAFT MANAGEMENT (EUROPE) LIMITED
By:
Name:
Title:

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EXHIBIT K

Form of New Allocation Agreement

NEW ALLOCATION AGREEMENT

This NEW ALLOCATION AGREEMENT (this “New Allocation Agreement”) among [__________, (the “Designated Lender”)][________, (the “New Lender”)], BABCOCK & BROWN AIR ACQUISITION I LIMITED (the “Borrower”), and CREDIT SUISSE, NEW YORK BRANCH, as the Agent (the “Agent”) is dated as of [__________], 20[__].

Reference is made to the Warehouse Loan Agreement, dated as of November 7, 2007 (the “Warehouse Agreement”), among the Borrower, the Lenders from time to time party thereto (collectively, the “Lenders”), and the Agent. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Warehouse Agreement.

The [Designated Lender][New Lender], the Borrower and the Agent hereby agree as follows:

1. New Allocation With Respect to Tranche A Loans. Subject to the terms and conditions of this New Allocation Agreement and the terms and conditions of the Warehouse Agreement, pursuant to clause (c)(i) of Section 2.01 of the Warehouse Agreement, the [Designated Lender][New Lender] hereby agrees to provide additional Allocations to the Borrower with respect to Tranche A Loans in the amount of [$_______],such Lender’s Tranche A Loan Amount not to exceed [$___________].

2. New Allocation With Respect to Tranche B Loans. Subject to the terms and conditions of this New Allocation Agreement and the terms and conditions of the Warehouse Agreement, pursuant to clause (c)(i) of Section 2.01 of the Warehouse Agreement, the [Designated Lender][New Lender] hereby agrees to provide additional Allocations to the Borrower with respect to Tranche B Loans in the amount of [$_______], such Lender’s Tranche B Loan Amount not to exceed [$___________].

3. [New Allocation With Respect to Subscription Contributions. Subject to the terms and conditions of this New Allocation Agreement and the terms and conditions of the Warehouse Agreement, pursuant to clause (c)(i) of Section 2.01 of the Warehouse Agreement, the Parent hereby agrees to provide additional Subscription Contributions to the Borrower in the amount of [$_______], the Total Subscription Amount not to exceed [$___________].]

4. [New Lender’s Representations and Warranties.2 Pursuant to clause (c)(i) of Section 2.01 of the Warehouse Agreement, the New Lender represents and warrants that [(i) it meets the requirements of an Eligible Assignee] and [(ii) it is not a Competitor]].

______________
[2]	Use if additional Allocation is provided by a New Lender. If Borrower’s consent is obtained, one or both clauses may be deleted.

5. Borrower’s Representations and Warranties. Pursuant to clause (c)(i) of Section 2.01 of the Warehouse Agreement, the Borrower represents and warrants that (i) the New Allocation with respect to any Tranche of Loans has been requested prior to the Availability Expiration Date; (ii) no Facility Default, Facility Event of Default or Servicer Replacement Event has occurred and is continuing; (iii) contemporaneously with the execution of this New Allocation Agreement, each of the Total Tranche A Facility Amount, the Total Tranche B Facility Amount and the Total Subscription Amount have been increased pro rata; and (iv) any Rating Agency that has rated the Tranche A Loans as of the date of this New Allocation Agreement has confirmed in writing that such rating will not be reduced or withdrawn as a result of such increase in the Maximum Facility Amount, Total Tranche A Facility Amount, Total Tranche B Facility Amount and Total Subscription Amount.

7. Effective Date. The effective date for this New Allocation Agreement shall be [__________], 20 [__] (the “Effective Date”). Following the execution of this New Allocation Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance by the Agent.

8. Rights Under Warehouse Agreement. Upon the execution and delivery of this New Allocation Agreement by the New Lender and the Borrower and acceptance of this New Allocation Agreement by the Agent, from and after the Effective Date, (x) the New Lender shall be a party to the Warehouse Agreement and, to the extent of the portion of the Allocation provided by it, have the rights and obligations of a Lender under the Warehouse Agreement.

9. Allocations. Pursuant to clause (c)(ii) of Section 2.01 of the Warehouse Agreement, upon such acceptance of this New Allocation Agreement by the Agent, from and after the Effective Date, (A) the applicable Loan Amounts shall be increased by the amount of the additional Allocations agreed to be so provided, (B) the Loan Percentages of the respective Lenders in respect of the increased Allocations shall be proportionally adjusted and such adjustment shall be recorded in the Register and (C) at such time and in such manner as the Borrower and the Agent shall agree, the Lenders shall assign and assume outstanding Loans so as to cause the amounts of such Loans held by each Lender with a Loan Percentage in excess of zero to conform to its Loan Percentage of the Loans. The Borrower shall execute and deliver any additional Notes, other amendments or modifications to any Loan Document, and any other certificates, consents or legal opinions as the Agent may request.

10. Governing Law. THIS NEW ALLOCATION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

11. Notices. The address of the New Lender for purposes of Section 11.04 of the Warehouse Agreement is:

[	]
[	]
[	]
Attn: [	]
Tel: [	]
Fax: [	]

unless changed in accordance with the terms thereof.

12. Counterparts. This New Allocation Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this New Allocation Agreement to be executed on its behalf by its officer thereunto duly authorized, as of the date first above written.

[DESIGNATED LENDER] [NEW LENDER] [PARENT]
By:
Name:
Title:

BABCOCK & BROWN AIR ACQUISITION I LIMITED
By:
Name:
Title:

CONSENTED TO AND ACCEPTED BY:

CREDIT SUISSE, NEW YORK BRANCH, as Agent
By:
Name:
Title:
By:
Name:
Title:

EXHIBIT L

Form of Deferral Request

[DATE]

Credit Suisse, New York Branch, as Agent
Eleven Madison Avenue
5th Floor
New York, New York 10010
Attn: Mark Lengel

Re:	Deferral Request under Warehouse Loan Agreement

Ladies and Gentlemen:

We refer to the Warehouse Loan Agreement, dated as of November 7, 2007, among Babcock & Brown Air Acquisition I Limited, as Borrower, the Lenders from time to time a party thereto and Credit Suisse, New York Branch, as the Agent (as amended, supplemented or otherwise modified from time to time, the “Warehouse Agreement”). Capitalized terms used herein without definition have the meanings specified in the Warehouse Agreement.

In connection with the Borrower’s request for an Advance on [________], 200[_], related to the financing of one [manufacturer] [model] aircraft bearing manufacturer’s serial number [__] and [__] registration mark [__] (the “Aircraft”), and pursuant to Section 5.03 of the Warehouse Agreement, the Borrower hereby requests that the following condition[s] precedent ([each a] [the] “Deferred Condition”) be deferred by the date indicated next to [each of] the Deferred Condition[s]:

(a) the condition contained in Section 5.02[(__)] shall be satisfied on or before [__]*days after the Transfer Date;

[(b) the condition contained in Section 5.02[(__)] shall be satisfied on or before [__]*days after the Transfer Date;]

[(c) the condition contained in Section 5.02[(__)] shall be satisfied on or before [__]*days after the Transfer Date.]

The Borrower acknowledges that in the event the Borrower fails to satisfy [each] such Deferred Condition within the time indicated for [each] such Deferred Condition, then the Aircraft Value for such Aircraft shall be excluded from the Portfolio for purposes of calculating the Borrowing Base.

______________
*	In no event greater than 90 days.

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BABCOCK & BROWN AIR ACQUISITION I LIMITED, as Borrower
By:
Name:
Title:

Agreed and Accepted

CREDIT SUISSE, NEW YORK BRANCH, as Agent
By:
Name:
Title:
By:
Name:
Title:

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EXHIBIT M

Form of Qualifying Lender Certificate

[On Letterhead of [Lender]]

[DATE]

To:	The Directors

Babcock & Brown Air Acquisition I Limited (the “Borrower”).

Dear Sirs:

We refer to the Warehouse Loan Agreement, dated as of November 7, 2007, among the Borrower, the Lenders from time to time a party thereto and Credit Suisse, New York Branch, as the Agent (as amended, supplemented or otherwise modified from time to time, the “Agreement”). Capitalized terms used herein without definition have the meanings specified in the Agreement.

In order to provide you with sufficient assurance that you are entitled, as at the date of this letter, to pay interest on the Advances made by us pursuant to the Agreement without deduction for or on account of Irish tax, we hereby represent, warrant and undertake to you as follows:

(a) that on the date of the Agreement, we are beneficially entitled to the interest arising to us under the Agreement; and

(b) that on the date of the Agreement, we are a Qualifying Lender and we will inform you in writing upon receiving reasonable written request for such information from the Borrower.

For the purposes of this letter, “Qualifying Lender” means, in relation to a payment of interest on an Advance under this a Agreement, a Lender which is beneficially entitled to that interest and is: (SELECT ONE)

(a) the holder of a license for the time being in force granted under section 9 of the Irish Central Bank Act 1971 or an authorized credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required thereunder in relation to its intention to carry on banking business in Ireland provided in each case that it is carrying on a bona fide banking business in Ireland with which the interest payment is connected; or

(b)

(i) a body corporate that is resident for the purposes of tax in ________ (LIST COUNTRY), a member state of the European Communities (other than Ireland) or in a territory with which Ireland has concluded a Treaty

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(residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident); or

(ii) a US corporation, provided the US corporation is incorporated in the U.S., and subject to federal tax in the U.S. on its worldwide income; or

(iii) a U.S. LLC, provided the ultimate recipients of the interest are resident in and under the laws of a territory with which Ireland has a Treaty or resident in and under the laws of ________ (LIST COUNTRY), a member state of the European Communities (other than Ireland (residence for these purposes to be determined in accordance with the laws of the territory of which the Lender claims to be resident)) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes;

(iv) provided in each case at (i), (ii) or (iii), if the Lender is a company, it is not carrying on a trade or business in Ireland through an agency or branch with which the interest payment is connected; or

(c) a body corporate which is resident in Ireland for the purposes of Irish tax or which carries on a trade in Ireland through a branch or agency:

(i) which enters into any Advance in the ordinary course of a trade which includes the lending of money; and

(ii) in whose hands any interest payable is taken into account in computing the trading income of the company; and

(iii) (which has complied with all of the provisions of section 246(5)(a) of the Taxes Act, including making the appropriate notifications thereunder,

(d) a qualifying company within the meaning of section 110 of the Taxes Act; or

(e) an investment undertaking within the meaning of section 739B of the Taxes Acts.

Yours faithfully

For and on behalf of
[Lender]
[LIST ADDRESS]

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